UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934
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TEVA PHARMACEUTICAL INDUSTRIES LIMITED
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Notice of 2025 Annual Meeting of Shareholders & **Proxy Statement**

Teva Today

Teva is a different kind of global biopharmaceutical leader, one that operates across the full spectrum of innovation to reliably deliver medicines to patients worldwide. For over 120 years, Teva's commitment to bettering health has never wavered. Today, the Company's global network of capabilities enables its approximately 37,000 employees across 57 markets to advance health by developing medicines for the future while championing the production of generics and biologics. We are dedicated to addressing patients' needs, now and in the future. Moving forward together with science that treats, inspired by the people we serve.

A strong portfolio of innovative, generic, biosimilar and OTC medicines

48 | Manufacturing sites

21 | R&D sites

2024
Revenues in billions:
$16.5

57
markets

On track to deliver Pivot to Growth Strategy 2027 targets

~37,000
employees

Notice of 2025 Annual

Meeting of Shareholders

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Teva Pharmaceutical Industries Limited (“we,” “us,” “our,” “Teva” or the “Company”) will be conducted in a virtual format through an online meeting platform. For further information, see “Questions and Answers” below.

In addition, shareholders will consider Teva’s annual consolidated financial statements for the year ended December 31, 2024.

Teva encourages all of its shareholders to review its annual report (“Annual Report”) on Form 10-K for the year ended December 31, 2024.

Only holders of ordinary shares (or American Depositary Shares representing such ordinary shares) of record at the close of business on April 14, 2025, will be entitled to vote at the Annual Meeting. Two holders of ordinary shares who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares, shall constitute a legal quorum. Should no legal quorum be present one-half hour after the scheduled time, the Annual Meeting shall be adjourned to one week from that day, at the same time and format.

By Order of the Board of Directors,

Dov Bergwerk

Senior Vice President, Company Secretary

April 9, 2025

Agenda

1. Election of Directors;

2.  Advisory Vote on Compensation of Named Executive Officers;

3.  Approval of Teva’s Amended Compensation Policy;

4.  Approval of an Amendment to the Terms of Office and Employment of Teva’s President and Chief Executive Officer;

5.  Approval of an Amendment to Director Compensation;

6.  Appointment of Independent Registered Public Accounting Firm

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 5, 2025

The accompanying Proxy Statement and our Annual Report are available at www.tevapharm.com/2025proxymaterials. We expect the proxy materials to be mailed and/or made available on or before April 14, 2025.

Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Dear Valued Shareholder,

Teva had a remarkable year in 2024, advancing our Pivot to Growth strategy to enhance shareholder value, create a greater impact for patients and expand access to our therapies. As a Board, we are committed to guiding growth responsibly and representing your interests as we build long-term value for your investment in Teva.

Executing Our Pivot to Growth Strategy

The Board of Directors remains focused on working closely with the management team to continue positioning the Company for sustainable growth. In 2024, together with our leadership team, we continued to deliver on the four key pillars of Teva’s Pivot to Growth strategy:

Delivering on our growth engines: We achieved strong performance across our innovative portfolio: AUSTEDO® revenues were up 34%, UZEDY® revenues in the U.S. in 2024 were $117 million and AJOVY® saw a 18% increase compared to the prior year. Additionally, we expanded AJOVY® availability, launching it in most European and several international markets.

Stepping-up innovation: We have been building a strong pipeline, which is now beginning to yield results with key milestones and data points on the horizon. In 2024, we demonstrated Phase 3 target injections without any PDSS in our olanzapine LAI study and presented positive Phase 2b results from our duvakitug (anti-TL1A) study.

Sustaining our generics medicines powerhouse: We continue to optimize our generics business, focusing on high-value generics and building on a strong pipeline of biosimilars across all regions.

Focusing our business: We have implemented disciplined cost management and capital allocation

Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

strategies to reduce debt while investing in our growth engines and R&D. These initiatives are part of our continued efforts to position the Company for long-term profitability and sustainable growth.

Growth Strategy Overseen by Highly Qualified Board

The Board remains committed to robust director refreshment, ensuring we have a diverse range of professional skills and experiences to effectively oversee our strategy and evolving market position in the pharmaceutical industry. In December 2024, we welcomed to the Board Chen Lichtenstein, who brings over 25 years of experience in executive leadership roles, along with valuable expertise in finance, global operations, transactions, integration, and risk management.

Alongside Chen, we are pleased that Amir Elstein, Roberto A. Mignone, Dr. Tal Zaks and Dr. Perry D. Nisen have agreed to stand for reelection. We believe their diverse backgrounds, qualifications, experiences and skills will continue to drive our efforts in delivering long-term shareholder growth.

Supporting Our People and Building a Healthy Future

We are grateful for the dedication of our people, who drive our mission forward and uphold our culture and values. We also remain deeply committed to supporting our colleagues and their families in Israel as they navigate the challenges arising from the ongoing state of war.

The Board has continued to prioritize oversight of our human capital management programs to strengthen our talent retention and development efforts to ensure we have best talent to continue advancing innovation efforts and better health outcomes for all.

Teva is committed to promoting healthy people, a healthy planet, and a healthy business. And we implement this commitment by accelerating drug development process through artificial intelligence (AI) and advanced analytics, harnessing data to identify new therapies more efficiently, reduce time getting medicine to patients and improve treatment monitoring for better results. The Board provides strategic oversight of AI initiatives, ensuring their alignment with our strategic priorities and ethical standards throughout the full cycle of the drug development process. Our commitment to utilizing advanced AI technologies to improve patient outcomes and accelerate the drug development process, can be exemplified by our collaboration with, a leading AI biotech company specializing in mapping the human immune system. This partnership focuses on enhancing clinical decision-making in immunology, and immuno-oncology trials. We aim to better understand drug mechanisms of action, optimize dose selection, and conduct biomarker analysis in clinical trials.

Looking Ahead to 2025

We are highly optimistic about Teva’s future. In the year ahead, we expect continued progress in our innovative product portfolio, the expansion of our high-value, complex generics business, the advancement of our biosimilar pipeline, and the achievement of key clinical milestones for our late-stage pipeline assets.

Your continued support strengthens our commitment to innovation, excellence, and patient care. On behalf of the entire Board, thank you for your continued confidence in Teva.

Sincerely,

Dr. Sol J. Barer

Chairman of the Board of Directors

April 9, 2025

Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Risks that could cause actual results to differ from those expressed or implied in such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the section captioned “Risk Factors”, “Forward-Looking Statements,” and other documents we may subsequently file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 Proxy Summary

This summary highlights information that is relevant to certain proposals being voted on at the Annual Meeting. Additional discussion of these proposals is contained elsewhere in this proxy statement, which we encourage you to review in its entirety.

Annual Meeting Overview

Date & Time Thursday, June 5, 2025, at 4:00 p.m., Israel time / 9:00 a.m., Eastern time	Virtual Meeting The 2025 Annual Meeting of Shareholders of Teva Pharmaceutical Industries will be conducted in a virtual format through an online meeting platform	Record Date April 14, 2025	Accessibility For an accessible version of this Proxy Statement, please visit www.tevapharm/ 2025proxymaterials

Voting Matters

Items of Business		Board recommendation	Page reference

1	To appoint the following persons to Teva’s Board of Directors: Chen Lichtenstein to serve as a director until Teva’s 2027 annual meeting of shareholders, and Amir Elstein, Roberto A. Mignone, Dr. Perry Nisen and Dr. Tal Zaks to serve as directors until Teva’s 2028 annual meeting of shareholders.	FOR	11

2	To approve, on a non-binding advisory basis, the compensation for Teva’s named executive officers.	FOR	94

3	To approve Teva’s Amended Compensation Policy, substantially in the form attached as Appendix A to the Proxy Statement.	FOR	95

4	To approve an amendment to the terms of office and employment of Teva’s President and Chief Executive Officer.	FOR	97

5	5.a – To approve an amendment to the compensation to be provided to Teva’s non-employee Directors.	FOR	104
	5.b – To approve an amendment to the compensation to be provided to Teva’s non-executive Chairman of the Board.

6	To appoint Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as Teva’s independent registered public accounting firm until Teva’s 2026 annual meeting of shareholders.	FOR	108

1 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Our Pivot to Growth Strategy is Delivering

In 2024, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, which we announced in May 2023.

•

On the first pillar, delivering on our growth engines, we continued to show strong performance of our key innovative products, mainly AUSTEDO, AJOVY, and UZEDY, as well as on our late-stage pipeline of biosimilars, with the launches of SIMLANDI® (adalimumab-ryvk) injection and the recently launched SELARSDITM (ustekinumab-aekn) injection, and the progress we made on our proposed biosimilars to Prolia®, Simponi® and Simponi Aria®, and Eylea® which were submitted for regulatory review in the U.S. and the EU;

•

On the second pillar, stepping up innovation through delivering on our late-stage innovative pipeline, we have been accelerating the development of certain key pipeline assets, including the recent positive Phase 2b results for duvakitug (anti-TL1A), and expect a number of milestones and data points for olanzapine LAI and DARI (Dual-action Asthma Rescue Inhaler, ICS/SABA) in the near future;

•

On the third pillar, sustaining our generic medicines powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint, we continued to optimize our generics business and build a strong pipeline of biosimilars, with several successful launches of high-value complex generics in 2024; and

•

Lastly, on our fourth pillar, focusing our business by optimizing our portfolio and global manufacturing footprint, this will enable strategic capital deployment to accelerate our growth engines and reorganize certain of our business units to a more optimal structure. We continued our efforts on capital allocation and disciplined cost management by focusing on debt repayment, and optimizing our working capital management.

2 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

(1)	For a reconciliation of non-GAAP EPS to GAAP EPS, see Appendix A hereto.
(2)

Free cash flow includes cash flow from operating activities, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets, net of cash used for capital investment. For a reconciliation of free cash flow to cash flow from operating activities, see Appendix A hereto.

3 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Key Products and Pipeline Updates

Full Year 2024 Strong Performance and Revenue Growth

(*) Teva API revenues increase reflects a reallocation of an immaterial business within our other activities, in line with our intention to divest our API business.

% growth in local currency, all compared to 2023.

AUSTEDO

(deutetrabenazine) tablets continued strong growth in the U.S. with revenues in 2024 increasing by 34% compared to 2023; launched in China and Israel in 2021 and in Brazil in 2022.

AUSTEDO XR

(deutetrabenazine) extended-
release tablets was approved by the
FDA in February 2023, and became commercially available in the U.S.
in May 2023. In July 2024, the FDA approved the 18mg dosage for AUSTEDO XR, making it a one pill, once-daily option for all available doses.

AJOVY

(fremanezumab-vfrm) injection: continued growth in all regions; 29.6% U.S. market share in terms of prescriptions in 2024; by the end of 2024, launched in most European countries and in certain countries in our International Markets, such as Canada, Japan, Australia, Israel, South Korea, Brazil and others.

UZEDY

(risperidone) extended-release
injectable suspension was approved by the FDA in April 2023 for the treatment of schizophrenia in adults and launched in the U.S. in May 2023; UZEDY is a subcutaneous, long-acting formulation of risperidone. UZEDY revenues in the U.S. in 2024 were $117 million.

Generics Business

We are one of the leading generic pharmaceutical companies in the U.S. and continue to maintain our top-three leadership position in many countries, including some key European markets; continued optimizing our global generics portfolio, with a focus on high-value generics; 2024 revenues in all of our reporting segments increased in local currency terms, compared to 2023.

Biosimilars

Building on a robust biosimilar pipeline across all regions, including 18 programs, of which six are in-house and 12 programs are in collaboration with strategic partners; ten programs have the potential to launch by 2025—2027.

Late-stage Pipeline

Olanzapine LAI (TEV-’749)

Potential to be the first long-acting injectable olanzapine with favorable safety profile; in November 2023, we entered into a funding agreement with Royalty Pharma plc. to further accelerate the clinical research program for olanzapine LAI. in May 2024, we announced that the Phase 3 efficacy, safety and tolerability study met its primary endpoints, with no new safety signals identified and no PDSS events reported.

DARI (ICS/SABA, TEV-’248)

Currently in Phase 3 trial; potential
to be first ICS/SABA for adult and pediatric indications; on April 1, 2024, we announced that we entered into a clinical collaboration agreement with Launch Therapeutics, Inc., and into a development funding agreement with Abingworth, to further accelerate the development of ICS-SABA (TEV-’248).

Duvakitug (Anti-TL1A)

Potential to be best-in-class for proven TL1 mechanism in ulcerative colitis and Crohn’s disease; in November 2024, we announced together with Sanofi that the Phase 2b study met its primary endpoints. Phase 3 program is anticipated to start in the second half of 2025.

4 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

2025 Board of Directors

The following table sets forth information regarding the directors and director nominees of Teva, as of April 1, 2025:

(1)	Mr. Francis term ends contemporaneously with his term as President and CEO.
(2)	Chen Lichtenstein was appointed effective December 2024 by the Board to serve as a director until the Annual Meeting, where his nomination will be presented to shareholders for approval.

5 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Board of Directors Overview

Our Board of Directors (the “Board of Directors” or the “Board”) continually evaluates Teva’s corporate governance policies and practices, focusing on ensuring effective oversight of Teva’s business and management. We have established a strong and effective framework to monitor the risks of our business.

(*) As of the date of this Proxy Statement, and subject to the approval of shareholders of Proposal 1.
• 11 out of 12 directors are independent • All members of our committees are independent • 33% of directors are female	• Board refreshment and succession planning—five new directors appointed over the last five years • Annual Board and committees evaluation process

6 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Board Oversight of Risk

Full Board

Full Board and individual Committees focus on understanding and assessing Company risks

Board reviews risk management policies of our operations and business strategy, and Board committees review risk in their areas of expertise

The Audit Committee

The Audit Committee assists the Board with our financial reporting, independent auditors, internal controls, internal audit function, risk assessment and risk management as well as cybersecurity risks, processes and procedures

The Compliance Committee

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding sustainability matters and our culture of integrity and also reviews policies and practices that may seriously impact our reputation

The Finance and Investment Committee

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions

The Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “HR and Compensation Committee”) oversees compensation, retention, succession and other human resources-related issues and risks

The Science and Technology Committee The Science and Technology Committee oversees risks relating to our intellectual property, technology and research and development activities	The Corporate Governance and Nominating Committee The Corporate Governance and Nominating Committee oversees risks relating to governance policies and initiatives

7 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Corporate Governance Highlights

Director Alignment with
Shareholder Interests

•  In 2024, the Board of Directors held 7 meetings with an attendance rate of 100%

•  Director stock ownership guidelines require stock ownership of five times the annual cash fee (excluding committee fees) paid to directors, which must be achieved within a certain timeframe. Subject to the approval of Proposal 5, our director stock ownership guidelines will require stock ownership of seven times the annual cash fee (excluding committees fees) paid to directors

Shareholder Engagement

•  Active shareholder engagement efforts, led by our Chairman of the Board in late 2024 and early 2025

•  We invited shareholders to share their views regarding our executive compensation program as well as potential compensation arrangements tied to our Pivot to Growth strategy, our human capital management and sustainable growth strategy

Our Sustainability Priorities and Accomplishments

•  In 2024, we continued to execute our sustainability strategy, “Healthy Future.”

•  In 2024, we completed our first double materiality assessment undertaken with reference to the EU Corporate Sustainability Reporting Directive (“CSRD”).

•  In 2024, we developed and approved our first Corporate Sustainability Unit charter, which formalizes Teva’s Corporate Sustainability unit’s mission, objectives, responsibilities, governance and organization.

•  In April 2024, Teva exercised its extension option under the Sustainability-Linked Revolving Credit Facility (“RCF”) to extend the maturity date to April 2027, thereby ensuring Teva’s ongoing commitment to supporting health equity and access in low-and-middle-income countries (“LMIC”).

•  In 2024, we made strong progress on the KPIs of Teva’s Sustainability-Linked Bond (“SLB”), positioning Teva to achieve its targets by the end of the 2025 observation date for health equity and access, and greenhouse gas (“GHG”) emission reductions. Some of the KPIs surpassed the target a year ahead of schedule.

•  In 2024, Teva was recognized by the TIME media group as one of the world’s 500 most sustainable companies. Teva was included in the top third of the list.

•  Our 2024 “Healthy Future” sustainability report (expected to be published in May 2025) will outline our 2024 progress in each of our priority areas, while our “Healthy Future Disclosures” report will include our actions and performance across a broader range of sustainability topics relevant to our business. We seek to continue and align our sustainability reporting with relevant Global Reporting Initiative (“GRI”) and Sustainability Accounting Standards Board (“SASB”) standards and the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework.

•  In 2024, we further continued to tie executive compensation to sustainability goals; 25% of the annual cash bonus is based on individual performance against pre-established goals. As part of this component, there were goals tied to sustainability for all of our executives; goals were related to our sustainability strategy and delivering on our SLB and external commitments.

8 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

Continuing to Reduce our Net Debt

As of December 31, 2024, our total debt was $17,783 million, compared to $19,833 million as of December 31, 2023. As of December 31, 2024, our net debt was $14.5 billion compared to $16.6 billion as of December 31, 2023. In the past seven years, we have reduced our net debt by more than $19 billion.

2024 Target Pay Mix

9 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

2025 PROXY SUMMARY

What we do

Shareholder Engagement

We reach out to shareholders to understand and address their perceptions and views regarding our executive compensation program.

Shareholder-Approved Compensation Policy

We must generally comply with the provisions of our shareholder-approved Compensation Policy in all decisions in connection with executive compensation.

Majority Variable Pay

The majority of total executive compensation is variable and at-risk, and a meaningful percentage is performance-based.

Balance Short- and Long-Term Compensation

The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.

Multiple Performance Metrics in Incentive Programs

We use multiple performance metrics in our incentive plans to capture our performance from different perspectives, providing a more complete picture.

Equity for Long-Term Incentives

We grant both PSUs that generally have a three-year performance period and RSUs that vest over four years to motivate long-term performance, align the interests of executive officers and shareholders and provide an incentive for retention.

Independent Compensation Consultant

Our HR and Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in Committee decision-making.

Peer Data

We review compensation benchmark data from peer companies whose industry, revenues, and global footprint share similarities with Teva.

Stock Ownership Guidelines

We maintain guidelines for executive officers and directors to maintain meaningful levels of stock ownership to align their interests with shareholders.

Clawback

We maintain robust clawback policies compliant with SEC and NYSE rules and Israeli law to recoup cash and equity-based incentives paid to executive officers based on erroneously prepared financial statements or other misconduct.

Risk Assessment

We conduct an annual risk assessment of our compensation program.

Cap Bonus, Equity Grant Fair Values and PSU Payouts

We cap annual cash incentive payouts, annual equity grant date fair values at target, and the number of PSUs that may be earned under an award, pursuant to the Compensation Policy.

Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding equity awards will vest only if there is both a change-in-control and a termination of employment (a “double trigger”). A change-in-control alone will not trigger vesting.

What we don’t do

No Dividends on Unearned Awards

Under our equity plan, we do not pay dividends or dividend equivalents on shares that a participant has not yet earned or that have not vested.

No Hedging or Pledging of Company Securities

We prohibit executive officers and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.

No Repricing of Underwater Stock Options

Our equity plan does not permit the repricing of stock options where the strike price exceeds the then-current fair market value without shareholder approval.

No Excise Tax Gross-Ups

We do not provide excise tax gross-ups in employment agreements.

No Guaranteed Bonuses

We do not provide guaranteed performance bonuses to our executive officers.

No Backdating or Discounting Stock Options

We do not backdate stock options or provide discounted stock options.

10 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Proposal 1:

Election of Directors

The election of highly qualified directors is fundamental to the Board’s successful oversight of Teva’s strategy and risks. We seek directors who add diverse perspectives, possess a variety of skills and provide global pharmaceutical experience and other qualifications. All of our Board members have substantial experience and expertise that is relevant to our core operations and growth opportunities including scientific expertise and policy-making experience involving issues affecting business, government, finance, healthcare, academia and technology. Additional areas of expertise include financial services, international / global experience, accounting and auditing, corporate strategy, supply chain management and stakeholder engagement. The Board believes that Teva’s directors should ultimately be selected based on wide-ranging experiences, skills, knowledge, insight and backgrounds, consistent with applicable law. Additionally, our Board also considers our unique position as an Israeli company with shares listed on both the New York Stock Exchange and the Tel Aviv Stock Exchange, and maintains a meaningful representation of Israeli directors. Being familiar with Teva’s history and legacy enables the directors serving on our Board to make decisions that honor our past while guiding the Company towards future growth and innovation. The process of selecting directors is based on objective criteria without discrimination and focuses on a candidate’s ability to successfully perform as a director. A Board with a range of views, skills and expertise enhances decision-making, which is beneficial to the Company’s success in the interests of generating value for all Teva’s stakeholders. As part of our ongoing refreshment process, we regularly review the mix of skills and experience of current directors and assess the performance of the Board and the Board’s Committees.

Currently, and subject to the approval by shareholders of this Proposal 1, the average tenure of our directors is 6.86 years of service, the average age is 63 and we have four female directors out of 12 members serving on our Board of Directors.

Dr. Barer, our Chairman of the Board, is an independent director under NYSE regulations. Richard D. Francis, our President and Chief Executive Officer (the “President and CEO”) serves on the Board, which facilitates collaboration between the Board of Directors and management. Corporate governance remains a high priority; therefore, we continue to evaluate the size, composition and average tenure of directors on the Board to ensure that it maintains dynamic and exceptionally qualified leadership.

Our directors are generally elected in three classes for terms of approximately three years. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over their service on the Board of Directors. This structure helps ensure a balanced mix of experienced and new directors, providing both stability and continuity.

Additionally, having directors serve three-year terms allows for a focus on long-term strategic planning. This promotes deeper engagement and a greater sense of commitment, ultimately supporting the company’s ability to navigate challenges and drive sustainable growth. We continually review our Board structure, considering market trends and shareholder feedback, and believe that our current approach remains suitable at this time.

Following the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors recommends that shareholders approve the appointment of Chen Lichtenstein to serve as a director until Teva’s 2027 annual meeting of shareholders, and Amir Elstein, Roberto A. Mignone, Dr. Perry Nisen and Dr. Tal Zaks to serve as directors until our 2028 annual meeting of shareholders, to maintain as equal as possible classes of directors per each term. All nominees are currently members of the Board of Directors and qualify as independent directors under NYSE regulations.

11 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with the Israeli Companies law, 5759-1999 (as amended from time to time, the “Israeli Companies Law”), all nominees for election as directors at the Annual Meeting have declared in writing that they possess the requisite skills and expertise, as well as sufficient time, to perform their duties as directors.

12 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

2025 Board of Directors

The following table sets forth information regarding the directors and director nominees of Teva, as of April 1, 2025:

(1)	Mr. Francis term ends contemporaneously with his term as President and CEO.
(2)	Chen Lichtenstein was appointed effective December 2024 by the Board to serve as a director until the Annual Meeting, where his nomination will be presented to shareholders for approval.

13 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Persons Being Considered for Election at the Annual Meeting

Independent Director Director Since: 2024 Age: 57 Committees: • Audit • Finance and Investment	Chen Lichtenstein

Mr. Lichtenstein joined the Board of Directors in December 2024. Mr. Lichtenstein served from 2020 to 2023 as the Chief Financial Officer, also responsible for strategy, integration and productivity of Syngenta Group Ltd. Prior to that, from 2014 to 2020, he served as the President and Chief Executive Officer of ADAMA Ltd. (formerly known as ‘Makhteshim Agan Industries Ltd.,’ now a member of Syngenta Group). From 2013 to 2014, Mr. Lichtenstein served as the President and Chief Executive Officer of China National Agrochemical Corporation (CNAC), ChemChina strategic business division, the parent company of Syngenta Group. From 2006 to 2013, Mr. Lichtenstein served as the Deputy Chief Executive Officer, Head of Global Operations and held various other roles within Makhteshim Agan Industries Ltd. Prior to that, from 1999 to 2006, Mr. Lichtenstein held various executive roles at the New York and London offices of Goldman Sachs Group Inc., including as an Executive Director in the Investment Banking division. Mr. Lichtenstein holds a Ph.D. in Business Administration from the Graduate School of Business, and a J.S.D. from the School of Law at Stanford University, a B.Sc. in Physics from the Faculty of Mathematics and Natural Sciences, summa cum laude, and an LL.B. from the Faculty of Law, cum laude, at the Hebrew University of Jerusalem.

Qualifications:

With over 25 years of experience in executive leadership positions and a proven track record in strategic leadership and financial management of global public companies, Mr. Lichtenstein provides the Board with management and finance expertise, and global operations, transactions, integration and risk management experience with respect to large complex organizations.

Other Affiliations: • Director, Israel Democracy Institute (2016–present) • Trustee, Tel Aviv University (2019–present)

Independent Director Director Since: 2009 Age: 69 Committees: • Corporate Governance and Nominating (Chair) • Audit • Finance and Investment	Amir Elstein

Mr. Elstein rejoined the Board of Directors in 2009. Mr. Elstein also serves as Chairman or as a member of the board of directors of several academic, scientific, educational, social and cultural institutions. Mr. Elstein served as Chairman of the Board of Governors of the Jerusalem College of Engineering from 2009 to 2018 and as Chairman of the Board of Directors of Israel Corporation from 2010 to 2013. Prior to joining Teva as an executive in 2004, Mr. Elstein held a number of executive positions at Intel Corporation, most recently as General Manager of Intel Electronics Ltd., an Israeli subsidiary of Intel Corporation. Mr. Elstein received a B.Sc. in physics and mathematics from the Hebrew University in Jerusalem, an M.Sc. in solid state physics from the Hebrew University and a diploma in senior business management from the Hebrew University.

Qualifications:

With many years in leadership, extensive roles in various international corporations, including his experience as chairman of international public companies and his service as an executive officer in global Israeli companies, Mr. Elstein provides the Board with global leadership, business management and pharmaceutical expertise.

	Other Current Public Boards: • Chairman, Tower Semiconductor Ltd. (2009–present)	Other Affiliations: • Chairman, Israel Democracy Institute (2012–present)

14 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Director Since: 2017 Age: 53 Committees: • Finance and Investment (Chair) • Audit • Corporate Governance and Nominating	Roberto A. Mignone

Mr. Mignone joined the Board of Directors in 2017. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, a multi-billion-dollar investment management firm founded in 2000 and specializing in long-term equity strategies. Since inception, Bridger Management has focused on the healthcare sector and has developed considerable research expertise in support of its investments. In addition to healthcare, Bridger Management invests in global consumer, technology and financial services companies. Prior to Bridger Management, Mr. Mignone co-founded and served as a partner of Blue Ridge Capital LLC from 1996 to 2000, an investment management firm specialized in health care, technology, media, telecommunications and financial services. Mr. Mignone serves as a co-Vice Chairman and member of the Finance Committee and Nominating Committee of the New York University Langone Medical Center. He received a Bachelor of Arts degree in Classics from Harvard College and an M.B.A. from Harvard Business School.

Qualifications:

With his long career as a global investment professional focused on healthcare, Mr. Mignone provides the Board with finance and management expertise with respect to large, complex pharmaceutical organizations.

Other Current Public Boards: • Guardant Health Inc. (2024–present)

Independent Director Director Since: 2017 Age: 69 Committees: • Science and Technology (Chair) • Compliance • Human Resources and Compensation	Dr. Perry D. Nisen

Dr. Nisen joined the Board of Directors in 2017. In July 2021, he became Chief Executive Officer of Quanta Therapeutics Inc., a privately held biotechnology company. In 2018, he joined Soffinova Investments as Executive Partner, Private Equity and transitioned in January 2021 to a consultant role. From 2014 to 2017, Dr. Nisen served as Chief Executive Officer and the Donald Bren Chief Executive Chair of Sanford Burnham Prebys Medical Discovery Institute. From 2004 to 2014, Dr. Nisen held various roles at GlaxoSmithKline, most recently as Senior Vice President, Science and Innovation. From 1997 to 2004, Dr. Nisen served as Divisional Vice President, Global Oncology Development, and as Divisional Vice President, Cancer Research, at Abbott Laboratories. Previously, he was the Lowe Foundation Professor of Neuro-Oncology at the University of Texas Southwestern Medical Center. He received a B.S. from Stanford University, a Master’s degree in molecular biology, and an M.D. and PhD from Albert Einstein College of Medicine.

Qualifications:

With extensive experience in medical research and development and management positions in leading pharmaceutical companies, Dr. Nisen provides a unique perspective on business and R&D activities.

Past Public Boards: • Director, Mirna Therapeutics Inc. (2016–2017)

15 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Director Since: 2018 Age: 59 Committees: • Audit • Finance and Investment • Science and Technology	Dr. Tal Zaks

Dr. Zaks joined the Board of Directors in 2021. Dr. Zaks, M.D., Ph.D., is a partner at OrbiMed Advisors LLC since November 2021, and during 2024 served as the interim CEO of Exsilio. From 2015 to September 2021, he served as Chief Medical Officer of Moderna, Inc. From 2010 to 2015, he held senior development positions at Sanofi, including Senior Vice President and Head of Global Oncology. From 2008 to 2010, he served as Vice President of Clinical Research, Oncology at Cephalon. From 2004 to 2008, he served as Director, Clinical Development and Translational Medicine at GlaxoSmithKline. From 1996-1999, he was a Postdoctoral Fellow at the National Cancer Institute. Dr. Zaks has also served as an adjunct Associate Professor of Medicine at the University of Pennsylvania since 2004 and as an adjunct Associate Professor of Medicine at Tufts Medical Center since 2017. Dr. Zaks received his M.D. and Ph.D. from Ben Gurion University in Israel, conducted post-doctoral research at the U.S. National Institutes of Health and completed clinical training in internal medicine at Temple University Hospital, followed by a fellowship in medical oncology at the University of Pennsylvania. He has also been awarded Ph.D. honoris causa from Bar-Ilan University.

Qualifications:

With a unique combination of medical training, broad academic knowledge and executive experience in the biopharmaceutical industry, Dr. Zaks’s insights and experience in biopharmaceutical development, through his executive and non-executive roles, provide the Board with a broad scientific perspective and understanding of pharmaceutical product development, science and technology.

Past Public Boards: • Director, Adaptimmune Therapeutics plc. (2016–2023)

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PROPOSAL 1: ELECTION OF DIRECTORS

Continuing Directors

Chairman of the Board Independent Director Director Since: 2015 Age: 77 Committees: • None	Dr. Sol J. Barer

Dr. Barer became Chairman of the Board of Directors in 2017, after joining Teva’s Board of Directors in January 2015. Dr. Barer is Managing Partner at SJ Barer Consulting. He also serves as an advisor to the Israel Biotech Fund. From 1987 to 2011, he served in top leadership roles at Celgene Corporation, including as Executive Chairman from 2010 to 2011, Chairman and CEO from 2007 to 2010, CEO from 2006 to 2010, President and Chief Operating Officer from 1994 to 2006 and President from 1993 to 1994. Prior to that, he was a founder of the biotechnology group at the chemical company Celanese Corporation, which was later spun off as Celgene. Dr. Barer is Founding Chair of the Center for Innovation and Discovery at the Hackensack Meridian Medical School. He received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York.

Qualifications:

With his long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, Dr. Barer provides broad and experienced knowledge of complex global pharmaceutical business and industry and global regulatory regimes, as well as extensive scientific expertise.

Past Public Boards:

•  Chairman, NexImmune, Inc. (2019–2024)

•  Lead Independent Director, Contrafect (2011–2023)

•  Cerecor, Inc. (formerly Aevi Genomic Medicine, Inc.) (2020–2021)

•  Chairman, Edge Therapeutics (2013–2019)

•  Aegerion Pharmaceuticals (2011–2016)

•  Amicus Therapeutics (2009–2017)

•  Chairman, InspireMD (2011–2017)

Director and President and Chief Executive Officer Director Since: 2023 Age: 56 Committees: • None	Richard D. Francis

Mr. Francis became Teva’s President and Chief Executive Officer and a member of the Board of Directors in January 2023. Prior to joining Teva, Mr. Francis served as the Chief Executive Officer of Purespring Therapeutics, a pioneering gene therapy company focused on transforming the treatment of kidney diseases, from 2021 to 2022, and as the Chief Executive Officer of Forcefield Therapeutics, a pioneer of best-in-class therapeutics to protect heart function, from 2021 to 2022. He also served as an operating partner for Syncona Investment Management Limited since 2021. From 2014 to 2019, Mr. Francis served as Chief Executive Officer of Sandoz and a member of the executive team of Novartis. Prior to his role at Sandoz, Mr. Francis was a senior executive at Biogen for 13 years, where he held a number of senior roles, including leading Biogen’s U.S. business. He holds a Bachelor of Arts in Economics from The Manchester Metropolitan University.

Qualifications:

With over two and a half decades of leadership positions in various pharmaceutical companies and a proven track-record in the pharmaceutical, biotech and generics sectors, Mr. Francis provides an entrepreneurial, pragmatic and unique global perspective on the healthcare and pharmaceutical industries.

Other Current Public Boards: • Mettler-Toledo International Inc. (2016–present)

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PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Director Since: 2015 Age: 65 Committees: • Human Resources and Compensation (Chair) • Science and Technology	Rosemary A. Crane

Ms. Crane joined the Board of Directors in 2015. Ms. Crane served as President and Chief Executive Officer of MELA Sciences, Inc. from 2013 to 2014. Ms. Crane was Head of Commercialization and a partner at Appletree Partners from 2011 to 2013. From 2008 to 2011, she served as President and Chief Executive Officer of Epocrates Inc. Ms. Crane served in various senior executive positions at Johnson & Johnson from 2002 to 2008, including as Group Chairman, OTC & Nutritional Group from 2006 to 2008, as Group Chairman, Consumer, Specialty Pharmaceuticals and Nutritionals from 2004 to 2006, and as Executive Vice President of Global Marketing for the Pharmaceutical Group from 2002 to 2004. Prior to that, she held various positions at Bristol-Myers Squibb from 1982 to 2002, including as President of U.S. Primary Care from 2000 to 2002 and as President of Global Marketing and Consumer Products from 1998 to 2000. Ms. Crane received a B.A. in communications and English from the State University of New York and an M.B.A. from Kent State University.

Qualifications:

With over 30 years of experience in commercialization and business operations, primarily in the pharmaceutical and healthcare industries, and more than 25 years of therapeutic and consumer drug launch expertise, Ms. Crane provides broad experience and knowledge of the global pharmaceutical business and industry.

	Other Current Public Boards: • Certara, Inc. (2022–present)	Past Public Boards: • Tarsus Pharmaceuticals (2021–2025) • Catalent Pharma Solutions, Inc. (2018–2023) • Vice Chairman, Zealand Pharma A/S (2015 –2019) • Edge Therapeutics (2017–2019)

Independent Director Director Since: 2015 Age: 78 Committees: • Audit (Chair) • Human Resources and Compensation • Finance and Investment	Gerald M. Lieberman

Mr. Lieberman joined the Board of Directors in 2015. Mr. Lieberman is currently a special advisor at Reverence Capital Partners, a private investment firm focused on the middle-market financial services industry. From 2000 to 2009, Mr. Lieberman was an executive at AllianceBernstein L.P., where he served as President and Chief Operating Officer from 2004 to 2009, as Chief Operating Officer from 2003 to 2004 and as Executive Vice President, Finance and Operations from 2000 to 2003. From 1998 to 2000, he served as Senior Vice President, Finance and Administration at Sanford C. Bernstein & Co., Inc., until it was acquired by Alliance Capital in 2000, forming AllianceBernstein L.P. Prior to that, he served in various executive positions at Fidelity Investments and at Citicorp. Prior to joining Citicorp, he was a certified public accountant with Arthur Andersen. Mr. Lieberman received a B.S. Beta Gamma Sigma with honors in business from the University of Connecticut.

Qualifications:

With his many years of experience as an executive in leading financial services companies and capital markets, including his knowledge and experience in human capital development, succession planning and compensation, Mr. Lieberman provides finance, risk management, operating and human capital expertise for large, complex organizations.

	Other Current Public Boards: • Chairman, EnteraBio Ltd. (2018–present)	Past Public Boards: • Forest Laboratories, LLC (2011–2014) • Computershare Ltd. (2010–2012) • AllianceBernstein L.P. (2004–2009)

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PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Director Since: 2018 Age: 53 Committees: • Science and Technology • Compliance • Corporate Governance and Nominating	Prof. Ronit Satchi-Fainaro

Prof. Satchi-Fainaro joined the Board of Directors in 2018. Prof. Satchi-Fainaro is a Full Professor at Tel Aviv University, where she has served as Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015. In 2003, she was appointed Instructor in Surgery at Boston Children’s Hospital and Harvard Medical School, where she has been a Visiting Professor since 2005. Prof. Satchi-Fainaro also serves as a consultant to several biotech and pharmaceutical companies, She is also a member of several editorial boards of scientific journals. Prof. Satchi-Fainaro received a B.Pharm. from the Hebrew University in Jerusalem in 1995 and a Ph.D. in Polymer Chemistry and Cancer Nanomedicine from the University of London in 1999. She spent two years as a postdoctoral research fellow on biochemistry and protein delivery at Tel Aviv University and two years as a postdoctoral research fellow on vascular and cancer biology at Harvard University and in Boston Children’s Hospital.

Qualifications:

With extensive experience in clinical medicine and multidisciplinary research, Prof. Satchi-Fainaro provides the Board with in-depth knowledge of medicine and science, combined with an expertise in the pharmaceutical industry and experience in academia.

Other Affiliations

•  Member of the scientific advisory board of the Blavatnik Center for Drug Discovery, The Israel Cancer Association and Vall d’Hebron University Hospital Foundation— Research Institute.

• Member of the CAS Life Sciences Advisory Board, a division of the American Chemical Society (2023–present)

Independent Director Director Since: 2023 Age: 65 Committees: • Compliance • Science and Technology	Prof. Varda Shalev

Prof. Varda Shalev joined the Board of Directors in September 2023. Prof. Shalev has been a Managing Partner at Team8 Health since 2022. She also serves as a Full Professor of Epidemiology at the Tel Aviv University School of Public Health. In the past two decades, Prof. Shalev served in various senior executive roles at Maccabi Health Services, including most recently until 2020 as Head of the Research and Innovation Institute. From 2020 to 2024, Prof. Shalev served as a Co-Founder and Advisory Board Member at Alike. Health. Prof. Shalev received her M.D. from the School of Medicine at Ben-Gurion University of the Negev, a Master of Public Health Administration from Clark University in the United States, and completed her post-doctoral fellowship in Medical Informatics at Johns Hopkins University.

Qualifications:

With over 30 years of hands-on experience in primary care, epidemiology, medical informatics, digital health investing, and medical research, Prof. Varda Shalev brings unique insights, expertise, and experience in healthcare technologies and innovation to the Board.

	Other Current Public Boards: • BATM Advanced Communications Ltd. (2018-present)	Past Public Boards: • Pluristem Therapeutics, Inc. (2021–2023) • Novolog Pharma Up 1996 Ltd. (2022–2023)

19 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Independent Director Director Since: 2020 Age: 60 Committees: • Compliance (Chair) • Human Resources and Compensation • Corporate Governance and Nominating	Janet S. Vergis

Ms. Vergis joined the Board of Directors in 2020. She served as a retained executive advisor to various private equity firms from 2013 to 2019. From 2011 to 2012, she served as the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company. From 2004 to 2009, she served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson & Johnson. Ms. Vergis contributed to a number of Johnson & Johnson companies during her career, holding positions of increasing responsibility in research and development, new product development, sales and marketing. Ms. Vergis previously served on the board of directors of MedDay Pharmaceuticals from 2016 to 2021, Lumara Health from 2013 to 2014 and OraPharma, Inc. from 2011 to 2012. Ms. Vergis received a Bachelor of Science in Biology and a Master’s of Science in Physiology from The Pennsylvania State University.

Qualifications:

With over 30 years of experience in various fields of the healthcare industry, including research and development, new product development, sales, and various executive roles, as well as her experience as a board member of public pharmaceutical companies, Ms. Vergis provides the Board with broad global business experience in the pharmaceutical industry.

	Current Public Boards: • Church and Dwight Co., Inc. (2014–present) • Dentsply-Sirona, Inc. (2019–present) • SGS SA (2021–present)	Past Public Boards: • Amneal Pharmaceutical (2015–2019)

Family Relationships

There are no family relationships among any of our executive officers, directors or director nominees.

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Corporate Governance and Director Compensation

Pursuant to our Articles of Association, the Board of Directors must consist of three to 18 directors (which includes our President and CEO, if serving as a member of the Board, and two statutory independent directors, if such are appointed in accordance with the Israeli Companies Law, and in the event the CEO and/or the statutory independent directors are not appointed to the Board of Directors, such maximum number of directors shall be reduced accordingly). Our Board of Directors consists of 12 persons, including our President and CEO. The Board of Directors has determined that all of the directors are independent, except for Richard D. Francis, our President and CEO.

We currently maintain a policy to have at least two directors qualify as financial and accounting experts under Israeli law. Accordingly, the Board of Directors has determined that Gerald M. Lieberman, Roberto A. Mignone and Chen Lichtenstein are financial and accounting experts under such criteria.

Our directors are generally entitled to review and retain copies of our documentation and examine our assets, as required to perform their duties as directors and to receive assistance, in special cases, from outside experts at our expense.

Board Composition and Skills*

2025 Board Composition

(*)	As of the date of this Proxy Statement, and subject to the approval of shareholders of Proposal 1.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

The chart below summarizes the notable skills, qualifications and experience of each of our directors and director nominees (in addition to requisite skills and expertise to perform their duties as directors) and highlights the balanced mix of skills, qualifications and experience of the Board as a whole. These are the same attributes that the Board considers as part of its ongoing director succession planning process. This high-level summary is not intended to be an exhaustive list of each director’s and director nominee’s skills or contributions to the Board.

Skill	S. Barer	R. Francis	R. Crane	A. Elstein	C. Lichtenstein	G. Lieberman	R. Mignone	P. Nisen	R. Satchi- Fainaro	V. Shalev	J. Vergis	T. Zaks

Pharmaceutical Industry

Accounting and financial reporting

CEO / Executive management leadership skills

Commercial and operations management

Risk oversight and management

Science / medical research / innovation

Human resource management and executive comp. knowledge and experience

Sustainability

Finance and Investment Markets

Academia / Education

Global perspective, international

Additional Qualifications and Information

Audit committee financial expert / financial expert under Israeli law

Other public boards*
(*)	Represents current or past directorships on public boards.

Board Practices

Director Terms and Education

Our directors are generally elected in three classes, each serving for a term of approximately three years. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over their service on the Board of Directors. This structure helps ensure a balanced mix of experienced and new directors, providing both stability and continuity. Additionally, having directors serve three-year terms allows for a focus on long-term strategic planning without the immediate pressures of frequent re-elections. This promotes deeper engagement and a greater sense of commitment, ultimately supporting the company’s ability to navigate challenges and drive sustainable growth.

Though we believe that extended service on our Board enhances a director’s ability to make significant contributions to Teva, it is the policy of the Board that directors should not expect to be renominated automatically.

We continually review our Board structure, considering market trends and shareholder feedback, and believe that our current approach remains suitable at this time.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

All of our Board members have substantial experience and expertise that are directly relevant to our core operations and growth opportunities including: scientific expertise and policy-making experience involving issues affecting business, government, finance, healthcare, academia and technology. Additional areas of expertise include financial services, international / global experience, accounting and auditing, corporate strategy, supply chain management and stakeholder engagement. In recent years, we strengthened our Board of Directors with the addition of new highly qualified and talented directors, adding expertise and experience to our Board of Directors. Currently, and subject to the approval of shareholders of Proposal 1, the average tenure of our directors is 6.86 years of service, the average age is 63, and we have four female directors out of 12 members serving on our Board of Directors. Our Chairman of the Board is independent under NYSE regulations, and 11 out of 12 of our directors are independent under NYSE regulations. Our only non-independent director is our President and CEO, which facilitates collaboration between the Board of Directors and management.

We continue to evaluate the size, composition and tenure on the Board of Directors to ensure it maintains dynamic, exceptionally qualified members.

We provide an orientation program and a continuing education process for our directors, which include business and industry briefings, provision of materials, sessions from leading experts and professionals, meetings with key management and visits to Teva facilities. The Board also receives a quarterly informational memorandum with updates on trending key areas, such as compliance, corporate governance, sustainability, industry trends, and emerging risks. By regularly engaging with this tailored content, our board members are equipped with the latest knowledge and insights necessary to fulfill their responsibilities effectively. We evaluate and improve our education and orientation programs to ensure that our directors have the knowledge and background needed for them to best perform their duties. For example, in 2024, the Board committees held several educational sessions on a variety of subjects, such as corporate governance trends, cybersecurity and Artificial Intelligence (“AI”).

Board Meetings

The Board of Directors holds at least six meetings each year to review significant developments affecting Teva, and to consider matters requiring approval of the Board, with additional meetings scheduled when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. Information regarding the number of Board committee meetings and attendance rates for 2024 is presented in the table below under “—Committee Composition and Board and Committee Attendance in 2024.”

Executive Sessions of the Board

Our directors meet in executive sessions (i.e., without the presence of management, including our President and CEO) generally in connection with each regularly scheduled Board meeting and additionally as needed. Executive sessions are chaired by Dr. Barer, the Chairman of the Board.

Annual Meetings

We do not have a formal policy requiring members of the Board to attend our annual meetings, although all directors are strongly encouraged to attend. Nine directors attended our 2024 annual meeting of shareholders (out of eleven directors serving at the time of the 2024 annual meeting).

Board Leadership

The Board of Directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the Board of Directors so as to provide effective oversight of management. The Board of Directors has separate roles for the Chief Executive Officer and Chairman of the Board of Directors, with Mr. Richard D. Francis as President and CEO and Dr. Barer serving as independent Chairman. Dr. Barer’s long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, as well as his extensive scientific expertise and knowledge of the global pharmaceutical business, have made him an invaluable resource to both the Board of Directors and the Chief Executive Officer. The Board of Directors has determined that this leadership structure is appropriate for Teva at this time because it ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions.

Board of Directors Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by the Board of Directors. Our annual risk assessment process includes both a top-down review of strategic risks and a bottom-up review of operational risks, which are presented to the Board of Directors. The Board of Directors fulfills its oversight responsibility for risk assessment and management by reviewing risk management policies and the risk appetite of our operations and business strategy, while

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its committees, as appropriate, monitor and address risks that may be within the scope of a particular committee’s expertise or charter, as described below. Each committee provides regular updates to the full Board regarding its activities.

•

The Board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the Board assist the Board in this oversight responsibility in their respective areas of expertise.

•

The Audit Committee assists the Board with the oversight of our financial reporting, independent auditors, internal controls, internal audit function and cybersecurity risks, processes and procedures. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The Audit Committee further discusses, reviews and oversees our policies with respect to risk assessment and management regarding financial reporting, cybersecurity risks, information systems and technology, data security and business continuity risks and threats, the potential impact of those risks and threats on the Company’s business, operations and reputation, as well as management’s processes, procedures and actions to identify, assess, monitor, manage and mitigate such risks and threats, and other material risks.

•

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding sustainability matters and reviews policies and practices that may seriously impact our reputation.

•

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions.

•	The HR and Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

•	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities.

•	The Corporate Governance and Nominating Committee oversees risks relating to our governance policies and initiatives.

Cybersecurity Risk Management

The Audit Committee assists the Board with the oversight of cybersecurity risks. As part of its overall risk oversight function, the Audit Committee oversees risks associated with our information systems and technology, including cybersecurity, reviews our cyber risk assessment and management policies, and receives updates from our Chief Information Officer and Chief Information Security Officer relating to Teva’s information security and technology risks, including cybersecurity risks. During 2024, the Audit Committee received regular briefings on Teva’s information security and risk management programs, including with respect to cyber security, global cyber threat trends and statistics, Teva’s information security systems, risks related to the increasing use of AI technologies and AI tools that can assist the Company, as well as on Teva’s related policies, processes and practices in place for managing and mitigating cybersecurity incidents and other technology-related risks. Teva’s Chief Information Security Officer leads our cybersecurity risk management program and is directly responsible for establishing cybersecurity strategies and structures and manages ongoing cybersecurity risk management activities through our information security office, which is responsible for the day-to-day identification, monitoring and management of cybersecurity risks. Teva’s information security office leads our cybersecurity risk management program. We also maintain cyber risk insurance coverage. For more information on our cybersecurity risk management program, see “Item 1C—Cybersecurity” in our Annual Report on Form 10-K for the year ended December 31, 2024.

Director Service Contracts

Except for equity awards that accelerate upon termination, we do not have any contracts with any of our non-employee directors that provide for benefits upon termination of services. Information regarding director compensation can be found under “Non-Employee Director Compensation” below.

Communications with the Board

Shareholders, employees and other interested parties can contact any director or committee of the Board of Directors by writing to them care of Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Company Secretary or internal auditor, or by email to TevaIR@tevapharm.com. Comments or complaints relating to our accounting, internal controls or auditing matters may also be referred to members of the Audit Committee, as well as other appropriate Teva departments. The Board of Directors has adopted a global “whistleblower” policy, providing employees and others with an anonymous means of communicating concerns to Teva’s Office of Business Integrity, which submits a summary report of concerns to the Audit Committee on a quarterly basis.

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Nominees for Directors

Pursuant to the Israeli Companies Law, a nominee for service as a director must submit a declaration to us, prior to his or her election, specifying that he or she has the requisite qualifications to serve as a director and the ability to devote the appropriate time to performing his or her duties as such and that he or she is not restricted from serving as director under the Israeli Companies Law.

All of our directors, including those nominated for appointment as directors at the Annual Meeting, have provided such declaration. A director who ceases to meet the statutory requirements to serve as a director must notify us to that effect immediately and his or her service as a director will terminate upon submission of such notice.

Our Board of Directors believes that it should be composed of directors with diverse, complementary backgrounds and that directors should, at a minimum, exhibit proven leadership capabilities and possess experience at a high level of responsibility within their chosen fields. When considering a candidate for director, our Corporate Governance and Nominating Committee considers whether the directors, both individually and collectively, can and do provide the experience, judgment, commitment, skills and expertise appropriate to lead Teva in the context of its industry. Our Board also considers our unique position as an Israeli company with shares listed both on the New York Stock Exchange and the Tel Aviv Stock Exchange, and maintains a meaningful representation of Israeli directors. Being familiar with Teva’s history and legacy enables the directors serving on our Board to make decisions that honor our past while guiding the Company towards future growth and innovation. In addition, our Corporate Governance and Nominating Committee considers a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, as well as whether such nominee could provide added value to any of the committees of the Board of Directors, given the then existing composition of the Board of Directors as a whole. When seeking new candidates, the Corporate Governance and Nominating Committee also considers candidates representing a diversity of backgrounds and perspectives, in accordance with applicable law. Our Corporate Governance and Nominating Committee also provides input and guidance regarding the independence of directors, for formal review and approval by our Board of Directors.

When seeking candidates for directorships, our Corporate Governance and Nominating Committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the Board of Directors has in the past used and may continue to use the services of third-party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, members of the Board of Directors will interview that candidate if they believe the candidate may be suitable. The Chairman of the Board of Directors may also ask the candidate to meet with certain members of executive management.

If our Corporate Governance and Nominating Committee believes a director should be re-elected or a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board of Directors that candidate’s appointment or re-election, who, in turn, can submit the candidate for consideration by the shareholders.

The Israeli Companies Law and the regulations promulgated under the Israeli Companies Law providing certain relief to Israeli companies whose shares are listed outside of Israel on certain stock exchanges (including the NYSE) (the “Relief Regulations”) determine a process by which one or more shareholders holding 5% or more of the voting rights of Teva may propose the nomination of a candidate to the Board of Directors. See “Shareholder Proposals for the 2025 Annual Meeting and the 2026 Annual Meeting” below.

Non-Employee Director Compensation

As required by the Israeli Companies Law, we have adopted a Compensation Policy for Executive Officers and Directors (the “Compensation Policy”), which is presented for shareholder approval at least once every three years and presented this year for the approval of shareholders under Proposal 3. Pursuant to the Israeli Companies Law and regulations promulgated thereunder, any arrangement between Teva and a director relating to his or her compensation as a director or other position with Teva must generally be consistent with Teva’s Compensation Policy and approved by the HR and Compensation Committee, the Board and by a simple majority of Teva’s shareholders. As approved at our 2019 annual general meeting of shareholders, our non-employee director annual compensation program (applicable to all non-employee directors except for the Chairman of the Board) is comprised of:

•	an annual Board membership fee of $130,000 paid in cash;

•	additional annual cash fees for service on Board committees:

–	$20,000 per annum to serve as a member of the Audit Committee; and $40,000 per annum to serve as chairperson of the Audit Committee;

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–	$15,000 per annum to serve as a member of the HR and Compensation Committee; and $30,000 per annum to serve as chairperson of the HR and Compensation Committee;

–	$20,000 per annum to serve as a member on a special or ad-hoc committee of the Board; and $30,000 to serve as chairperson of such special or ad-hoc committee; and

–	$10,000 per annum to serve as a member of any other standing Board committee that is not listed in sub-sections (a)- (b); and $20,000 per annum to serve as chairperson on such committee; and

•	an annual equity-based award in the form of restricted share units (“RSUs”) with an approximate aggregate grant date fair value of $160,000 and a one year cliff vesting.

As approved at our 2019 annual general meeting of shareholders, the annual compensation for the Chairman of the Board is comprised of:

•	an annual Board membership fee of $255,000 paid in cash;

•	an annual equity-based award in the form of RSUs with an approximate aggregate grant date fair value of $285,000 and a one year cliff vesting; and

•	office and secretarial services at Teva’s offices.

The Chairman of the Board is not entitled to additional annual cash fees for service on Board committees.

Under Proposal 5 below, it is proposed to update the compensation provided to Teva’s non-employee directors and to Teva’s non-executive Chairman of the Board by decreasing the annual cash retainer and increasing the annual equity grant as further detailed under Proposal 5.

Fees for Board and committee service are payable over the period of time during which the individual serves as a non-employee director. In the event that a non-employee director serves as a member of the Board during only part of the year, a pro-rated amount of the annual board membership fee and standing committee fees will be paid. In the event of an appointment to the Board between annual meetings of shareholders, the annual equity-based award shall be prorated. Upon completion of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director by virtue of such position and held by such director will immediately become vested.

We purchase directors’ and officers’ liability insurance for our directors and executive officers, as approved by our shareholders and consistent with the Compensation Policy. In addition, we release our directors from liability and undertake to indemnify them to the fullest extent permitted by law and our Articles of Association, and provide them with indemnification and release agreements for this purpose, substantially in the form approved by our shareholders at our 2012 annual meeting.

In addition, Teva reimburses or covers its non-employee directors’ expenses (including travel expenses) incurred in connection with attending meetings of the Board and its committees or in performing other services for Teva in their capacity as non-employee directors, in accordance with Israeli law and the Compensation Policy.

Any director elected to serve as a member of our Board and all continuing non-employee directors will be compensated in the manner described in Proposal 5, subject to the approval thereof at the Annual Meeting (and if Proposal 5 is not approved, in the manner described above) and will benefit from the insurance, indemnification and release discussed above.

No additional compensation is received for attendance at a Board or committee meeting.

Director Stock Ownership Guidelines

In 2019, we established director stock ownership guidelines requiring ownership of five times the annual cash fee paid to directors for board membership (excluding committee fees), which must be achieved within the later of six years of first becoming subject to these guidelines and January 1, 2025. Subject to the approval of Proposal 5, the director stock ownership guidelines will require ownership of seven times the annual cash fee paid to directors for board membership (excluding committee fees). For more information see “Executive Compensation— Compensation Discussion & Analysis—Stock Ownership Guidelines.”

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

2024 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Dr. Sol J. Barer(3)	255,000	284,994	539,994

Rosemary A. Crane	170,000	159,988	329,988

Amir Elstein	180,000	159,988	339,988

Chen Lichtenstein(4)	13,333	79,987	93,320

Gerald M. Lieberman	195,000	159,988	354,988

Roberto A. Mignone	180,000	159,988	339,988

Dr. Perry D. Nisen	175,000	159,988	334,988

Prof. Ronit Satchi-Fainaro	160,000	159,988	319,988

Prof. Varda Shalev	150,000	159,988	309,988

Janet S. Vergis	175,000	159,988	334,988

Dr. Tal Zaks	170,000	159,988	329,988
(1)	The amounts shown include the paid cash portion of the annual fee for the Chairman of the Board and Board membership fees and committee service fees for other non-employee directors.
(2)

In June 2024, each non-employee director serving at that time was granted 9,632 RSUs, and the Chairman of the Board was granted 17,158 RSUs, based on the grant date fair value of a share of $16.61. Non-employee directors that join between annual general meetings are eligible for an equity grant value that is pro-rated in an amount equal to the difference between (i) an annual grant of $160,000 (for non-employee directors other than the chairman) and (ii) the product of (x) an annual grant ($160,000) divided by 12 and (y) the number of months (including partial months) in the period between the last annual meeting of shareholders and the date of such appointment. Accordingly, in December 2024, Chen Lichtenstein was granted 4,804 RSUs based on the grant date fair value of a share of $16.65. The amounts shown in the Stock Awards column represent the aggregate grant date fair values of RSUs computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”). Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14b. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2023. These RSUs vest one year from the grant date. As of December 31, 2024, the aggregate number of unvested RSUs held by each current non-employee director was as follows: Dr. Sol J. Barer: 17,158; Rosemary A. Crane: 9,632; Amir Elstein: 9,632; Chen Lichtenstein: 4,804; Gerald M. Lieberman: 9,632; Roberto A. Mignone: 9,632; Dr. Perry D. Nisen: 9,632; Prof. Ronit Satchi-Fainaro: 9,632; Prof. Varda Shalev: 9,632; Janet S. Vergis: 9,632; and Tal Zaks: 9,632. Upon completion or termination of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director in virtue of such position and held by such director will immediately become vested.

(3)	During his service as Chairman of the Board, Dr. Barer is entitled to an annual fee of $255,000 and an annual equity-based award with an approximate grant date fair value of $285,000.
(4)	Chen Lichtenstein was appointed to the Board effective December 1, 2024.

Mr. Richard D. Francis was not and will not be entitled to any compensation in his capacity as a member of the Board or any committee thereof.

Committees of the Board

Our Articles of Association provide that the Board of Directors may delegate its powers to one or more committees as it deems appropriate to the extent such delegation is permitted under the Israeli Companies Law. The Board of Directors has appointed the standing committees listed below, as well as ad-hoc committees appointed from time to time for specific purposes determined by the Board.

We have adopted charters for all of our standing committees, formalizing the committees’ procedures and duties. These committee charters are available on our website at www.tevapharm.com.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Committee Composition and Board and Committee Attendance in 2024

Name	Audit	Human Resources and Compensation	Corporate Governance and Nominating	Finance and Investment	Compliance	Science and Technology

Rosemary A. Crane

Amir Elstein

Roberto Mignone

Dr. Perry D. Nisen

Chen Lichtenstein

Gerald M. Lieberman

Prof. Ronit Satchi-Fainaro

Prof. Varda Shalev

Janet S. Vergis

Dr. Tal Zaks

Number of meetings in 2024	5	4	5	4	4	5

Attendance rate	100%	100%	100%	100%	100%	100%

 Committee Chair   Committee Member

In 2024, our Board of Directors met 7 times with an attendance rate of 100%, and each of our current directors attended 100% of the meetings of the Board committees on which they served.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Number of meetings in 2024: 5 Members: • Gerald M. Lieberman (Chair) (Financial expert) • Amir Elstein • Chen Lichtenstein (Financial expert) • Roberto Mignone (Financial expert) • Dr. Tal Zaks	Audit Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint an audit committee. As a NYSE-listed company, Teva’s Audit Committee must be comprised solely of independent directors, as defined by the SEC and NYSE regulations.

The responsibilities of our Audit Committee include, among others: (i) identifying flaws in the management of our business and making recommendations to the Board of Directors as to how to correct them and providing for arrangements regarding employee complaints with respect thereto; (ii) making determinations and considering providing approvals concerning certain related party transactions and certain actions involving conflicts of interest; (iii) reviewing the internal auditor’s performance and approving the internal audit work program and examining our internal control structure and processes; (iv) examining the independent auditor’s scope of work and fees; (v) providing for arrangements regarding employee complaints regarding questionable accounting or auditing matters and monitoring compliance with and investigating alleged violations and enforcing provisions of Teva’s Code of Conduct. Furthermore, the Audit Committee discusses the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A”) and presents to the Board of Directors its recommendations with respect to the proposed financial statements and MD&A; and (vi) overseeing, reviewing and discussing with management, and reporting to the Board on: the Company’s cybersecurity, information systems and technology, data security and business continuity risks and threats; the potential impact of those risks and threats on the Company’s business, operations and reputation; and management’s processes, procedures and actions to identify, assess, monitor, manage and mitigate such risks and threats, including review of the Company’s cyber risk assessment and management policies.

In accordance with the Sarbanes-Oxley Act and NYSE requirements, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee is responsible for assisting the Board of Directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements. The Audit Committee also discusses our policies with respect to risk assessment and risk management regarding financial reporting and risks that may be material to us and major legislative and regulatory developments that could materially impact Teva’s contingent liabilities and risks.

The Audit Committee charter sets forth the scope of the committee’s responsibilities, including its structure, processes and membership requirements; the committee’s purpose; its specific responsibilities and authority with respect to, among others, registered public accounting firms; complaints relating to accounting, internal accounting controls or auditing matters; and its authority to engage advisors as determined by the Audit Committee.

All of the Audit Committee members have been determined to be independent as defined by SEC and NYSE regulations.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman (chair), Roberto A. Mignone, and Chen Lichtenstein are “audit committee financial experts” as defined by applicable SEC regulations.

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Number of meetings in 2024: 4 Members: • Rosemary A. Crane (Chair) • Dr. Perry D. Nisen • Gerald M. Lieberman • Janet S. Vergis	Human Resources and Compensation Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint a compensation committee. As a NYSE-listed company, Teva’s HR and Compensation Committee must be comprised solely of independent directors, qualifying as non-employee directors, as defined by the SEC and NYSE regulations.

The HR and Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our executive officers, as well as reviewing our compensation philosophy and policies (including our Compensation Policy).

The HR and Compensation Committee is responsible for reviewing plans for the succession of our chief executive officer and other senior members of executive management.

The HR and Compensation Committee also evaluates the performance of our chief executive officer and other executive officers, makes recommendations to the Board of Directors regarding the compensation of our executive officers and directors, oversees and administrates the Company’s policies, plans and agreements concerning the recovery of incentive compensation, reviews any organizational restructuring pertaining to the roles, responsibilities and selection of executive officers and oversees our labor practices.

All of the HR and Compensation Committee members have been determined to be independent as defined by SEC and NYSE regulations.

Number of meetings in 2024: 5 Members: • Amir Elstein (Chair) • Roberto Mignone • Prof. Ronit Satchi-Fainaro • Janet S. Vergis	Corporate Governance and Nominating Committee

The NYSE Listed Company Manual requires publicly listed companies to appoint a corporate governance / nominating committee composed entirely of independent directors, as defined by NYSE regulations.

The role of our Corporate Governance and Nominating Committee is to (i) identify individuals who are qualified to become directors; (ii) recommend to the Board of Directors director nominees for each annual meeting of shareholders; (iii) review, the composition and size of the Board in order to ensure that the Board has the proper expertise and that its membership consists of persons with appropriate backgrounds and qualifications; and (iv) assist the Board of Directors in establishing and reviewing Teva’s statement of corporate governance principles and promoting good corporate governance in Teva.

All of the Corporate Governance and Nominating Committee members have been determined to be independent as defined by NYSE regulations.

Number of meetings in 2024: 4 Members: • Roberto Mignone (Chair) (Financial expert) • Amir Elstein • Chen Lichtenstein (Financial expert) • Gerald M. Lieberman (Financial expert) • Dr. Tal Zaks	Finance and Investment Committee

The role of our Finance and Investment Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to our financial and investment strategies and policies, including determining policies on these matters and monitoring implementation. It is also authorized to approve certain financial transactions (such as material loans and other material financing arrangements), review our financial risk management policies and evaluate the execution, financial results and integration of Teva’s completed acquisitions, as well as various other finance-related matters, including our global tax structure and allocation policies. According to the committee’s charter, at least one of the committee’s members must be qualified as a financial and accounting expert as defined under the Israeli Companies Law.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman, Roberto A. Mignone (chair) and Chen Lichtenstein are financial and accounting experts under Israeli law.

A majority of committee members must be determined to be independent as defined by NYSE regulations.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Number of meetings in 2024: 4 Members: • Janet S. Vergis (Chair) • Dr. Perry D. Nisen • Prof. Ronit Satchi-Fainaro • Prof. Varda Shalev	Compliance Committee

The role of our Compliance Committee is to oversee our: (i) policies and practices for complying with laws, regulations and internal procedures; (ii) policies and practices regarding issues that have the potential to seriously impact our business and reputation; (iii) global public policy positions; (iv) strategy, governance and progress on sustainability matters and to advise the Board on sustainability matters; and (v) implementation of our culture of integrity.

A majority of committee members must be determined to be independent as defined by NYSE regulations. The chairperson of the Audit Committee shall be invited by the committee chairperson to participate in the Compliance Committee, as deemed relevant to the committee’s agenda.

Number of meetings in 2024: 5 Members: • Dr. Perry D. Nisen (Chair) • Rosemary A. Crane • Prof. Ronit Satchi-Fainaro • Prof. Varda Shalev • Dr. Tal Zaks	Science and Technology Committee

The Science and Technology Committee oversees our overall strategic direction and investment in research and development and technological and scientific initiatives. As part of this responsibility, it reviews scientific and R&D strategy and priorities, scientific aspects of business development activities and technological trends. It assists the Board of Directors in risk management oversight relating to R&D and our intellectual property, advises on our intellectual property strategy, reviews new technology in which Teva is, or is considering, investing and reviews the efficacy and safety profile of new pharmaceuticals.

All of the committee members must be determined to have scientific, medical or other related expertise. A majority of committee members must be determined to be independent as defined by NYSE regulations.

Code of Business Conduct

Teva has adopted a code of business conduct applicable to its directors, executive officers, and all other employees. A copy of the code is available to every Teva employee on Teva’s internet site, and to investors and others on Teva’s website at www.tevapharm.com or by contacting Teva’s investor relations department, legal department, compliance department or the internal auditor. If we make any amendment or grant any waiver to this code that applies to our chief executive officer, chief compliance officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on Teva’s website. The Board of Directors has approved a whistleblower policy which functions in coordination with Teva’s code of business conduct and provides an anonymous means for employees and others to communicate concerns to Teva’s Office of Business Integrity. Teva has also implemented a training program for new and existing employees concerning the code of business conduct and whistleblower policy.

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CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION

Principles of Corporate Governance

We have adopted a set of corporate governance principles, which is available on our website at www.tevapharm.com. We place great emphasis on maintaining high standards of corporate governance and continuously evaluate and seek to improve our governance standards. These efforts are expressed in our corporate governance principles, our committee charters and the policies of our Board of Directors. Teva is in compliance with all corporate governance standards currently applicable to Teva under Israeli and U.S. laws, SEC regulations and NYSE listing standards.

Insider Trading Policy

Our directors, executive officers and employees, as well as their immediate family members, persons living in their home and entities controlled by any of the foregoing persons are subject to Teva’s insider trading policy (the “Policy”). The Policy prohibits insider trading and certain speculative transactions (including short sales, buying put and selling call options and other hedging or derivative transactions in Teva’s securities), and establishes a regular blackout period schedule during which directors, executive officers and certain employees may not trade in Teva’s securities. In addition, the Policy establishes pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in Teva’s securities. The Policy applies not only to Teva’s ADSs and ordinary shares, but also to its debt securities and other securities for which Teva securities serve as underlying assets. In November 2024, the Board adopted certain amendments to the Policy, a copy of which was included as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 5, 2025.

Board Evaluation Process

Our Board of Directors is committed to continuous improvement and recognizes the fundamental role a robust Board of Directors and committee evaluation process play in ensuring that our Board of Directors maintains optimal composition and functions effectively.

In the annual self-evaluation process, the members of the Board of Directors conduct a confidential oral assessment of the performance, risk oversight and composition of the Board and any committees in which they serve as members, with the Company Secretary. As part of the evaluation process, the Board of Directors, in conjunction with the Corporate Governance and Nominating Committee, reviews the effectiveness and overall composition of the Board of Directors, including director tenure, board leadership structure and skill sets, the quality and scope of the materials distributed in advance of meetings and the Board’s access to Company executives and operations, to ensure the Board of Directors serves the best interests of shareholders and positions the Company for future success. The results of the oral assessments are then communicated back to each committee, committee chair and the entire Board of Directors during an executive session. After the evaluations, each committee, committee chair and the entire Board of Directors and management work to improve upon any issues presented during the evaluation process and to identify opportunities that may lead to further improvement. The Corporate Governance and Nominating Committee also uses this process to assess and determine the characteristics and skills required of prospective candidates for election to the Board of Directors. Self-evaluation items requiring follow-up and execution are monitored by the Board and each of the committees. While this formal self-evaluation is conducted on an annual basis, the evaluation process is an ongoing process throughout the year, during which Directors continuously share their perspectives, feedback, and suggestions.

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Shareholder Engagement

In late 2024 and early 2025, the Board and senior management conducted discussions with shareholders, as part of our regular, ongoing, annual commitment to strong corporate governance and continuous dialogue with our stakeholders, which we believe enables us to better understand their perspectives.

As part of this outreach, we contacted most of our top 35 institutional shareholders, representing approximately 41% of our outstanding shares (after which the concentration of shareholders declines meaningfully). Despite there being a meaningful portion of our shareholder base that does not generally engage, we ultimately spoke with shareholders representing more than 19% of our outstanding shares. Our Chairman of the Board, as well as senior management with responsibility for investor relations, corporate governance, sustainability and executive compensation participated in relevant discussions with shareholders.

Shareholder feedback was subsequently shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the full Board.

Following the discussions, the HR and Compensation Committee evaluated the views and preferences raised by shareholders and discussed which actions may be appropriate to address such views, while maintaining a robust alignment with our corporate growth strategy. That evaluation was shared with the full Board, which determined to take the specific actions that were directly responsive to our shareholders as further detailed below. Overall, shareholders were generally supportive of our approach to executive compensation and did not think that any major structural changes were necessary.

The Board of Directors and management continue to engage regularly in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider the shareholder-approved Compensation Policy, shareholder feedback and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

See also “Executive Compensation—Compensation Discussion & Analysis—2024 Say-on-Pay Vote and Shareholder Engagement.”

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Human Capital Management

Our employees are the heart of our Company. In the highly competitive pharmaceutical industry, it is imperative that we attract, develop and retain top talent on an ongoing basis. To do this, we seek to make Teva an inclusive, diverse and safe workplace, with meaningful compensation, benefits and wellbeing programs, and we offer training and leadership development programs that foster career growth.

Our HR and Compensation Committee, Compliance Committee and Board play key roles in overseeing culture and talent at Teva and devote time throughout the year to human capital strategy and execution. The Board and executive management view inclusion and diversity as essential to our ability to innovate and grow our business, leveraging our diverse workforce to deliver on business excellence and innovation. We strive to create and sustain an inclusive and diverse work environment, in accordance with applicable law.

We foster an inclusive work environment that allows all people to express themselves and realize their full potential. Our dedicated global I&D lead is responsible for the execution of the global I&D framework, including strategy and initiatives, partnerships and alignment of activities across regions and business units. In addition, we support a fair and inclusive hiring process for all employees.

As of December 31, 2024, Teva’s workforce consisted of 36,830 employees. We have employees in 57 countries around the world, representing a wide range of nationalities. Female employees represent 47% of our global employee population, 49% of managers and 34% of senior management as of December 31, 2024.

We seek to support our inclusive and diverse culture through employee resource groups, mentoring programs and training, among other things. For instance, in the U.S., the Teva Employee Resource Group Network represents several distinct ERGs which are open to all employees, have a key role in creating a culture of inclusion and bringing together employees with shared characteristics and life experiences to foster opportunities for networking, mentoring, collaboration, community outreach, career development, leadership training and cultural exchanges. In Israel, we partnered with several providers, including Co-Impact, to look beyond traditional recruitment efforts to increase integration of Arab populations. In addition, we enhanced opportunities for learning and skills development on I&D-related topics through designated sessions to raise awareness, reduce bias and further integrate inclusive leadership among our people managers.

The health and safety of our employees is critical to our ability to supply medicines to our patients. Our Environment, Health, Safety and Sustainability Policy and global Environment Health and Safety Management System guide our employee health and safety practices. We have implemented this system, which often exceeds regulatory requirements, to provide a global standard of care.

As a result of the state of war declared in Israel in October 2023 and the military activity in the region, the health, safety and wellbeing of our Israel-based employees have been a top priority. We provided support through mental health professionals, training for managers, designated support groups, and initiatives to support our employees’ families. In addition, we increased support of an emergency supply of medicines to hospitals, pharmacies and patients and we donated products and are providing other humanitarian aid. In late 2023, we established the Support the Soul program (‘Metaplim BaNefesh’), a holistic, large-scale, long-term program to support and care for Israel’s therapists so they can

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more effectively treat those impacted by the events of the war in Israel. Despite the circumstances, we maintained full business continuity with uninterrupted supply of medicines.

We invest in employee career growth and development at Teva. Our talent development programs benefit employees individually by providing them with the resources they need to enhance their professional and management abilities, develop leadership skills and achieve their career aspirations, which in turn helps us to remain competitive in our industry.

In 2023, we introduced a new talent development system based on AI capabilities to match employee skills with development opportunities across the Company. By the end of 2024, we rolled out this capability to approximately 12,000 employees globally.

Our Teva Grow program for employees provides development in essential soft skills, success in a global setting and company knowledge. For our managers, we refreshed our development programs to develop the skills, capabilities and mindset required of managers, taking into account our Pivot to Growth strategy.

We focus on succession planning through global talent review processes that identify and accelerate successors’ readiness to fill senior positions across Teva.

In 2024, we continued to focus on employee wellbeing. In addition to having our annual global wellbeing month dedicated to raising awareness of the importance of wellbeing, we leveraged practical tools and local programs to address the physical, financial, social and mental health needs of our employees and their families. We have been monitoring employee morale during this time in many ways, including by conducting our annual employee survey. Results of the survey show that employee satisfaction across the survey dimensions have generally remained stable. Employees feel connected with Teva’s purpose and values, are confident in Teva’s positive impact on society and believe they are treated with respect. In addition, they feel they are able to be themselves at work, they are treated fairly regardless of personal background or characteristics, and that Teva promotes a culture of diversity and inclusiveness.

For further information, see “Item 1—Business—Human Capital Management” in our Annual Report on Form 10-K for the year ended December 31, 2024.

35 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Sustainability at Teva, our Healthy Future strategy

We believe that driving sustainability makes Teva stronger and is essential for continued growth. By doing business responsibly and leveraging our footprint, resources, products and skills to help address global challenges and support our communities, we aim to create long-term value and position Teva to continue providing medicines to the millions of patients around the world who count on us.

“Healthy Future”—Teva’s sustainability strategy, reflects Teva’s corporate strategy and purpose, as well as the evolution in the external landscape, including stakeholder expectations. Healthy Future encompasses our approach to promoting healthy people, a healthy planet and a healthy business.

In line with our Pivot to Growth strategy, Healthy Future guides us in being (i) stronger—with enhanced action and transparency across topics that are most important to Teva and our stakeholders; (ii) bolder—with a clear focus on key topics that have the greatest impact on our business and on which we make the greatest impact, including ambitious targets; and (iii) simpler—further integrating sustainability into our Company.

Healthy Future was conceived following our 2023 materiality assessment, which sought insights of key stakeholders on the issues they believed were most relevant to our business. Using the assessment results and additional inputs, we defined the following eleven priority areas with the greatest potential for Teva to make an impact or to impact Teva: health equity and access, patient safety, inclusion and diversity, employee health and safety, climate action and resilience, pharmaceuticals in the environment, ethics and integrity, sustainable procurement, corporate governance, quality manufacturing and risk management.

Within these priority areas, we have focused on the six we believe require the most attention to advance sustainability at Teva and create long-term value, as demonstrated by the accompanying visual. For these priority areas, we have ambitious targets to hold us accountable and help track our progress. As illustrated, we recognize the interconnectedness of these topics and the importance of managing them in a coordinated way to contribute to a healthy future.

In 2024, we completed our first double materiality assessment undertaken with reference to the EU Corporate Sustainability Reporting Directive (“CSRD”). Through a dual lens, this double materiality assessment evaluated how Teva has, or may have, a positive or negative impact on the environment and/or society; and in parallel how material environmental, social and governance related matters pose risks and opportunities for Teva’s business and operations. In 2025 and beyond, we will seek to continue evolving Healthy Future to integrate the results of our double materiality assessment, as we continue our compliance readiness for future regulatory obligations.

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SUSTAINABILITY AT TEVA, OUR HEALTHY FUTURE STRATEGY

Our 2024 “Healthy Future”sustainability report, expected to be published in May 2025, will seek to outline our 2024 progress in each of our priority areas, while our “Healthy Future Disclosures” report will include our actions and performance across a broader range of sustainability topics that we manage. We seek to continue to report in alignment with relevant GRI and SASB standards as well as the TCFD framework.

In 2024, our sustainability governance model continued to drive responsibility for the execution of our Healthy Future strategy, through dedicated sessions for our Board of Directors, as well as Sustainability Steering Committee meetings and Sustainability Global Forum meetings, which focused on topics such as approval of our double materiality assessment, emerging sustainability disclosure regulations and standards, updates and achievements, and our quarterly sustainability dashboard. In 2024, we developed and approved our first Corporate Sustainability Unit charter, which formalizes the Corporate Sustainability unit’s mission at Teva, its objectives, responsibilities, governance and organization.

All of Teva’s executive management members have sustainability goals across various topics (such as GHG emissions and health, equity and access) tied to their compensation (annual bonuses). For our six focus areas, we have defined the executives and delivery leads that are accountable for executing on our targets. Our efforts and management approach for our priority areas are guided by taskforces, working groups or committees.

We strengthen our accountability by tying our commitments and progress in priority areas that are important to our business, such as climate action and resilience, and health and equity and access, to our business strategy through sustainable finance instruments. Through two series of sustainability-linked bonds (“SLB”) issued in 2021 and 2023, Teva’s combined SLB issuance totals approximately $7.5 billion. Our SLB was first amongst pharmaceutical companies to be tied to both access to medicines and environmental targets, reflecting our commitment to sustainability. Our SLBs are linked to the following objectives, through three KPIs:

•

Health Equity and Access: bringing more medicines to LMICs to treat noncommunicable diseases (NCDs) by increasing regulatory submissions and product volume on the World Health Organization Essential Medicines List (“EML”) across six key therapeutic areas. Success against this objective is measured through two targets:

–

Increasing the cumulative number of new regulatory submissions in LMICs on the World Health Organization’s EML by 150% between 2022 and 2025 (compared to a 2017 to 2020 baseline). By 2024, we have submitted 74 new regulatory submissions, which represent 99% of our target; and

–	Increasing product volume by 150% in 2025 (compared to a 2020 baseline), for which in 2024, we distributed 3.6 Million SLB-eligible doses.

•	Climate action and resilience: reducing Scope 1 and 2 GHG emissions to support efforts to limit global temperature increase to 1.5[o]C above pre-industrial levels.

–	Reduce absolute scope 1 and 2 by 25% by 2025, as compared to 2019. As of the end of 2024, we reduced these emissions by approximately 29%[1], thereby surpassing the target ahead of the due date.

Our SLBs are supplemented by an additional sustainable finance instrument, our $1.8 billion Sustainability-Linked RCF entered into in 2022.

As has been the case in previous years, Teva plans to obtain external assurance and report on related progress and performance against our SLB KPI’s, which will be published in our 2024 Healthy Future (Sustainability) Report (expected to be published in May 2025).

Healthy People

Healthy People reflects how we care for the well-being of our patients and our employees. At Teva, we are all in for better health. Increasing health equity and access to medicines is fundamental to improving the health of patients, as well as the success of our business. Our generic medicines offer more affordable options, and our innovative medicines address unmet health needs. Our efforts to create quality and affordable medicines for more people around the world are governed by our Access to Medicines steering committee and guided by Teva’s Position on Access to Medicines.

As part of our Healthy Future strategy, we adopted a holistic approach to health equity and access to medicines, further addressing financial, geographic, socio-economic and cultural factors. This approach goes beyond our portfolio—with

(1)	Externally assured emissions reduction data will be published in our 2024 Healthy Future Report and may vary from the figure disclosed above.

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SUSTAINABILITY AT TEVA, OUR HEALTHY FUTURE STRATEGY

efforts to strengthen healthcare systems. In addition to our SLB access targets, we have a new target focused on health systems strengthening and capacity building. With a longstanding legacy in quality generic medicines, we are well-positioned to help more people get the medicines they need, including underserved populations. To reach them, we partner with trusted organizations that know these communities, are familiar with the local health systems, understand patients’ treatment plans and work directly with healthcare providers to implement those plans.

We seek to weave inclusion and diversity into aspects of our business—including human capital and clinical trials. This drives innovation and enables us to better meet the needs of our patients, while also contributing to the success of our business.

Healthy Planet

Healthy Planet reflects how we protect the environment, especially because we recognize the relationship between the health of the planet and the health of people, including the patients we serve each day.

We seek to reduce our carbon footprint to help mitigate climate change, while preparing to adapt to its impacts. Expanding upon our validated, SBTi near-term Scope 1, 2 and 3 GHG emissions targets, we have stated our intention to achieve net zero emissions across our operations and value chain by 2045. This target reflects our commitment to taking long-term climate action. Our Healthy Future strategy also includes our commitment to use 100% renewable electricity, across all Teva sites by 2035.

Our validated near-term SBTi targets are to reduce absolute GHG emissions as follows:

•	Scope 1 and 2 by 46% by 2030, as compared to 2019. As of the end of 2024, we had reduced these emissions by approximately 27%.[2]

•	Scope 3 by 25% by 2030, as compared to 2020. As of the end of 2023, we had reduced these emissions by 12%.[3]

We are committed to assessing and mitigating potential environmental and public health impacts of pharmaceutical substances manufactured and used in our operations and by our suppliers. We take a risk-based approach to prevent and control active pharmaceutical ingredients (“APIs”) in our facilities’ wastewater.

Our Healthy Future strategy includes Pharmaceuticals in the Environment targets, which incorporate our commitments around antimicrobial resistance (“AMR”). We are committed to taking a holistic approach to addressing the AMR issue, by tackling it across our value chain. Upstream—in our extended manufacturing supply chain—in our own operations through responsible antibiotic production, and downstream—through healthcare professional and patient education on appropriate antibiotic use.

Healthy Business

Healthy Business reflects how we seek to manage our Company responsibly—holding ourselves to the highest standards and expecting the same of our suppliers.

In 2024, we continued supporting ethical behaviors and deterring non-compliance. Over the last nine years, Teva has strengthened its compliance and ethics program across the globe, with an emphasis on policies, training and support that meet the business in areas related to compliance. Our Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance and is updated on a regular basis by our Chief Compliance Officer. Our Global Compliance & Ethics department is structured to ensure our business partners have a consistent and dedicated partner at all levels of work.

Our Global Compliance and Ethics program encompasses policies, procedures, platforms, and targeted compliance advice to drive ethical behavior. It includes education on compliance guidance and oversight, third-party due diligence management, compliance risk assessment and monitoring, our Code of Conduct, and confidential reporting of misconduct or concerns. We seek to ensure the program’s continuous improvement through benchmarking, surveys, assessments and analyses. We also hold ourselves accountable through our public targets on training, evaluation processes and culture of compliance.

(2)	Externally assured emissions reduction data will be published in our 2024 Healthy Future Report and may vary from the figure disclosed above.
(3)	Externally assured emissions reduction data for 2024 will be published in our 2024 Healthy Future Report.

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SUSTAINABILITY AT TEVA, OUR HEALTHY FUTURE STRATEGY

Our Healthy Future strategy incorporates compliance and ethics goals, including:

•	Train 100%[4] of targeted active employees assigned to annual ‘Our Way’ Global Compliance & Ethics training campaigns

•	Recertify 100%[4] of active employees on Teva’s Code of Conduct biennially (next due in 2026)

•	Meet or exceed the benchmark of high performing[5] organizations for the 4 comparable questions that appear in Teva’s Organizational Health Survey related to compliance and ethics by 2028

•	Maintain 100% evaluation of all submitted Third Party Representative business partners through Teva’s Third-Party Due Diligence tool (RiskMate) annually

Progress on the performance of our 2024 compliance and ethics goals, will be described in our 2024 Healthy Future (Sustainability) Report (expected to be published in May 2025).

Teva has a risk-based global compliance training and communications program. To determine compliance and ethics training requirements, Teva evaluates job roles on a compliance-risk basis, and then assigns a general or advanced training curriculum based on that evaluation. In 2024, Teva trained a total of over 35,000 employees on a variety of compliance and ethics topics, with a completion rate of more than 99% of the target training populations. Additionally, Teva assigns all new employees a Code of Conduct training, and conducts a recertification regarding the Code of Conduct every two years for all active employees, which was last performed in 2024.

Teva works with approximately 41,000 suppliers, which means our impact on people, the planet and our business extends far beyond our own company. Together with our suppliers and through collaborative industry initiatives, we seek to accelerate sustainability performance across our supply chain, including progress toward our environmental targets.

Our Healthy Future strategy includes sustainable procurement targets, which include that by 2030 we commit to evaluating 95% of our significant suppliers on sustainability topics, and enhance the sustainability performance of significant suppliers aiming to have 70% of them score over 60 points in EcoVadis by 2030.

Sustainability Governance

Our executive management and Board of Directors provide oversight of our sustainability activities. Teva’s Board of Directors oversees our sustainability activities and provides strategic guidance and direction, and the Compliance Committee oversees our sustainability strategy and receives updates on sustainability matters. Other committees of the Board also receive updates on specific sustainability matters related to their oversight remit, as relevant.

In 2024, our Sustainability Steering Committee chaired by our President and CEO, continued to meet on a quarterly basis. This committee provides strategic guidance, reviews and approves, as necessary, our global commitments and targets and reviews Teva’s annual Healthy Future report. As part of our sustainability governance, we have a sustainability Forum, which brings together the sustainability leaders from various business units and functions to discuss emerging sustainability issues, risks and opportunities.

(4)

Teva’s compliance training goals are 95% completion after training campaigns are assigned and 100% year-end completion (percentage calculated as average of all Our Way campaigns, within -1% for employees on leave).

(5)	High performing organization are the average of the top quartile of responding companies.

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SUSTAINABILITY AT TEVA, OUR HEALTHY FUTURE STRATEGY

Teva’s 2024 Sustainability Performance

We continue to enhance sustainability transparency, and actively engage with stakeholders. In 2024, Teva was recognized by the TIME media group as one of the world’s 500 most sustainable companies, being included within the top third of the list. We seek to actively participate in ESG rating indices and the table below demonstrates our continued sustainability performance, placing us in the top decile for our sector amongst leading rating agencies.

(*)	The above chart reflects data as of March 17, 2025

For more details on Teva’s sustainability performance, please see our 2024 Healthy Future sustainability report expected to be published in May 2025. Information on our website is not part of, and is not incorporated into, this Proxy Statement.

40 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Executive Officers

The following table sets forth information regarding our executive officers as of April 1, 2025:

Name	Age	Executive Officer Since	Position

Richard D. Francis	56	2023	President and Chief Executive Officer

Richard Daniell	58	2017	Executive Vice President, European Commercial

Chris Fox	57	2023	Executive Vice President, North America Commercial

Dr. Eric A. Hughes	55	2022	Executive Vice President, Global R&D and Chief Medical Officer

Placid Jover	44	2024	Executive Vice President, Chief Human Resources Officer

Eli Kalif	52	2019	Executive Vice President, Chief Financial Officer

Evan Lippman	56	2025	Executive Vice President, Business Development

David R. McAvoy	62	2024	Executive Vice President, Chief Legal Officer

Mark Sabag	55	2013	Executive Vice President, International Markets Commercial

Matthew Shields	51	2024	Executive Vice President, Teva Global Operations

Richard D. Francis President and Chief Executive Officer Age: 56

The biography of Richard D. Francis, our President and Chief Executive Officer, and one of our directors, appears under“— Directors” above.

Richard Daniell Executive Vice President, European Commercial Age: 58

Mr. Daniell was appointed Executive Vice President, European Commercial in 2017. From 2016 to 2017, he served as President and CEO, Teva Europe Generics. From 2015 to 2016, he served as Chief Integration Officer, leading the integration of the Actavis Generics business into Teva. From 2015 to 2016, he served as Chief Operating Officer, International Markets. From 2011 to 2015, he served as Cluster General Manager, United Kingdom and Ireland. Mr. Daniell received a B.Sc. degree in chemistry from the University of Auckland, New Zealand.

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EXECUTIVE OFFICERS

Christine Fox Executive Vice President, U.S. Commercial Age: 57

Ms. Fox was appointed Executive Vice President, U.S. Commercial in November 2023. Ms. Fox brings more than 30 years of healthcare industry experience with leadership roles in sales, marketing, and commercial operations, responsible for teams ranging from 2500+ associates to small, nimble consulting teams. She has a deep understanding of issues affecting the pharmaceutical and biotech sectors, as well as expertise across a range of therapy areas. Prior to joining Teva, she served as President at Novartis Gene Therapies since December 2021. Previously, Chris was vice president and general manager for the Bone, Cardiometabolic and Nephrology business for Amgen. She also served as the general manager of the company’s United Kingdom and Ireland affiliate. Ms. Fox received her bachelor degree in Business Administration, Marketing from the University of Wisconsin in Whitewater, United States.

Dr. Eric A. Hughes Executive Vice President, Global R&D and Chief Medical Officer Age: 55

Dr. Hughes was appointed Executive Vice President, Global R&D and Chief Medical Officer in August 2022. Prior to joining Teva, from 2021 to 2022, Dr. Hughes was Senior Vice President of Clinical Development and Translational Medicine at Vertex Pharmaceuticals. From 2015 to 2021, Dr. Hughes served as Global Development Unit Head for Immunology, Hepatology and Dermatology at Novartis, ultimately responsible for leading all clinical development activities and biostatistician talent across multiple therapeutic areas and for expanding development in China. Additionally, between 2020 and 2021, during the COVID-19 pandemic, Dr. Hughes also served as Co-Chair of the Therapeutics Clinical Working Group for the Accelerating COVID-19 Therapeutic Interventions and Vaccines public-private partnership at the National Institutes of Health. From 2010 to 2015, Dr. Hughes held several executive and senior positions at Bristol Myers-Squibb, including Head of Virology, Fibrotic Diseases, Genetically Defined Diseases, Autoimmunity, and Cardiology Discovery Medicine, Exploratory Clinical & Translational Research. He received his MD and Ph.D from Yale School of Medicine.

Placid Jover Executive Vice President, Chief Human Resources Officer Age: 44

Mr. Jover was appointed Executive Vice President, Chief Human Resources Officer (CHRO) in August 2024. As a seasoned Human Resources executive, Placid brings a wealth of experience in talent management, leadership development, and organizational effectiveness. He excels in building high-performing teams, fostering inclusive workplaces, and enhancing employee engagement and performance. Mr. Jover is driven by both data and outcomes and is dedicated to unleashing the full potential of people and teams. Before joining Teva, Placid spearheaded transformative HR initiatives in multinational corporations, including Unilever. His leadership and innovative approach resulted in significant improvements in workforce productivity and company culture. Mr. Jover holds a combined degree in Business Administration and an MBA from ESADE Business School Barcelona, Spain, majoring in Marketing and International Business. Additionally, he has pursued executive education at institutions such as Harvard, Columbia, MIT, and INSEAD, in line with his philosophy of continuous learning.

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EXECUTIVE OFFICERS

Eli Kalif Executive Vice President, Chief Financial Officer Age: 52

Mr. Kalif was appointed Executive Vice President, Chief Financial Officer in 2019. From 2001 to 2019 he held various leadership and senior executive finance positions at Flex Ltd., a Nasdaq listed global technology, design and manufacturing service provider. From 2010 to 2019, Mr. Kalif served as Flex Ltd.’s Senior Vice President, Finance, leading its finance organization. From 1996 to 2001, Mr. Kalif worked for Deloitte Israel in various positions as a certified public accountant. Mr. Kalif received his bachelor degree in accounting and economics from the College of Management Academic Studies in Israel and is a Certified Public Accountant.

Evan Lippman Executive Vice President, Business Development Age: 56

Mr. Lippman was appointed Executive Vice President, Business Development on March 31, 2025. Prior to joining Teva, from 2022 to 2025, Mr. Lippman served as Chief Corporate Development and Strategy Officer at Alnylam Pharmaceuticals. From 2021 to 2022, he served as President and Chief Operating Officer at Intima Biosciences. From 2017 to 2021, he was Senior Vice President, Head of Corporate Development, M&A, and Business Development Finance at Takeda Pharmaceuticals. From 2015 to 2016, he served as Chief Business and Financial Officer at Aileron Therapeutics, a clinical oncology company. From 2012 to 2014, he was Senior Vice President and General Manager, US Neurology & Immunology, Global Marketing at EMD Serono. From 2006 to 2012, he served in various executive roles at AstraZeneca, including Executive Director and General Manager for Crestor (Cardiovascular), Nexium / Primary Care Business Unit (GI & CV), Certriad (Cardiovascular Launch Product), and Head of U.S. Business Development. Earlier in his career, he held positions at Pfizer Inc. from 2002 to 2006, including Executive Director of Worldwide Business Development & Strategic Planning, Senior Director and Head of International Business Development, and Senior Director of Pharmaceutical Finance Licensing & Acquisitions. Mr. Lippman received his Master of Business Administration from Cornell University, his Bachelor of Arts in Business Administration and Finance from Georgia State University, and additional Bachelor of Arts from Bucknell University.

David R. McAvoy Executive Vice President, Chief Legal Officer Age: 62

Mr. McAvoy was appointed Executive Vice President, Chief Legal Officer in March 2024. He is an experienced legal and compliance leader with three decades of experience in the biotech and pharmaceutical industry. Most recently from 2019 to 2023, Mr. McAvoy was General Counsel and Chief Compliance Officer at Fresh Tracks Therapeutics, an immunology biotech company. Prior to that, from 2018 to 2019, he served as General Counsel and Chief Compliance Officer at Endocyte, a nuclear medicine oncology company. Previously, he spent over 25 years at Eli Lilly and Company holding numerous global leadership roles in legal, policy and business functions, most recently as General Counsel of Emerging Markets, General Counsel of the Neuroscience Business Unit, and General Counsel of Oncology, Gastrointestinal, Diabetes, and Women’s Health. He received his Bachelor of Arts Degree from the University of Notre Dame, his J.D. from Indiana University Maurer School of Law, and a Master of Science in Environmental Science from Indiana University.

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EXECUTIVE OFFICERS

Mark Sabag Executive Vice President, International Markets Commercial Age: 55

Mr. Sabag was appointed Executive Vice President, International Markets Commercial, in August 2021. Prior to that, he held several executive and senior positions at Teva, including, Executive Vice President, Chief Human Resources Officer and Global Communication and Brand from 2019 to 2021, Executive Vice President, Global Human Resources from 2013 to 2019, Global Deputy Vice President, Human Resources from 2012 to 2013, Vice President, Human Resources for Teva’s International Group and Vice President, Global Human Capital and M&A from 2006 to 2012. Prior to joining Teva, Mr. Sabag held several senior global human resources roles at Intel Corporation. Mr. Sabag received a B.A. in economics and business management from Haifa University.

Matthew Shields Executive Vice President, Teva Global Operations Age: 51

Mr. Shields was appointed Executive Vice President, Teva Global Operations (TGO) in June 2024. With more than 25 years of experience serving in various senior management roles in the global pharmaceutical industry, Matt brings to Teva a passion for improving the lives of patients by enabling a purpose-driven culture focused on operational excellence. Matt has significant experience at every stage of the manufacturing and supply process. Prior to joining Teva, he served as Senior Vice President for Manufacturing at Merck Animal Health (known as MSD Animal Health outside of the United States and Canada), where he oversaw end-to-end manufacturing, supply chain, procurement, and process development. Prior to Merck Animal Health, he served in various operations leadership roles for Sanofi and Amgen, Inc. Matt holds an undergraduate degree in Chemical Engineering & Materials Science Engineering from the University of Connecticut and an MBA from Bryant University in Rhode Island.

44 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Executive Compensation

Compensation Discussion And Analysis

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2024 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Richard Francis President and Chief Executive Officer (“CEO”)	Eli Kalif Executive Vice President, Chief Financial Officer (“CFO”)	Dr. Eric A. Hughes Executive Vice President, Global R&D and Chief Medical Officer

Richard Daniell Executive Vice President, European Commercial	Christine Fox Executive Vice President, U.S. Commercial

1. Business and Compensation Overview	Page 46
2. Compensation Philosophy and Objectives	Page 52
3. Compensation Determination Process	Page 55
4. Components of Our Compensation Program	Page 59
5. Additional Compensation Policies and Practices	Page 74

45 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

1. Business and Compensation Overview

Compensation Philosophy and Objectives

In order to accomplish our key corporate objectives, we must attract, motivate and retain highly skilled and experienced people to execute our corporate strategy and lead our team. To that end, our executive officer compensation program is designed to:

Link pay to performance	Align executive officers’ interests with those of Teva and its shareholders over the long term	Provide competitive compensation to attract and retain talent	Encourage performance without excessive risk

“Pivot to Growth” Strategy

In 2024, we continued to execute our “Pivot to Growth” strategy, our strategy to improve performance and returns that we launched in 2023. We are on track to reach the goals of each of the four pillars of our strategy, which are as follows:

•	Delivering on our growth engines, mainly by further commercializing AUSTEDO, AJOVY, UZEDY and developing our late-stage pipeline of biosimilars;

•

Stepping up innovation, through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities;

•	Sustaining our strong generics medicines franchise, with a global commercial footprint, focused portfolio and pipeline, and excellent manufacturing network; and

•

Focusing our business, by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

In 2024, we continued to execute on the four key pillars of our “Pivot to Growth” strategy:

•

We continued to show strong performance of our key innovative products, mainly AUSTEDO, AJOVY, and UZEDY, as well as on our late-stage pipeline of biosimilars, with the launch of SIMLANDI (adalimumab-ryvk) injection and the recently launched SELARSDI (ustekinumab-aekn) injection, and the progress we made on our proposed biosimilars to Prolia®, Simponi® and Simponi Aria®, and Eylea® which were submitted for regulatory review in the U.S. and the EU;

•

We have been accelerating the development of certain key pipeline assets, including the recent positive Phase 2b results for duvakitug (anti-TL1A), and expect a number of milestones and data points for olanzapine LAI and DARI (Dual-action Asthma Rescue Inhaler, ICS/SABA) in the near future;

•

We continued to optimize our generics business and build a strong pipeline of biosimilars, with several successful launches of high-value complex generics in 2024. Our generics business continued to grow across all regions with increases of 15% in the U.S., 6% in Europe, and 15% in International Markets, all in local currency terms;

•

We focused on capital allocation and disciplined cost management including debt repayment and optimizing our working capital management. We continue to progress with the sale of our active-pharmaceutical ingredient (API) business. The timing and structure of the planned transaction are subject to ongoing consideration and the consummation of the sale remains contingent on reaching a definitive agreement, subject to approval by Teva’s Board of Directors. In the interim, our API business continued to generate growth, with revenues increasing by 3% in both U.S. dollars and local currency terms, compared to 2023. The divestment from this business will help us to continue executing on our Pivot to Growth strategy.

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EXECUTIVE COMPENSATION

The roadmap for the Pivot to Growth strategy envisions: in 2023 and 2024, a return to growth based on AUSTEDO, AJOVY and UZEDY, biosimilar pipeline assets, reallocation to innovative medicines and cash generation from generics, and this has been successfully executed; from 2025 to 2027, an acceleration of growth based on launches of new innovative products, growth in biosimilar generics, an optimized generics business, focused business development and margin expansion; and in 2028 and beyond, sustained growth through further launches of innovative products, a sustainable innovative pipeline, additional focused business development and margin expansion.

2024 Select Business Highlights

2024 was a year of significant advances for Teva, a year in which we continued to execute on our Pivot to Growth strategy, achieved strong growth on our key innovative brands, accelerated our late-stage pipeline assets and achieved a key endpoint, and brought strong growth to our generics business, as detailed below. We also saw positive total shareholder return.

Strategic Developments

•  “Pivot to Growth” Strategy: We continued to execute on this strategy, as described above.

•  AUSTEDO: Global revenues for this treatment of chorea associated with Huntington’s disease and tardive dyskinesia were $1.688 billion, up 36%.

•  AJOVY: Global revenues for this treatment for the preventive treatment of migraines in adults were $507 million, an increase of 18%, with strong market share in the U.S., Europe and International Markets. We presented positive data from a Phase 3 study evaluating the efficacy and safety of AJOVY for the prevention of episodic migraine in children and adolescent patients aged 6-17 years.

•  UZEDY (risperidone): This extended-release injectable for the treatment of schizophrenia in adults gained momentum and generated revenues of $117 million in its first full year of launch.

•  Duvakitug (anti-TL1A): Teva and Sanofi announced that a Phase 2b study met its primary endpoints in patients with ulcerative colitis and Crohn’s disease, showing potential to help treat and meaningfully improve the quality of life of people living with IBD. Teva and Sanofi plan to initiate a Phase 3 study in the second half of 2025.

•  Net Debt: Reduced by an additional $2.1 billion to $14.5 billion at the end of 2024.

Financial Results

•  Our revenues in 2024 were $16,544 million, an increase of 4% in U.S. dollars, or 6% in local currency terms, compared to 2023, mainly driven by higher revenues from generic products in all our segments, from our innovative products AUSTEDO, UZEDY and AJOVY, as well as the sale of certain product rights, partially offset by an upfront payment of $500 million received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, and lower revenues from certain innovative products.

•  Operating loss was $303 million in 2024, compared to operating income of $433 million in 2023. Non-GAAP operating income was $4,329 million in 2024, compared to $4,361 million in 2023, mainly due to higher operating expenses, partially offset by higher gross profit. Please see Appendix A hereto for a reconciliation of non-GAAP operating income to GAAP operating income.

•  As of December 31, 2024, our gross debt was $17,783 million, compared to $19,833 million as of December 31, 2023. This decrease was mainly due to $1,641 million senior notes repaid at maturity, partially offset by $429 million of exchange rate fluctuations.

•  Net loss attributable to Teva and diluted loss per share in 2024 were $1,639 million and $1.45, respectively, compared to net loss attributable to Teva of $559 million and diluted loss per share of $0.50 in 2023. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2024 were $2,860 million and $2.49, respectively, compared to $2,898 million and $2.56 in 2023. Please see Appendix A hereto for a reconciliation of non-GAAP net income and non-GAAP EPS.

•  During 2024, we generated free cash flow of $2,068 million, which we define as comprising $1,247 million in cash flow generated from operating activities, $1,291 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $43 million proceeds from divestitures of businesses and other assets, partially offset by $498 million in cash used for capital investments and $15 million in cash used for acquisition of businesses, net of cash acquired, compared to free cash flow of $2,387 million in 2023. Please see Appendix A hereto for a reconciliation of free cash flow to net cash provided by operating activities.

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EXECUTIVE COMPENSATION

Geopolitical Environment

In October 2023, Israel was attacked by a terrorist organization and entered a state of war on several fronts, which as of the date of this Proxy Statement is ongoing. The health, safety and wellbeing of our Israel-based employees have been a top priority. We provided support through mental health professionals, training for managers, designated support groups, and initiatives to support our employees’ families. In addition, we increased support of an emergency supply of medicines to hospitals, pharmacies and patients, donated products and are providing other humanitarian aid. In late 2023, we established the Support the Soul (‘Metaplim BaNefesh’) program, a holistic, large-scale, long-term program to support and care for Israel’s therapists so they can more effectively treat those impacted by the events of the war in Israel. Despite the circumstances, we maintained full business continuity with uninterrupted supply of medicines.

Sustainability is a Key Business Priority: Healthy Future

We seek to leverage our footprint, scale, resources, products and skills to help address global challenges and support our communities, while ensuring our business success so that we can continue providing medicines to the millions of patients around the world who count on us. Healthy Future, Teva’s sustainability strategy, guides our approach on the themes of:

Aligned with our Pivot to Growth strategy, our sustainability strategy is grounded in being stronger, bolder and simpler, resulting in actions that we believe are thoughtful, intentional, may lead to meaningful change and create long-term value and provide medicines to the millions of patients around the world who count on us. It is our purpose in practice: we are all in for better health.

Teva continued to make strong progress toward its sustainability goals, including on the measures that are part of its SLBs and its sustainability-linked RCF.

•

By end of 2024, we had launched 9 access programs (out of a 2025 target of 8) and made 74 regulatory submissions (99% of the 2025 target). In 2024 alone, we distributed ~3.6 million doses of medicine in access programs in low- and middle-income countries.

•

We surpassed our 2025 goal to reduce scope 1 and 2 greenhouse gas emissions by 25% (vs 2019), and we’ve announced our plan to achieve net zero emissions by 2045 across our operations and value chain and transition to 100% renewable electricity by 2035.

•	We continue to nurture a culture of ethics and compliance and hold ourselves and our suppliers to high standards.

•	We support the United Nations Global Compact and integrate its Ten Principles in the areas of human rights, labor, environment and anticorruption into our business.

•	During 2024, we continued to make good progress on our priority ESG ratings performance, improving or maintaining our performance on MSCI, ISS ESG, Sustainalytics and CDP.

•

Similar to previous years, the CEO and all other executive officers were given objective and measurable goals as part of their individual performance goals that are directly related to our sustainability strategy.

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EXECUTIVE COMPENSATION

Key Aspects of 2024 Executive Compensation

2024 CEO Compensation: Majority Performance-Based (Total and Long-Term Incentive Equity)

Approximately 88% of our CEO’s 2024 compensation was variable and at-risk, with the substantial majority being performance-based. In addition, 70% of our CEO’s annual long-term incentive equity grant was in the form of performance share units (“PSUs”). The PSUs are subject to performance metrics tied to our key goals, and there is an absolute stock price modifier. The PSUs will vest, if at all, at the end of the applicable performance period. The remaining 30% of our CEO’s annual long-term incentive equity grant was in the form of time-based restricted share units (“RSUs”), which vest over four years.

2024 Annual CEO Target Total Direct Compensation

Richard Francis Total: $13M(1)

(1)  Equity values have been rounded to the nearest $10,000.

2024 Long-Term Incentives: 70% Performance-Based Equity for CEO, 67% for all other NEOs; High Threshold Performance Level; Three-Year Performance Period

In addition to 70% of the CEO’s target equity grant in the form of PSUs, 67% of the value of the target equity grant for our other executive officers is subject to performance-based vesting conditions in the form of PSUs, and the other 33% is in the form of time-based RSUs. This enhances the strong link between pay and performance for our NEOs and the alignment of the interests of the NEOs with those of Teva and its shareholders.

The HR and Compensation Committee and the Board established multi-year performance periods for both of the PSU metrics, as well as a modifier based on absolute stock price during the third year, underscoring the long-term nature of these incentives.

Rigorous Targets

Long-Term Incentives.

For the 2022-2024 PSUs, the HR and Compensation Committee and the Board determined that the achievement for the combined three-year performance period was 102% of the target for Net Revenue, resulting in an earning percentage of 111%, and achievement of 99% of the target for Non-GAAP Operating Income, resulting in an earning percentage of 94%. The weighted average of these earning percentages, 102%, was then subject to a relative Total Shareholder Return (“TSR”) modifier, which increased the payout by 20% based on our TSR ranking relative to the TSR peer group, resulting in a modified final earning percentage of 123% of the target number of PSUs.

Annual Cash Incentives.

At the beginning of 2024, we established annual cash incentive plan targets for Net Revenues, Non-GAAP EPS and Free Cash Flow that were aligned to the middle of the range of our outlook as communicated to investors in January 2024.

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EXECUTIVE COMPENSATION

The 2024 Net Revenue goal was set at $16 billion, the Non-GAAP EPS goal was set at $2.38 and the Free Cash Flow goal was set at $1.9 billion. In setting these goals, the HR and Compensation Committee took into account various factors, including forecasted growth levels for the global economy, for the geographic areas where the Company operates and for the market for generic products, and with recognition that goals were being established in conjunction with the execution of our Pivot to Growth strategy. In addition, the goals were based on the assumptions communicated to investors in January 2024, including:

•  Anticipated continued decline in COPAXONE revenue from approximately $500 million in 2023 to $400 million in 2024, due to an expected increase in generic competition;

•  Anticipated continued increase of AUSTEDO revenue from approximately $1.2 billion in 2023 to $1.5 billion in 2024; and

•  Anticipated continued increase of global AJOVY revenue from approximately $400 million in 2023 to $500 million in 2024.

In light of all of these factors, these goals were considered rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks we were facing.

2024 Say-on-Pay Vote and Shareholder Engagement

Our Board places a high value on incorporating shareholder feedback on our executive compensation program, and actively seeks input, including in connection with compensation program adjustments related to our Pivot to Growth strategy. We regularly engage with investors on a variety of topics, including corporate governance and executive compensation, in the context of driving long-term, responsible growth, as well as sustainability and human capital management. We strive to be responsive to shareholder feedback.

At the 2024 annual meeting of shareholders, our advisory Say-on-Pay proposal regarding the compensation of our NEOs received the support of approximately 83% of the votes cast. The HR and Compensation Committee viewed the approval by shareholders of the executive compensation program at such a level as evidence that a substantial majority of shareholders have a favorable view of the Company’s executive compensation program. Regardless of the level of support received for the Say-on-Pay proposal in any particular year, the HR and Compensation Committee and the Board conduct shareholder engagement each year following the annual meeting in order to gather feedback from shareholders on a wide variety of topics and consider appropriate responsive actions.

As part of this outreach, we contacted most of our top 35 institutional shareholders, representing approximately 41% of the Company’s outstanding shares (after which the concentration of shareholders declines meaningfully). Despite there being a meaningful portion of our shareholder base that does not generally engage, we ultimately spoke with shareholders representing more than 19% of the Company’s outstanding shares.

Engaging on behalf of the Company were our Chairman of the Board, as well as senior management with responsibility for investor relations, corporate governance, sustainability and executive compensation. Shareholder feedback was subsequently shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the full Board.

Following the discussions, the HR and Compensation Committee evaluated the views and preferences raised by shareholders, and discussed which actions might be appropriate to address such views while maintaining a robust alignment with our corporate growth strategy. That evaluation was shared with the full Board, which determined to take the specific actions that were directly responsive to our shareholders as further detailed below. Overall, shareholders were generally supportive of our approach to executive compensation and did not think that any major structural changes were necessary.

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What We Heard

Shareholders acknowledged multiple positive changes made to the executive compensation program in recent years, and encouraged to continue to strive for ongoing improvement and incentives to increase shareholder value

Overall, shareholders were generally supportive of our approach to executive compensation and did not think that any major structural changes were necessary. In recent years, the HR and Compensation Committee and the Board have heard constructive feedback from many shareholders, continued to assess our program and have taken direct action to address their views and preferences, in an effort to improve the program and increase shareholder value. Over the last year, changes included:

•  Updated the executive annual cash incentive and PSU program design to better align with the Pivot to Growth Strategy;

•  Increased the portion of the annual equity grant for executive officers that is in the form of PSUs from 50% to 67% (CEO was already at 70%);

•  Updated the peer group for benchmarking purposes to reflect current organizational status; as a result, Teva’s revenues are more closely aligned with the median of the companies in the updated peer group; and

•  Updated stock ownership guidelines to exclude vested stock options from counting towards compliance with the guidelines (both vested and unvested options are now excluded).

Demonstrate that the Board has reviewed their policy towards classified Board and considered the shareholders’ perspective

•  The Board is committed to reviewing its policy on classified Board on an ongoing basis and considering the shareholder perspective.

•  The Board believes that maintaining the classified structure for now best serves the Company and its shareholders. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over his or her service on the Board of Directors. This structure helps ensure a balanced mix of experienced and new directors, providing both stability and continuity. Additionally, having directors serve three-year terms allows for a focus on long-term strategic planning. This promotes deeper engagement and a greater sense of commitment, ultimately supporting the Company’s ability to navigate challenges and drive sustainable growth. We continually review our Board structure, considering market trends and shareholder feedback, and believe that our current approach remains suitable at this time. At the same time, it is the policy of the Board that directors should not expect to be renominated automatically.

Demonstrate that the Board has reviewed their policy towards inclusion and diversity on the Board and considered the shareholders’ perspective

•  The Board believes, that Teva’s directors should ultimately be selected based on wide-ranging experiences, skills, knowledge, insight, and backgrounds, in accordance with applicable law.

•  The process of selecting directors is based on objective criteria without discrimination and focuses on a candidate’s ability to successfully perform as a director. As part of our ongoing refreshment approach, we regularly review the mix of skills and experience of current directors and assess the performance of the Board, committees and individual members, and we actively seek out shareholder feedback to incorporate into our succession planning.

•  In nominating members to our Board, the Board also considers our unique position as an Israeli company with shares listed both on the New York Stock Exchange and the Tel Aviv Stock Exchange, and maintains a meaningful representation of Israeli directors. Being familiar with Teva’s history and legacy enables the directors serving on our Board to make decisions that honor our past while guiding the Company towards future growth and innovation.

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The Board and management continue to regularly engage in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider the shareholder-approved Compensation Policy, shareholder feedback, and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation as depicted in our annual shareholder engagement cycle below. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

2. Compensation Philosophy and Objectives

Compensation Philosophy

•

Pay-for-performance: We aim to incentivize our executive officers by creating a strong link between their performance and compensation. Therefore, a significant portion of the total compensation package provided to our executive officers is based on measures that reflect both our short- and long-term goals and performance, as well as the executive officer’s individual performance and impact on shareholder value.

•

Alignment of executive officers’ interests with those of Teva and its shareholders: In order to promote retention and motivate executive officers to focus on our long-term objectives and the performance of Teva’s shares, a significant portion of the total compensation packages of our executive officers is granted in the form of equity-based compensation, which creates a direct link between the interests of executive officers and the interests of Teva and its shareholders. By making executive officers into shareholders with a personal stake in the value of Teva, we are motivating them to create, and enabling them to share in, Teva’s growth and success, while also fostering an ownership culture among executive officers.

•

Competitive compensation to attract and retain talent: We compete with global companies to attract and retain highly talented professionals with the necessary capabilities to promote creativity, encourage high achievement, manage our complex business and worldwide operations and execute our strategy. The HR and Compensation Committee and the Board reference, among other things, the amounts and structures of the compensation of executive officers in the companies in our peer group in determining competitive pay levels.

•

High standards of corporate governance, compliance and risk management: We are committed to transparent and ethical business practices. Maintaining high standards of corporate governance and legal compliance are key factors in our success. This allows us to create long-term value for our shareholders as well as all of our other stakeholders, including employees, customers, suppliers and, above all, patients worldwide. Compensation is structured in a manner that creates an incentive to deliver high performance (both short- and long-term) while taking into account our compliance and risk management philosophy and avoiding undue pressure on executive officers to take excessive risks, thereby encouraging a balanced and effective risk-taking approach.

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Compensation Policy under the Israeli Companies Law

Due to our unique position as an Israeli company with an extensive global footprint, we aim to adopt compensation policies and practices that match those of similar global companies, but we must also comply with applicable Israeli law, including the requirement that Israeli publicly-traded companies adopt a compensation policy which is submitted periodically for shareholder approval and contains certain limits on elements of compensation. Executive compensation decisions must generally be consistent with that policy.

As approved at our 2022 annual meeting of shareholders, and as required by the Israeli Companies Law, we have adopted a Compensation Policy regarding the terms of office and employment of our “Office Holders” (as defined under the Israeli Companies Law, which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance, and other benefits (the “Terms of Office and Employment”). During 2024, each of our NEOs was an Office Holder within the meaning of the Israeli Companies Law.

Under the Israeli Companies law, we are required to submit the compensation policy to shareholders at least once every three years for approval. If the compensation policy is not approved by the shareholders, the Board may approve the compensation policy even if the shareholders objected to its approval, provided that the HR and Compensation Committee and the Board decided, on the basis of detailed reasons and after reconsidering the compensation policy, that the approval of the compensation policy despite the objection of the shareholders is in the best interest of the company. Since three years have elapsed since our shareholders last approved the Compensation Policy in 2022, Teva is submitting to shareholders a proposal to approve an amended Compensation Policy as further described in “Proposal 3: Approval of Teva’s Amended Compensation Policy”.

The Compensation Policy is reviewed from time to time by the HR and Compensation Committee and the Board to ensure its alignment with our compensation philosophy and objectives and to consider its appropriateness for Teva. In connection with determining what amendments to make to the Compensation Policy in 2025, our HR and Compensation Committee and the Board sought input from our independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), regarding current market practices, values and multiples. The HR and Compensation Committee and the Board also considered that such market practices had evolved meaningfully in the six years since there had been any amendments in these areas of the Compensation Policy, as well as the experience of the Company in complying with the Compensation Policy. The proposed amendments in the 2025 Compensation Policy are designed to bring the provisions closer into alignment with market practices.

Compensation Governance

The HR and Compensation Committee assesses the effectiveness of our compensation program periodically and reviews risk mitigation and governance matters. We do this by maintaining the following best practices:

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What we do

Shareholder Engagement

We reach out to shareholders to understand and address their perceptions and views regarding our executive compensation program.

Shareholder-Approved Compensation Policy

We must generally comply with the provisions of our shareholder-approved Compensation Policy in all decisions in connection with executive compensation.

Majority Variable Pay

The majority of total executive compensation is variable and at-risk, and a meaningful percentage is performance-based.

Balance Short- and Long-Term Compensation

The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.

Multiple Performance Metrics in Incentive Programs

We use multiple performance metrics in our incentive plans to capture our performance from different perspectives, providing a more complete picture.

Equity for Long-Term Incentives

We grant both PSUs that generally have a three-year performance period and RSUs that vest over four years to motivate long-term performance, align the interests of executive officers and shareholders and provide an incentive for retention.

Independent Compensation Consultant

Our HR and Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in Committee decision-making.

Peer Data

We review compensation benchmark data from peer companies whose industry, revenues, and global footprint share similarities with Teva.

Stock Ownership Guidelines

We maintain guidelines for executive officers and directors to maintain meaningful levels of stock ownership to align their interests with shareholders.

Clawback

We maintain robust clawback policies compliant with SEC and NYSE rules and Israeli law to recoup cash and equity-based incentives paid to executive officers based on erroneously prepared financial statements or other misconduct.

Risk Assessment

We conduct an annual risk assessment of our compensation program.

Cap Bonus, Equity Grant Fair Values and PSU Payouts

We cap annual cash incentive payouts, annual equity grant date fair values at target, and the number of PSUs that may be earned under an award, pursuant to the Compensation Policy.

Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding equity awards will vest only if there is both a change-in-control and a termination of employment (a “double trigger”). A change-in-control alone will not trigger vesting.

What we don’t do

No Dividends on Unearned Awards

Under our equity plan, we do not pay dividends or dividend equivalents on shares that a participant has not yet earned or that have not vested.

No Hedging or Pledging of Company Securities

We prohibit executive officers and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.

No Repricing of Underwater Stock Options

Our equity plan does not permit the repricing of stock options where the strike price exceeds the then-current fair market value without shareholder approval.

No Excise Tax Gross-Ups

We do not provide excise tax gross-ups in employment agreements.

No Guaranteed Bonuses

We do not provide guaranteed performance bonuses to our executive officers.

No Backdating or Discounting Stock Options

We do not backdate stock options or provide discounted stock options.

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3. Compensation Determination Process

Key Participants

The roles and responsibilities of all parties involved with the compensation determination process are set forth below:

Participant	Responsibilities

Shareholders

•  Approve the Compensation Policy as required under the Israeli Companies Law, including caps for cash incentives and equity, at least once every three years, and any changes thereto

•  Cast advisory vote on proposal(s) regarding executive compensation under U.S. law

•  Approve any compensation that deviates from the Compensation Policy

•  Approve compensation of the CEO

•  Approve compensation of directors

•  Approve equity plans, material changes to equity plans and share reserve increases

•  Provide direct feedback and input to Teva and our Board

Board of Directors

•  Evaluate performance of the CEO and executive officers, including the NEOs

•  Review and approve (subject to shareholder approval in certain cases):

–  Equity plans, material changes to equity plans and share reserve increases

– CEO and executive officer compensation, with input and recommendation from, and prior approval of, the HR and Compensation Committee – Changes to the Compensation Policy

Human Resources and Compensation Committee

•  Consider shareholder feedback and all other factors to help align our executive compensation program with the interests of Teva and our shareholders and long-term value creation

•  Review and approve (subject to Board and shareholder approval in certain cases):

–  CEO and executive officer compensation, including adjustments to executive officers’ base salaries, cash incentives and equity compensation, as well as other components of compensation, in alignment with the Compensation Policy

–  Performance-based metrics and goals under the annual cash incentive plan and associated with PSUs

–  Achievement of performance-based goals under the annual cash incentive plan and associated with PSUs

–  Equity plans and awards

–  The Compensation Policy and its continued appropriateness (periodically)

–  The CD&A and the compensation tables and accompanying narrative descriptions

Independent Compensation Consultant

•  Advise the HR and Compensation Committee on various director and executive officer compensation and governance topics, including:

–  Compensation Policy, pay philosophy, best practices and market trends

–  Selection of peer group companies

–  Director and executive officer compensation practices and levels at peer group companies

–  Design of annual cash incentive plan, and performance and other equity plans, and awards and grants under each plan

–  Stock ownership guidelines

•  Review and provide an independent assessment of the data and materials presented by management to the HR and Compensation Committee

•  Participate in HR and Compensation Committee meetings as requested

CEO	• Evaluate the performance of other executive officers, including the other NEOs, and recommend adjustments to base salaries, annual cash incentives and long-term equity compensation	• Develop business goals, which are evaluated and incorporated by the HR and Compensation Committee and the Board in the design of our executive officer compensation program

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Role of Independent Compensation Consultant

The HR and Compensation Committee has the authority to retain independent compensation consultants to assist it in the performance of its duties and responsibilities without consulting or obtaining the approval of management of the Company. For 2024, the HR and Compensation Committee retained Meridian as its independent compensation consultant. Meridian reported directly to, and was directly accountable to, the HR and Compensation Committee. While the HR and Compensation Committee took into consideration the review and recommendations of this independent advisor when making decisions about the Company’s executive officer and director compensation practices and governance-related topics, the HR and Compensation Committee ultimately made its own independent decisions about these matters.

The HR and Compensation Committee assessed the independence of Meridian pursuant to the rules of the SEC and the NYSE. In doing so, the HR and Compensation Committee considered the factors set forth by the SEC and NYSE with respect to a compensation consultant’s independence. The HR and Compensation Committee also considered the nature and amount of work performed for the HR and Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. After these reviews, the HR and Compensation Committee concluded that there were no conflicts of interest, and that Meridian was independent pursuant to SEC and NYSE rules.

Compensation Peer Group and Peer Selection Process

The HR and Compensation Committee believes that obtaining relevant market and benchmark data is very important to making determinations about executive compensation. This information provides a solid reference point for making decisions and very helpful context even though, relative to other companies, there are differences and unique aspects of the Company.

The HR and Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources, when making decisions about the structure and component mix of our executive compensation program. The HR and Compensation Committee also considers broader industry practices and our competitors for talent.

The HR and Compensation Committee has developed and maintained a relevant group of peer companies (the “Peer Group”) that represent the companies with which we believe we primarily compete for talent. The HR and Compensation Committee generally use the following criteria when conducting the initial screening of the Peer Group:

•	Industry: Pharmaceutical sector/subsector;

•	Company size: $10 billion to $40 billion of revenues, market capitalization of $10 billion to $160 billion, and a similar number of employees as Teva; and

•

Global presence and geography: Global footprint and breadth, with focus on U.S. and European markets; the HR and Compensation Committee made a conscious decision to include both U.S. and non-U.S. companies (in terms of headquarters and country of primary exchange listing) in order to reflect Teva’s international presence and competition in the global talent market.

In general, the HR and Compensation Committee accords less weight to market capitalization due in part to the number of factors that can influence and cause volatility in the spot price of the common stock of a company. In addition, the HR and Compensation Committee views the consistency and robustness of the peer group over time as being very important.

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The Peer Group established for setting 2024 compensation consisted of the following companies:

Company	Headquarters	Revenues(*) ($ in millions) (Fiscal Year End)	Market Cap(*) ($ in millions) October 10, 2023	Employees(*)

AbbVie, Inc.	United States	$58,054	$262,798	50,000

Amgen, Inc.	United States	$26,323	$145,092	25,200

Astellas Pharma, Inc.	Japan	$10,674	$ 24,817	14,484

AstraZeneca Plc	United Kingdom	$44,351	$208,687	83,500

Biogen, Inc.	United States	$10,173	$ 38,254	8,725

Bristol-Myers Squibb Co.	United States	$46,159	$117,805	34,300

Eli Lilly & Co.	United States	$28,541	$520,971	39,000

Gilead Sciences, Inc.	United States	$27,281	$ 94,660	17,000

GlaxoSmithKline Plc	United Kingdom	$35,332	$ 75,616	69,400

Merck KGaA	Germany	$23,760	$ 72,394	63,712

Novo Nordisk A/S	Denmark	$25,424	$413,271	59,337

Sanofi	France	$48,508	$136,474	91,573

Takeda Pharmaceutical Co., Ltd.	Japan	$29,391	$ 47,835	49,095

Viatris, Inc.	United States	$16,263	$ 11,540	38,000
(*)	Source: Dow Jones (October 10, 2023)

	Revenues ($ in millions)	Market Cap ($ in millions)	Employees

Teva Pharmaceutical Industries Ltd. Percentile Rank	14th	0th	31st

Median	27,911	106,232	44,048

The HR and Compensation Committee periodically reviews the Peer Group to ensure that the companies included continue to meet the primary selection criteria outlined above. The HR and Compensation Committee decided to keep the same Peer Group as the prior year when setting 2024 compensation.

The HR and Compensation Committee and the Board consider data from the Peer Group companies as a reference point in reviewing market pay levels, allocations and practices, but do not tie CEO and executive officer compensation to specific market percentiles. Other factors considered when setting the compensation of our CEO and executive officers include sustained performance, criticality of contributions to Teva, and the executive officer’s role, skills, experience and development. The HR and Compensation Committee retains discretion in determining the nature and extent of the use of Peer Group data.

Updated Peer Group for 2025

In connection with its regular periodic review of the Peer Group, and with its newly-engaged independent compensation consultant bringing a fresh perspective, in the second half of 2024, the HR and Compensation Committee updated the Peer Group using updated selection criteria as described below. Teva’s attributes aligned more closely with the median range of the companies in the updated Peer Group. The HR and Compensation Committee then referenced this updated Peer Group in making subsequent compensation decisions, including with respect to the proposed updated employment terms of the President and CEO, in connection with evaluating the compensation paid to our non-employee directors, in connection with the proposed amendment to the Compensation Policy, as well as setting executive officer compensation levels for 2025. See Proposals 3, 4 and 5 below.

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The HR and Compensation Committee used the following updated criteria when developing the updated Peer Group:

•	Industry: Biotechnology, Pharmaceuticals, and Life Sciences Tools and Services;

•

Company size: Revenues of approximately 1/4x to 4x Teva’s revenues ($4 billion to $63 billion at the time of assessment) and Enterprise Value (which includes debt to provide a more fulsome representation of the size of the organization) less than 12x Teva’s value ($400 billion at the time of assessment); and

•	Business similarity and complexity: Companies mainly based in the U.S. and Europe, with global scope of operations, and a similar business model and fit to Teva.

Based on these criteria, the following companies, which met the selection criteria, were added: Bausch Health Companies, Inc., IQVIA Holdings, Inc., Moderna, Inc., Novartis AG, Organon & Co., Perrigo Company Plc, Regeneron Pharmaceuticals, Inc. and Vertex Pharmaceuticals, Inc. The following companies no longer met the updated selection criteria and were removed: AbbVie, Inc., Astellas Pharma, Inc., Eli Lilly & Co., Merck KGaA, and Novo Nordisk A/S.

The Peer Group established for use in connection with subsequent compensation decisions consisted of the following companies:

Company	Headquarters	Revenues(*) ($ in millions)	Enterprise Value(*) ($ in millions)	Employees(*)

Amgen, Inc.	United States	$33,424	$191,490	28,000

AstraZeneca PLC	United Kingdom	$54,073	$228,175	94,300

Bausch Health Companies, Inc.	Canada	$ 9,625	$ 24,684	20,700

Biogen, Inc.	United States	$ 9,676	$ 27,235	7,605

Bristol-Myers Squibb Company	United States	$48,300	$157,791	34,100

Gilead Sciences, Inc.	United States	$28,754	$131,586	17,600

GlaxoSmithKline Plc	United Kingdom	$39,280	$ 84,175	68,629

IQVIA Holdings Inc.	United States	$15,405	$ 47,907	88,000

Moderna, Inc.	United States	$ 3,236	$ 8,154	5,800

Novartis AG	Switzerland	$51,722	$212,877	75,883

Organon & Co.	United States	$ 6,403	$ 11,828	10,000

Perrigo Company Plc	Ireland	$ 4,373	$ 7,034	8,379

Regeneron Pharmaceuticals, Inc.	United States	$14,202	$ 61,056	15,106

Sanofi	France	$45,849	$138,970	82,878

Takeda Pharmaceutical Co., Ltd.	Japan	$29,125	$ 72,375	49,281

Vertex Pharmaceuticals, Inc.	United States	$11,020	$ 94,253	6,100

Viatris, Inc.	United States	$14,739	$ 28,827	32,000
(*)	Source: S&P Capital IQ, (December 31, 2024)

	Revenues ($ in millions)	Enterprise Value ($ in millions)	Employees

Teva Pharmaceutical Industries Ltd. Percentile Rank	51st	35th	63rd

Median	15,405	72,375	28,000

In general, the HR and Compensation Committee and the Board seek to align executive officer compensation and other employment terms with the market median range in order to be able to attract, motivate and retain experienced executive talent who are critical to our long-term success.

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Internal Considerations

The HR and Compensation Committee also reviews relevant internal ratios between executive officer compensation and the compensation of other employees, specifically the average and median values of other employee compensation, and its potential effect on the Company’s labor relations in connection with the review and approval of compensation to executive officers.

4. Components of Our Compensation Program

2024 Components in General

The HR and Compensation Committee, Board and shareholders each participated in the selection of the components of compensation set forth in the chart below to achieve our stated executive compensation program objectives. The majority of the compensation of each executive officer is variable and at-risk and a significant portion is subject to the achievement of performance goals in order to be earned. The HR and Compensation Committee and the Board review all components of the compensation of executive officers in order to verify that each executive officer’s total compensation is consistent with our compensation philosophy and objectives and within the parameters set by our shareholder-approved Compensation Policy.

Element	Description	Additional Detail

Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, external market value and internal equity	Base salaries are intended to provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable leadership team

Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation

Determined based on the level of achievement relative to Company and individual performance objectives that are pre-determined annually

The weighted average of the results for the three Company-wide metrics must be at least 85% of target in order for any payout to occur

Cash incentives are capped at a maximum of 200% of the target cash award (133% for the CEO) if achievement level is at least 120% of performance goal

Per the Compensation Policy, a target cash award as a percentage of annual base salary is capped at 100% (150% for the CEO)

Annual cash incentive opportunities are designed to ensure that our executive officers are incentivized to reach Teva’s annual goals; payout levels are determined based on actual financial and operational results, as well as individual performance

Long-Term Incentives: Annual Equity-Based Compensation

Variable equity-based compensation

Per the Compensation Policy, the maximum monetary grant value of the annual equity award is $11.0 million at target for the CEO and $4.5 million at target for other executive officers

Performance Share Units (“PSUs”): Restricted share units that are earned only upon the attainment of performance goals generally over a 3-year period

Awards are capped at 250% of the target number of shares

Restricted Share Units (“RSUs”): Restricted share units that are time-based, with a 4-year vesting period

Equity-based compensation is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long term

In 2024, the CEO received 70% of the long-term incentive value granted in the form of PSUs and 30% in the form of RSUs; all other executive officers received 67% of the value granted in the form of PSUs and 33% in the form of RSUs

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2024 Target Pay Mix

The target pay mix supports the core principles of our executive officer compensation philosophy of compensating for performance and aligning executive officers’ interests with those of Teva and its shareholders, by emphasizing short- and long-term incentives.

The following charts outline the HR and Compensation Committee and the Board’s allocation of annual target total direct compensation payable to the CEO and to other NEOs. The HR and Compensation Committee and the Board allocated compensation among (i) base salary, (ii) short-term annual cash incentive opportunity and (iii) long-term annual equity.

A sizeable majority of target total direct compensation is variable, at-risk pay, consistent with our pay-for-performance philosophy. Specifically, in 2024, 88% of our CEO’s target total direct compensation was at-risk compensation, and 84%, on average, of the target total direct compensation of our other NEOs was at-risk compensation. We consider compensation to be “at risk” if it is subject to performance-based payment or vesting conditions or if its value depends on stock price appreciation.

Target Pay Mix

The percentages of target total direct compensation as calculated above are based on the annualized 2024 base salary, the 2024 annual cash incentive compensation opportunity (assuming achievement at the target level), and the grant date fair value of the annual equity grant. Each compensation element is outlined in more detail in the 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards table.

Base Salary

Base salaries provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable management team. Base salaries vary among executive officers and are individually determined according to each executive officer’s areas of responsibility, role and experience based on a variety of considerations, which may include, among other things, professional background (education, skills, expertise, professional experience and achievements and previous compensation arrangements, as relevant), external competitiveness, job criticality and internal fairness.

In 2024, the HR and Compensation Committee adjusted the base salaries of certain NEOs to maintain market competitive pay, as determined by reference to comparable positions at the Peer Group companies.

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Executive	Annualized 2023 Base Salary ($)	Annualized 2024 Base Salary ($)(1)	2023-2024 % Change

Richard Francis	$1,600,000	$1,600,000	0%

Eli Kalif	$800,869	$876,631	9%(2)

Dr. Eric A. Hughes	NA	$770,000	NA

Richard Daniell	$790,298	$844,806	7%(3)

Christine Fox	NA	$800,000	NA
(1)	Annualized base salary as of December 31, 2024 converted from local currency, where relevant, using a 2024 annual average exchange rate.
(2)	Mr. Kalif is paid in Israeli shekels. The change in salary shown for Mr. Kalif is due to a 10% salary increase and fluctuations in exchange rates.
(3)	Mr. Daniell is paid in British pounds. The change in salary shown for Mr. Daniell is due to a 4% salary increase and fluctuations in exchange rates.

Annual Cash Incentives

The annual cash incentive component aims to incentivize our executives to reach our annual goals. Annual cash incentives are designed to provide a significant pay-for-performance element of our executive compensation package, as payout eligibility and levels are determined based on actual financial and operational performance, as well as individual performance.

Pursuant to our Compensation Policy, which serves as a shareholder-approved framework, executive officer target annual cash incentive opportunity is capped at 100% of annual base salary, and for the CEO, target annual cash incentive opportunity is capped at 150% of annual base salary. In addition, the maximum annual cash incentive payout cannot exceed 200% of target annual cash incentive. The 2024 annual cash incentive plan offers incentives to the executive officers to accomplish certain short-term financial results that the HR and Compensation Committee and Board view as key steps in the execution of our overall business strategy, with the intent ultimately of increasing shareholder value.

The amount of the payout, if any, under the annual cash incentive plan is determined as follows:

Target Opportunities

The HR and Compensation Committee and the Board determine the target annual cash incentive opportunity available to each NEO by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The HR and Compensation Committee and the Board did not change the target incentive percentages for our recurring NEOs from 2023 levels.

Executive	2024 Target Annual Cash Incentive (% of Base Salary)

Richard Francis	150%

Eli Kalif	100%

Dr. Eric A. Hughes	100%

Richard Daniell	100%

Christine Fox	100%

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Performance Measures

The HR and Compensation Committee and the Board used the same performance measure categories in 2024 as used in 2023: Company Financial and Individual. However, to deepen the alignment of the annual cash incentive plan with the Pivot to Growth strategy, to underscore the substantial emphasis on top line growth, and to be consistent with the practice of the vast majority of peers, the HR and Compensation Committee and the Board made an adjustment to the 2024 annual cash incentive plan by adding Net Revenue as a metric and adjusting the weighting of the three Company Financial metrics accordingly.

Category	Weighting	Metric Weighting

Company Financial	75%	25% Net Revenues

		25% Non-GAAP EPS

		25% Free Cash Flow

Individual	25%	See Below

Company Financial Measures

The HR and Compensation Committee and the Board believe that certain financial measures are key performance indicators of the present and future prospects of our business and key drivers of shareholder value, and as such, selected the following financial measures for use in the annual cash incentive plan:

•

Net Revenues: This measure is determined using Net Revenues as reported in our audited financial statements, subject to adjustment for currency fluctuations. It represents top line growth, in alignment with the Pivot to Growth strategy, and is a leading indicator of corporate performance and value creation.

•

Non-GAAP Earnings Per Share: This measure of income is calculated as net income attributable to ordinary shareholders divided by the weighted average number of shares outstanding (fully diluted), and represents profitability. It focuses managers on expense control in addition to revenue generation and is viewed as a strong indicator of sustained performance over the short- and long-term.

•

Free Cash Flow: This measure, for purposes of the annual cash incentive, is calculated as the cash flow generated from operating activities, cash received for beneficial interest collected in exchange for securitized trade receivables (under our EU securitization program) and proceeds from divestitures of businesses and other assets, net of capital investments. It serves to focus employees on generating cash in the short- and long-term, to make investments (including in innovative products), fund operations and pay debt. It focuses managers on expense control in addition to revenue generation and on improvement in working capital.

These performance measures were selected because they focus management on metrics that align with our most critical strategic priorities of generating revenue, controlling expenses and improving profitability, and generating cash to make investments and service debt, and give a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

We use non-GAAP measures as our compensation performance metrics, as do many other companies, because they are used by management and our Board (in conjunction with other performance metrics) to evaluate our operational performance, and to prepare and evaluate our work plans and annual budgets. While other qualitative factors and judgment also affect the establishment of performance metrics and goals and compensation levels, the principal quantitative elements are tied to the work plan/annual budget, which are based on these non-GAAP measures. The non-GAAP measures exclude items that management believes are non-recurring and not reflective of the Company’s underlying business performance. As such, performance achievement and compensation outcomes are not disproportionately affected by factors unrelated to the ongoing operation of our business by management. Using the non-GAAP measures aligns with the intent of the HR and Compensation Committee and the Board in setting business performance-related goals for our executive officers that are not affected by items that are not indicative of performance. For more information on the non-GAAP measures we use for our compensation performance metrics and the adjustments made to derive such non-GAAP measures, please see the earnings press release furnished with our Current Report on Form 8-K filed with the SEC on January 29, 2025.

For a reconciliation of these non-GAAP measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please see Appendix A hereto.

62 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

Threshold, Target, and Maximum Company Performance Levels

The HR and Compensation Committee and the Board set the 2024 threshold, target and maximum performance levels at levels that were considered rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant risks and opportunities.

The HR and Compensation Committee developed performance metric targets based on the business plan that were aligned to the middle of the range of our outlook as communicated to investors in January 2024. In setting these goals, the HR and Compensation Committee and the Board took into account various factors, including forecasted growth levels for the global economy, for the geographic areas where the Company operates and for the market for generic products, and with recognition that goals were established in conjunction with the execution of our Pivot to Growth strategy. In addition, the goals were based on key assumptions communicated to investors in January 2024, including:

•	Anticipated continued decline in COPAXONE revenue from $500 million in 2023 to approximately $400 million in 2024, due to an expected increase in generic competition;

•	Anticipated continued increase of AUSTEDO revenue from $1.2 billion in 2023 to approximately $1.5 billion in 2024; and

•	Anticipated continued increase of global AJOVY revenue from $400 million in 2023 to approximately $500 million in 2024.

In light of all of these factors, these goals were considered rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks we were facing.

After setting the targets, the HR and Compensation Committee and the Board also set the threshold and maximum performance levels. To achieve threshold performance, the weighted average of the achievement percentages for the three Company-wide metrics must be at least 85%, which is a rigorous and challenging level of achievement that must be met. A weighted average achievement percentage of less than 85% would result in no annual cash incentive payment for executive officers. The HR and Compensation Committee and the Board set the maximum level of performance at 120% of target for each Company performance metric, a level that presented a significant challenge requiring exceptionally strong performance.

Weighting	Performance Metric	Threshold (85%)	Target (100%)	Maximum (120%)	Actual Results		% Achievement

25%	Net Revenues	$13.6B	$16B	$19.2B	$16.8B	(*)	105%

25%	Non-GAAP EPS	$ 2.02	$2.38	$ 2.86	$2.49		105%

25%	Free Cash Flow	$ 1.6B	$1.9B	$ 2.3B	$2.1B		109%
(*)	We applied foreign exchange rates used for setting our business plan for 2024 when determining performance achievement.

Individual Measures

The remaining 25% of the measures under the 2024 annual cash incentive plan were individual performance measures established by the HR and Compensation Committee and the Board early in the year. These measures included components specific to the nature of each executive officer’s position and area of responsibility. The HR and Compensation Committee and the Board established measures that it viewed as rigorous and challenging, requiring significant effort to achieve. The HR and Compensation Committee and the Board evaluated performance with respect to the individual measures by determining an individual performance rating and individual performance achievement percentage, which was then used as a component for determining the overall performance factor.

63 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

Richard Francis President and Chief Executive Officer	ACHIEVEMENT

Individual Goals

•  Leading the Pivot to Growth strategy implementation

•  Achieving global sales targets

•  Meeting key innovative milestones

•  Building a high-performance organization by focusing on leadership development and succession

•  Driving the implementation of Teva’s Healthy Future strategy and overseeing the delivery of SLB, RCF and external commitments, including achieving 2% reduction in absolute Scope 1 and 2 Greenhouse Gas emissions (vs. 2023); providing 1 million doses of medicine in access programs; completing 18 new SLB-eligible regulatory submissions; and meeting compliance training targets

Key Performance Accomplishments

•  Continued to execute with precision the roadmap for our Pivot to Growth strategy

•  Increased global revenues by 4% in U.S. dollars, or 6% in local currency terms, compared to 2023

•  Grew AUSTEDO by 36% and AJOVY by 18%, compared to 2023, generated revenues of $117 million in UZEDY’s first full year of launch, and each attained market leadership positions in many markets

•  Duvakitug (anti-TL1A) Phase 2b study met its primary endpoints in patients with ulcerative colitis and Crohn’s disease

•  Continued generics growth across all geographies driven by strong generics launch performance in 2024

•  Continued to build out management team with appointment of three new executive officers in 2024

•  In 2024, made 28 new SLB-eligible regulatory submissions; distributed ~3.6 million SLB-eligible doses of medicine in access programs; achieved approximately 2% scope 1 and 2 greenhouse gas emissions reduction; and achieved compliance training targets

Eli Kalif Executive Vice President, Chief Financial Officer	ACHIEVEMENT

Individual Goals

•  Supporting the Pivot to Growth strategy implementation

•  Achieving financial and operational excellence targets

•  Building a high-performance organization by focusing on leadership development and succession

•  Achieving Sustainability targets, including data collection and reporting, and compliance training targets

•  Achieving other strategic initiatives

Key Performance Accomplishments

•  Credit rating upgrades by Fitch; outlook upgrade by S&P and Moody’s

•  Raised the guidance twice during the year for Revenue, non-GAAP EPS, operating income, and EBITDA

•  Exceeded most recent guidance range for Free Cash Flow and achieved high end of guidance range for Revenue and non-GAAP EPS

•  Led profitability expansion to support growth

•  Reduced net debt by an additional $2.1 billion to $14.5 billion at the end of 2024

•  Met leadership, succession and sustainability targets

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EXECUTIVE COMPENSATION

Dr. Eric A. Hughes Executive Vice President, Global R&D and Chief Medical Officer	ACHIEVEMENT

Individual Goals

•  Supporting the Pivot to Growth strategy implementation

•  Meeting key innovative milestones

•  Building a high-performance organization by focusing on leadership development and succession

•  Achieving Sustainability targets, including completing 18 new SLB-eligible regulatory submissions and compliance training targets

Key Performance Accomplishments

•  Duvakitug (anti-TL1A) Phase 2b study met its primary endpoints in patients with ulcerative colitis and Crohn’s disease

•  Olanzapine LAI completed >100% of targeted injections with no PDSS

•  DARI (ICS/SABA): >91% of phase III clinical trial sites activated

•  Met leadership and succession targets

•  Met sustainability targets. In 2024, made 28 new SLB-eligible regulatory submissions, and achieved compliance training targets

Richard Daniell Executive Vice President, European Commercial	ACHIEVEMENT

Individual Goals

•  Supporting the Pivot to Growth strategy implementation

•  Achieving regional sales targets

•  Achieving operational excellence targets

•  Building a high-performance organization by focusing on leadership development and succession

•  Achieving Sustainability targets, including providing 1 million doses of medicine in access programs, and compliance training targets

Key Performance Accomplishments

•  Increased Europe revenues by 5% in U.S. dollars, or 4% in local currency terms compared to 2023

•  Increased Europe profit by 7% compared to 2023

•  Grew AJOVY in Europe by 34% in both U.S. dollars and local currency terms compared to 2023

•  Increased generic products revenues in Europe by 7% in U.S. dollars, or 6% in local currency terms compared to 2023

•  Met leadership and succession targets

•  Met sustainability targets. In 2024 alone, distributed ~3.6 million SLB-eligible doses of medicine in access programs, and achieved compliance training targets

Christine Fox Executive Vice President, U.S. Commercial	ACHIEVEMENT

Individual Goals

•  Supporting the Pivot to Growth strategy implementation

•  Achieving regional sales targets

•  Achieving operational excellence targets

•  Building a high-performance organization by focusing on leadership development and succession

•  Achieving Sustainability targets, including compliance training targets

Key Performance Accomplishments

•  Increased U.S. revenues by 4% compared to 2023

•  Increased U.S. gross profit by 2% compared to 2023

•  Grew AUSTEDO in the U.S. by 34% compared to 2023

•  Achieved sales of $117M for UZEDY in the U.S. vs. outlook of ~$100M

•  Increased generic products revenues in the U.S. by 15% compared to 2023

•  Met leadership, succession, and sustainability targets

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EXECUTIVE COMPENSATION

Compliance Modifier

Strong individual goal performance by the CEO and NEOs, as measured by the various components, is fully rewarded only if there are no substantial compliance events. Individual goals performance achievement may be decreased by up to 100% if there is a substantial compliance event.

Embedding Sustainability in Individual Measures

The HR and Compensation Committee and the Board set the individual goals for executive officers to ensure greater alignment with key strategic priorities. In addition to continuing to include items that align with other strategic objectives, a continuing area of focus was sustainability. The CEO and all other executive officers were given objective and measurable goals directly related to our sustainability strategy, including reduction in absolute Scope 1 and 2 Greenhouse Gas emissions; developing, launching, and expanding access to medicine programs; completing new regulatory submissions in low- and middle-income countries of Teva products on the World Health Organization Essential Medicines List across several therapeutic areas; compliance and ethics, Pharmaceuticals in the Environment, and other objectives.

Overall Performance Factor and Payout Calculation

Overall Performance Factor

The HR and Compensation Committee and the Board calculated an overall performance factor for each executive officer by taking the weighted average of the achievement percentages for Net Revenue, non-GAAP EPS, Free Cash Flow and individual performance for each NEO. As a last step, that overall weighted average achievement percentage is then converted to an overall payout performance factor based on the payout curve set forth in the table below.

Weighted Average Level of Achievement of Objectives	Overall Performance Achievement %(1)	Overall Payout Performance Factor: Potential Annual Cash Incentive as a % of Target

Below Threshold	Below 85% weighted average Company Financial measures performance	0% (no annual cash incentive payment)

Threshold	85% weighted average Company Financial measures performance, with 90% for minimum individual performance	66%

Target	100% weighted average Company Financial measures performance, with 100% individual performance	100%

Maximum Cash Incentive	120% weighted average Company Financial measures performance, with up to 130% for maximum individual performance	200% (133% for CEO)
(1)

Payouts are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., for the CEO 2.5% for each percentile change in weighted average performance between threshold and target and 1.7% for each percentile change in performance between target and maximum, and for other executive officers, 2.5% for each percentile change in weighted average performance between threshold and target and 5% for each percentile change in performance between target and maximum). No additional payout is made for weighted average performance achievement in excess of 120% (or 130% in the case of maximum individual performance).

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EXECUTIVE COMPENSATION

The HR and Compensation Committee and the Board reviewed Company financial and individual performance against objectives in order to make determinations regarding whether any payouts were due under our annual incentive plan. The table below sets forth the calculation of the overall performance achievement percentage and payout performance factor for our CEO and other NEOs:

Executive	Non-GAAP EPS % Achievement (25% weighting)	Free Cash Flow % Achievement (25% weighting)	Free Cash Flow % Achievement (25% weighting)	Individual Performance % Achievement (25% weighting)	Overall Weighted Avg Performance Achievement %	Overall Payout Performance Factor %

Richard Francis	105%	105%	109%	130%	112%	120%

Eli Kalif	105%	105%	109%	120%	110%	148%

Dr. Eric A. Hughes	105%	105%	109%	120%	110%	148%

Richard Daniell	105%	105%	109%	110%	107%	136%

Christine Fox	105%	105%	109%	110%	107%	136%

The HR and Compensation Committee and the Board then took the target award opportunity and applied the overall payout performance factor to determine the total 2024 annual incentive plan payout for the CEO and each other NEO.

This amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table presented below under the “Additional Compensation Information” section.

Executive	Eligible Base Salary ($)(1)	Target Annual Cash Incentive (% of Base Salary)	Target Award ($)	Overall Payout Performance Factor(2)	Payout ($)(3)

Richard Francis	$1,600,000	150%	$2,400,000	120%	$2,885,100

Eli Kalif	$856,486	100%	$856,486	148%	$1,269,123

Dr. Eric A. Hughes	$753,846	100%	$753,846	148%	$1,116,748

Richard Daniell	$836,753	100%	$836,753	136%	$1,134,888

Christine Fox	$800,000	100%	$800,000	136%	$1,085,120
(1)	Eligible base salary is generally defined as actual base salary earned during the year.
(2)	Percentages have been rounded to the nearest whole percentage.
(3)	Annual cash incentive payout amount is calculated in the currency in which the amount is paid and converted to U.S. dollars.

Long-Term Incentive Equity-Based Compensation

The third and largest main component of the executive compensation program is long-term equity incentives.

Equity-based compensation is intended to incentivize and reward for future long-term performance, as reflected by the market price of our shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders. Equity-based compensation is also intended to attract, motivate and retain executive officers for the long term by (i) providing them with a meaningful interest in Teva’s share performance; (ii) linking equity-based compensation to potential and sustained performance; and (iii) spreading benefits over a longer performance cycle through the vesting period mechanism.

Pursuant to our current Compensation Policy, which serves as a shareholder-approved framework, the minimum full vesting period of all equity-based awards is three years from the date of grant (partial vesting can occur before), the maximum monetary grant date fair value of annual equity-based awards granted to the CEO cannot exceed $11 million at target and to any other executive officer $4.5 million at target, and the maximum number of shares settled for a performance-based equity award shall not exceed 250% of the target number of shares granted.

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EXECUTIVE COMPENSATION

Equity Vehicles and Mix

The HR and Compensation Committee and the Board used the equity vehicles and mix set forth in the following table:

Type of Long-Term Incentive Vehicle	Proportion of Long-Term Incentive Grant	Vesting Schedule	Performance Metrics (Weighting)	Rationale for Use

Performance Share Units (PSUs)	70% for CEO; 67% for other executive officers	Three-year cliff vesting	2024-2026 Cumulative Free Cash Flow (60%)	Focuses employees on generating cash in the short- and long-term to deploy capital and repay debt, and reflects cash management practices, including working capital and capital expenditures, enabling the Company to pursue opportunities that contribute to long-term shareholder value

			2024-2026 Net Revenue Growth (annual and cumulative) (40%)	Demonstrates top line expansion, in alignment with the Pivot to Growth strategy, and is a leading indicator of corporate performance and value creation

			2024-2026 Absolute Stock Price (Modifier)	Strong performance, as measured by the other two metrics, is fully rewarded only if it also results in meaningful stock price growth. Absolute stock price performance ties executive officer compensation to shareholder value creation and aligns the interests and experience of executive officers with those of Teva and its shareholders. The absolute stock price modifier for the 2024 grants caps payouts at target if stock price performance measured at the end of the performance period has decreased, and can increase payouts up to 150% for increases in the third year of the performance period of up to nearly a 100%, subject to a maximum cap.

Restricted Share Units (RSUs)	30% for CEO; 33% for other executive officers	Four equal tranches vesting on the first, second, third and fourth anniversaries of the date of grant	N/A	N/A

The HR and Compensation Committee and the Board have structured the mix of equity vehicles and the relative weight assigned to each type to motivate performance against long-term targets and stock price appreciation over the long term and to encourage ownership and retention while aligning executive officers’ interests with those of our shareholders. The PSUs granted to the NEOs represent the opportunity to have shares vest at the end of the three-year performance cycle based on the achievement of designated performance metrics and the change in absolute stock price, in each case, during the performance period of 2024-2026. The RSUs are complementary to the PSUs because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to Teva.

68 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

PSU Performance Metrics

All metrics give recipients a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

For purposes of the PSU performance measures:

1)

Net Revenue Growth is defined as the percentage increase or decrease in GAAP Net Revenue as reported in the financial statements included in the Company’s Annual Report on Form 10-K for a particular year, adjusted as described in the following sentence, in comparison to GAAP Net Revenue as reported in the financial statements included in the Company’s Annual Report on Form 10-K for the prior year. For purposes of determining Net Revenue Growth, the effects of unique transactions or divestitures and foreign exchange fluctuations are disregarded, and only the exchange rates used in the Company’s annual operating plan are used. For a reconciliation of Net Revenue to the most directly comparable financial measure calculated and presented in accordance with GAAP, please see Appendix A hereto.

2)

Free Cash Flow is defined as cash flow from operating activities, beneficial interest collected in exchange for securitized accounts receivables, proceeds from divestitures of businesses and other assets, net of cash used for capital investment. For purposes of determining Free Cash Flow, the effects of unique transactions or divestitures and foreign exchange fluctuations are disregarded, and only the exchange rates used in the Company’s annual operating plan are used. For a reconciliation of Free Cash Flow to Cash Flow from Operating Activities, please see Appendix A hereto.

Before the conclusion of the three-year performance period, we do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums because of the potential for competitive harm from such disclosure. These measures are competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The HR and Compensation Committee and the Board believe that they have set performance goals at rigorous and challenging levels so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of our internal forecast as well as the macroeconomic and industry environments. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

Target, Threshold and Maximum Performance Levels

Similar to the annual cash incentive plan, for the PSUs, the HR and Compensation Committee and the Board defined payout levels representing the number of PSUs to be earned by executive officers based on the weighted average earning percentages for each of the two performance metrics.

Net Revenue Growth. For Net Revenue Growth performance is calculated as four point-to-point measurements from 2024 to 2026—for each of the three calendar years, as well as for the three-year period as a whole. The HR and Compensation Committee determines the Company’s performance achievement percentage for each individual period within the overall performance period. If performance achievement for a particular year exceeds the maximum, the target for the following year will be set based on the maximum level of performance for the prior year.

The performance achievement percentage for each of these four measurement periods is then converted to an earning percentage for the Net Revenue Growth metric as set forth below.

Level of Achievement of Net Revenue Growth(*)	Earning Percentage

Below Threshold	0%

Threshold	25%

Target	100%

Maximum	200%
(*)	Linear interpolation will be used to determine the applicable earning percentage between levels.

The HR and Compensation Committee then determines the average earning percentage for the Net Revenue Growth metric. Each of the four measurement periods carries a weight of 25% in calculating the average earning percentage.

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EXECUTIVE COMPENSATION

Free Cash Flow. For Free Cash Flow, the HR and Compensation Committee determines the Company’s performance achievement percentage for the three-year period (three-year cumulative Free Cash Flow). The performance achievement percentage is then converted to an earning percentage as set forth below.

Level of Achievement of Free Cash Flow(*)	Performance Achievement %	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	110%	200%
(*)	Linear interpolation will be used to determine the applicable earning percentage between levels.

The HR and Compensation Committee then calculates the weighted average of the earning percentages for the two performance measures.

Absolute Stock Price Modifier

The HR and Compensation Committee and the Board view the inclusion of Absolute Stock Price as critical because it ties executive officer compensation to the shareholder experience and the creation of shareholder value, and it aligns the interests of executive officers with those of Teva and its shareholders.

If the weighted average of the earning percentages for Net Revenue Growth and Free Cash Flow is less than 100%, then the modifier will not apply.

If the weighted average of the earning percentages for Net Revenue Growth and Free Cash Flow is greater than 100%, then the weighted average is multiplied by an Absolute Stock Price modifier.

As noted above, strong performance, as measured by the other two metrics, is fully rewarded only if it also results in meaningful stock price growth. The HR and Compensation Committee will calculate the 20-trading day average ending on the last trading day of the last month of the performance period at the end of December 2026. The HR and Compensation Committee will also calculate the 20-trading day average ending on the last trading day of December 2023. If the average for the end of 2026 is less than the average for the end of 2023, then any weighted average earning percentage above 100% will be reduced to 100%. If the average for the end of 2026 is greater than the average for the end of 2023, then any weighted average earning percentage above 100% will be multiplied by a modifier based on the Absolute Stock Price. The HR and Compensation Committee will calculate the Absolute Stock Price to use based on the highest price within a 30 consecutive trading day period within 2026, where each day’s price is the 15-trading day average price. To have any benefit from the modifier, the stock price will have to increase by approximately 50%, and is effective for increases up to approximately 100%, which the HR and Compensation Committee considers robust and rigorous.

There is a cap on the final earning percentage, as modified by any potential modifier, of 250%. The product of (1) the weighted average of the earning percentages for the two metrics and (2) the Absolute Stock Price modifier is multiplied by the target number of PSUs granted to each of the executive officers to determine the final number of PSUs earned by each individual.

Ultimately, the HR and Compensation Committee approves and presents the performance achievement percentages, the calculation of the average earning percentage and the Absolute Stock Price modifier (if applicable), and the determination of the number of PSUs earned by each executive officer to the Board for its review and approval.

70 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

2024 Grants of PSUs and RSUs

In making determinations about 2024 long-term equity incentive grants to executive officers, the HR and Compensation Committee and the Board considered, among other things: sustained performance; criticality of contributions to Teva; comparison against our Peer Group; the executive officer’s role, skills, experience and development; internal fairness among executive officers; current value of prior granted equity and pay mix. The portion of executive officer compensation that is composed of these equity vehicles is “at risk” and directly aligned with shareholder value creation.

The following table sets forth the 2024 annual grant date fair values at target approved by the HR and Compensation Committee and the Board for the CEO and the other NEOs.

Executive	PSUs ($)(*)	RSUs ($)(*)	Total ($)(*)

Richard Francis	6,300,000	2,700,000	9,000,000

Eli Kalif	2,500,000	1,250,000	3,750,000

Dr. Eric A. Hughes	2,500,000	1,250,000	3,750,000

Richard Daniell	2,200,000	1,100,000	3,300,000

Christine Fox	2,200,000	1,100,000	3,300,000
(*)	Equity values have been rounded to the nearest $10,000.

Consistent with historical practice, the dollar value allocated to PSUs was converted to a number of units, based on the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The dollar amount allocated to RSUs was converted to a number of shares using the fair market value on the grant date.

2022-2024 Performance Share Unit Payout

In 2022, the HR and Compensation Committee and the Board selected Net Revenue and non-GAAP Operating Profit as metrics for the PSUs and granted PSUs with performance-based vesting requirements for the three-year performance period of 2022-2024. In connection with the 2022 PSU grants, the number of PSUs earned by the NEOs who were executive officers at the time the grants were made has been determined in two steps as follows.

In step one, there were two Company financial performance measures, 2022-2024 Net Revenue and 2022-2024 non-GAAP Operating Profit, each of which was weighted 50%. For each of these two measures, the HR and Compensation Committee and the Board determined the Company’s performance achievement percentage for the three-year period. The performance achievement percentage was then converted to an earning percentage based on the following:

Level of Achievement of Objectives(*)	% Achievement of Target	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	120%	200%
(*)	Linear interpolation was used to determine the applicable earning percentage between levels.

The HR and Compensation Committee and the Board then calculated the average of the earning percentages for the two performance measures.

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EXECUTIVE COMPENSATION

In step two, this average of the earning percentages was multiplied by a modifier that was determined based on our TSR performance relative to the companies included in the peer group used as a reference point for 2022 compensation decisions for the three-year period, as set forth below.

Level of Achievement of Relative TSR(*)	Relative TSR Ranking	Modifier

Threshold	Up to 25th percentile	80%
		(i.e., 20% less than unmodified average of the earning percentages)

Target	50th percentile	100%

Maximum	75th percentile	120%
(*)	Linear interpolation was used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the relative TSR modifier was multiplied by the target number of PSUs granted to the NEOs, to determine the final number of PSUs earned by each individual, except that the number of PSUs to be issued could not exceed 240% of the target number of PSUs.

The HR and Compensation Committee and the Board approved an average earning percentage of 102% which was then subject to a relative TSR modifier, which adjusted the earning percentage to be 120% of the actual earning percentage, resulting in a modified earning percentage of 123%.

Weighting	Performance Metric	Threshold (85%) ($B)(*)	Target (100%) ($B)(*)	Maximum (120%) ($B)(*)	Actual Results ($B)	% Achievement	Earning %

50%	Net Revenue	39,364	46,310	55,572	47,315	102%	111%

50%	Non-GAAP Operating Income	11,036	12,983	15,580	12,830	99%	94%

Weighted Average:							102%

Relative TSR Modifier (+20%, reflecting 87th percentile)							120%

Final Earning %							123%
(*)	We applied actual foreign exchange rates throughout the period when determining performance achievement.

Based on this outcome, the NEOs earned Teva PSUs in respect of their 2022-2024 PSU awards as follows (Mr. Francis, Dr. Hughes and Ms. Fox had not joined Teva in 2022 when these PSUs were granted):

Executive	Target Award (# of PSUs)	Final Earning Percentage(*)	Final Award (# of PSUs)

Eli Kalif	148,942	123%	183,169

Richard Daniell	148,942	123%	183,169
(*)	Percentages have been rounded to the nearest whole percentage.

Sign-On Cash Bonus Payout

The HR and Compensation Committee and the Board do not generally intend to provide one-time cash awards except in a very judicious and limited manner in rare circumstances as warranted by the situation. The HR and Compensation Committee and the Board view any such cash awards to the NEOs as a special and exceptional nonrecurring event to meet the Company’s needs during a specific period or for a specific purpose. The HR and Compensation Committee and the Board continue to prudently and carefully evaluate our compensation program to ensure that it aligns the interests of executive officers and shareholders and links their pay to the Company’s performance.

As previously disclosed, upon commencing employment, in light of forfeited compensation opportunities at his prior employer and to incentivize him to join the Company as CEO, Mr. Francis received a sign-on cash award of $5 million, which is being paid in three installments. The second installment, equal to $1,500,000, was paid in 2024 and is reflected in the “Bonus” column of the Summary Compensation Table.

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EXECUTIVE COMPENSATION

Supplemental Non-GAAP Income Data

We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures:

•

our executive officers and Board use non-GAAP measures to evaluate our operational performance, to prepare and evaluate our work plans and annual budgets, and ultimately to evaluate the performance of our executive officers;

•	our annual budgets are prepared on a non-GAAP basis; and

•

senior executive officers’ annual compensation is derived, in part, using these non-GAAP measures. While qualitative factors and judgment also affect annual cash incentives, the principal quantitative elements in the determination of the annual cash incentives are the various performance targets tied to the work plan.

Non-GAAP financial measures have no standardized meaning and accordingly have limitations in their usefulness to investors. We provide this non-GAAP data because our executives believe that the data provide useful information to investors. However, investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies.

For the definitions of non-GAAP financial measures and a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Non-GAAP Net Income and Non-GAAP EPS Data” in the Company’s Form 10-K for the year ended December 31, 2024 and the reconciliations provided in Appendix A hereto.

Other Elements of Compensation

We generally provide to our executive officers the same benefits that are provided to all employees, including certain health and welfare benefits and other benefits. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of companies in our Peer Group.

Health and Welfare Benefits

We offer health and welfare benefits to all eligible employees, including all executive officers, which are tailored to each location’s competitive market. Health and welfare benefits may include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, short- and long-term disability coverage and an employee assistance program.

Retirement and Other Local Benefits

Israel

Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, termination without cause and other circumstances as defined under Israeli law. We make monthly contributions on behalf of our executive officers on Israel payroll to pension plans. These funds provide a combination of pension allowance and/or insurance and severance pay benefits to the executive officers. We contribute 7.5% of an NEO’s monthly salary to the pension component (including disability insurance) and 8.33% of the NEO’s monthly salary to the severance component, and the employee contributes an amount between 6% and 7% of the monthly salary to the pension component. The contributions to the severance component are on account of Teva’s obligation to pay severance upon termination as referenced above. Our CEO is entitled to similar contributions on behalf of the Company as a pension contribution and on account of severance. Accordingly, a substantial part of our statutory severance obligation is covered by these monthly contributions.

Generally, in addition, our NEOs on Israel payroll (excluding those on relocation), like all of our employees in the country, are entitled to participate in a study fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her monthly salary to the study fund and Teva contributes to this fund or pays 7.5% of his or her monthly salary.

Furthermore, as is very common and accepted market practice in Israel, we provide eligible employees, including our NEOs on Israel payroll, with a car or car allowance. This is the norm in Israel and this benefit is provided to a broad range of our employees. This benefit is similarly provided in other countries where it is typical market practice.

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North America

Our North American subsidiaries mainly provide various defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specified percentages of pay. In addition, Teva USA offers a supplemental deferred compensation plan to eligible employees. The plan is a nonqualified plan which is intended to work as a complement to the qualified 401(k) Retirement Savings Plan. The plan has been designed to address the “retirement gap” that many senior-level employees face, primarily due to IRS-imposed limits on qualified plans and IRAs.

Expatriate Benefits / International Assignment and Relocation Benefits

Teva provides benefits to our employees who either accept an expatriate assignment or relocate internationally. The benefits are designed to provide ongoing assignment management and physical relocation support services. These benefits can vary depending on the nature of the assignment or relocation, but generally include a housing allowance, transportation support, a cost-of-living allowance (where applicable), home leave, global health insurance, and Company-paid education for approved dependents in locations where public education is not suitable. Additionally, we provide tax preparation and tax support services, dependent on the nature of the assignment (e.g., tax equalization for home-based assignments or tax gross up of relocation benefits and ongoing assignment allowances for host-based assignments), as well as immigration services to manage compliance within all global jurisdictions. The purpose of these benefits is to keep our expatriate employees “economically neutral” for the costs associated with living and working outside their home country, with the goal that they are not financially advantaged or disadvantaged as a result of relocating to another country and incurring associated taxes.

Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the 2024 Summary Compensation Table set forth below under “Additional Compensation Information.”

5. Additional Compensation Policies and Practices

Stock Ownership Guidelines

Teva and its shareholders are best served by executive officers and directors that manage the business with a long-term perspective. Therefore, we adopted stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and directors and our shareholders, to reinforce executive officers’ commitment to Teva and to demonstrate Teva’s commitment to sound corporate governance.

The guidelines provide that Teva expects the applicable level of stock ownership to be satisfied by our executive officers within five years, and by our directors within six years, of the date of appointment as an executive officer or director. If an executive officer’s holding requirement increases because of a change in annual base salary, or if a director’s holding requirement increases because of a change in annual cash retainer, the executive officer is expected to achieve the higher holding requirement within one year, and the director within two years, of the date of the increase.

The HR and Compensation Committee receives periodic reports of the ownership achieved by each executive officer and director. For purposes of determining compliance with the guidelines, the value of an executive officer or director’s share holdings is based on the closing price of Teva’s ADSs reported on the principal U.S. national securities exchange on which the shares are listed (currently the NYSE) on the last trading day of the year.

The ownership guidelines are as follows:

Current Position	Multiple of Base Salary/Retainer

CEO	6x

All other executive officers	3x

Directors	5x annual cash fee(*)
(*)	Excluding committee fees.

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The value of all of the following types of Teva shares owned by, or granted to, an executive officer or director qualifies toward the attainment of the target multiple of pay:

•	shares owned outright by the executive officer or director or jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in a grantor trust or under a similar arrangement for the economic benefit of the executive officer or director or his or her immediate family members residing in the same household;

•	shares held in any Teva retirement plan; and

•	unvested time-based restricted shares and RSUs.

The value of all of the following types of Teva shares or stock options owned by, or granted to, an executive officer or director does not qualify toward the attainment of the target multiple of pay:

•	unvested PSUs; and

•	stock options, whether vested or unvested.

At the last measurement date, all NEOs are in compliance with our stock ownership guidelines, or fall within the period to attain the guideline level of stock ownership.

Changes to Stock Ownership Guidelines

During 2024, the HR and Compensation Committee reviewed the current guidelines and decided to remove vested stock options from counting towards the guidelines (as unvested options were already executed, as a result of this change, both vested and unvested options are now excluded). In addition, subject to approval of the proposal on non-employee director compensation, we will increase the director stock ownership guideline to 7x annual cash fee.

Clawback Policy

Teva maintains two policies of the Company that cover the clawback of compensation: one, the Clawback Policy, comports with the requirements of the NYSE listing standards and is triggered by an accounting restatement; the other is contained within the Company’s Compensation Policy and is triggered by not only restated financials, but also by misconduct, and which covers various forms of compensation, including cash incentives and both performance- and time-based equity incentives.

Teva’s Clawback Policy adheres to the listing standards of the NYSE and the rules of the SEC. The Clawback Policy requires the HR and Compensation Committee to recoup certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the policy, the HR and Compensation Committee will require recoupment if it determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

Without derogating from and in addition to the above Clawback Policy, pursuant to the Company’s Compensation Policy, (i) executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and that were subsequently restated, during the three-year period following filing thereof, and (ii) in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company has broad remedial and disciplinary authority, depending on the facts and circumstances of each specific event, including, termination of employment, offset to, or cancellation of, outstanding performance or time-based grants or opportunities affected by such actions.

Anti-Hedging and Anti-Pledging Policies

Our directors and executive officers are prohibited from hedging their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not), such as purchasing or selling options on Teva securities, purchasing or selling puts, calls, straddles, equity swaps or other derivative securities linked to Teva’s securities, or engaging in “short” sales on Teva securities. This policy applies to each director and each executive officer until one year after the director’s or executive officer’s termination or retirement. Our employees are also strongly discouraged from

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participating in any transaction in which profit is earned through a decline in value of Teva securities, such as short sales or hedges. Directors and executive officers are prohibited from pledging or using their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not) as collateral for loans.

Risk Considerations and Assessment

Our compensation elements are designed to include mechanisms that reduce incentives to expose Teva to imprudent risks that may harm the Company or our shareholders in the short- and long-term. This is achieved by using tools such as (i) placing maximum limits on payouts under short- and long-term incentives; (ii) measuring performance using key performance indicators that are designed to reduce incentives to take excessive risks; (iii) using compensation vehicles with multiple performance measures to diversify performance incentives; (iv) granting a mix of equity-based compensation types that have long-term vesting schedules, which tie the awards to a longer performance cycle; (v) requiring clawback of compensation payments in certain circumstances; and (vi) aligning executive officer interests with Teva and shareholders through meaningful stock ownership guidelines.

While the Board and the Audit Committee have overall responsibility for risk oversight, each of the standing committees of the Board regularly assesses risk in its area of oversight in connection with executing its responsibilities. Thus, the HR and Compensation Committee assesses the potential risks arising from our compensation program, policies and practices. The HR and Compensation Committee coordinates with our legal, human resources and other departments, considers shareholder feedback and interests and consults with its compensation consultant. The HR and Compensation Committee reviewed and discussed the assessment for 2024. The HR and Compensation Committee determined that our compensation program, policies and practices do not create risks that are reasonably likely to have a material adverse effect on Teva.

Compensation Policy Requirements

Pursuant to the Israeli Companies Law, arrangements between Teva and its Office Holders must generally be consistent with the Compensation Policy. However, under certain circumstances, we may approve an arrangement that is not consistent with the Compensation Policy, if the arrangement is approved by a majority of our shareholders who participate and vote, provided that (i) the majority includes a majority of the votes cast by shareholders who participate and vote (abstentions are disregarded) who (A) are not controlling shareholders and (B) do not have a personal benefit or other interest in the matter, or (ii) the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who participate and vote constitute two percent or less of the voting power of the Company (a “disinterested majority”).

In addition, pursuant to the Israeli Companies Law, the Terms of Office and Employment of Office Holders generally require the approval of the HR and Compensation Committee and the Board. The Terms of Office and Employment as applicable to directors, including with respect to other positions in the Company, further require the approval of the shareholders by a simple majority. The Terms of Office and Employment with respect to a CEO (who is not a director) generally require the approval of the shareholders by the disinterested majority referenced in the immediately preceding paragraph. Pursuant to regulations promulgated under the Israeli Companies Law, shareholder approval is not required with respect to Terms of Office and Employment granted to a director or a CEO for the period following his or her appointment until the next general meeting of shareholders, provided these terms are (i) approved by the HR and Compensation Committee and the Board, (ii) consistent with the Compensation Policy and (iii) on similar or less favorable terms than those of the person’s predecessor. In addition, under certain circumstances, shareholder approval is not required with respect to the Terms of Office and Employment of a candidate for CEO if the HR and Compensation Committee determines that the engagement will be frustrated if the approval is pursued, provided that the terms are consistent with the Compensation Policy.

Under certain circumstances, if the Terms of Office and Employment of Office Holders who are not directors are not approved by the shareholders, where such approval is required, the HR and Compensation Committee and the Board may nonetheless approve such terms. In addition, non-material amendments of the Terms of Office and Employment of Office Holders who are not directors may be approved by the HR and Compensation Committee only and non-material amendments of the Terms of Office and Employment of Office Holders who are not directors and excluding the CEO may be approved by the CEO only, provided such approvals are permitted under the Compensation Policy and consistent therewith.

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Accordingly, pursuant to our Compensation Policy, our CEO is authorized to approve changes in terms for any other executive officer with respect to any calendar year, provided that it does not exceed the value of such executive officer’s one-month base salary, unless determined otherwise by the HR and Compensation Committee and the Board.

Equity Granting Practices

The Company did not grant any share options to executive officers, including NEOs, in the last completed fiscal year. In recent years, the HR and Compensation Committee’s equity compensation awards have included only PSUs and RSUs; the last time that share options were issued to executive officers was in 2018.

In late January or early February of each year, the HR and Compensation Committee and the Board, review and approve the value and amount of the equity compensation to be awarded to executive officers. The grant of approved equity awards then typically occurs in late February or early March, which is after the filing of the company’s Annual Report on Form 10-K, which is generally filed in mid-February as well as after the Company’s fourth quarter and year-end earnings release, which is filed on Form 10-K in late January or early February. The value of the grant for non-employee directors is approved by shareholders and is typically granted in early June, after the annual general meeting of shareholders.

The HR and Compensation Committee and the Board do not generally grant share options or other equity awards during periods in which there is material nonpublic information about our Company, including (1) outside a “trading window” established in connection with the public release of earnings information under our Insider Trading Policy or (2) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. The HR and Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. Share options may occasionally be awarded on an off-cycle basis, including to new hires. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

Accounting Considerations

We follow Financial Accounting Standards Board ASC Topic 718 for our equity-based compensation awards. In accordance with ASC Topic 718, equity-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We record this expense on an ongoing basis over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

HR and Compensation Committee Report

The HR and Compensation Committee has reviewed and discussed this “Compensation Discussion and Analysis” section of this Proxy Statement with our executives. Based upon this review and discussions, the HR and Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This HR and Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the U.S. Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Members of the HR and Compensation Committee:

Rosemary A. Crane, Chair

Gerald M. Lieberman

Dr. Perry D. Nisen

Janet S. Vergis

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Additional Compensation Information

2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Richard Francis President and Chief Executive Officer	2024	1,600,000	1,500,000	8,999,988	0	2,885,100	0	533,859	15,518,947
	2023	1,600,000	1,500,000	18,999,993	0	2,600,000	0	1,006,887	25,706,880

Eli Kalif Executive Vice President, Chief Financial Officer	2024	856,486	0	3,749,975	0	1,269,123	0	299,475	6,175,059
	2023	781,918	0	2,999,984	0	880,504	0	281,426	4,943,832
	2022	780,603	0	1,999,995	0	943,877	0	290,142	4,014,617

Dr. Eric Hughes Executive Vice President, Global R&D and Chief Medical Officer	2024	753,846	0	3,749,975	0	1,116,748	0	134,218	5,754,787

Richard Daniell Executive Vice President, European Commercial	2024	836,753	0	3,299,990	0	1,134,888	0	161,661	5,433,292
	2023	772,754	0	3,499,986	0	743,372	0	148,051	5,164,163

Christine Fox Executive Vice President, US Commercial	2024	800,000	0	3,299,990	0	1,085,120	0	32,913	5,218,023

Salary

(1)

The Company paid the salary of Mr. Kalif in Israeli shekels. The U.S. dollar amount in the table above for Mr. Kalif was converted from Israeli shekels using a 2024 monthly average exchange rate for the month of each salary payment, ranging from 3.62 to 3.76 shekels per U.S. dollar. The Company paid the salary of Mr. Daniell in British pounds. The U.S. dollar amount in the table above for Mr. Daniell was converted from British pounds using a 2024 monthly average exchange rate for the month of each salary payment, ranging from 0.76 to 0.80 British pounds per U.S. dollar.

Bonus

(2)

In connection with Mr. Francis’ hiring, Mr. Francis received the second of three tranches of his sign-on cash award of $5,000,000, with such second tranche in the amount of $1,500,000 being paid on the first business day of 2024. For more information about the sign-on cash award, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Sign-On Cash Bonus Payout.”

Stock Awards

(3)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of the PSUs and RSUs awarded to our NEOs, computed in accordance with Topic 718. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14b. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2024. For more information on these and other share awards granted during 2024, see the table entitled “2024 Grants of Plan-Based Awards” and related narrative and footnotes.

The grant date fair value of PSUs included above is determined based upon achievement of performance at the “target” level, which is the probable outcome of the performance metrics associated with each award of PSUs. If performance were to be achieved at “maximum” level, the grant date fair value of the 2024 PSU awards as of the respective grant dates would have been as follows: Mr. Francis: $15,750,000; Mr. Kalif: $6,249,963; Dr. Hughes: $6,249,963; Mr. Daniell: $5,499,984; and Ms. Fox: $5,499,984.

Non-Equity Incentive Awards

(4)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the 2024 annual cash incentive plan, as determined by the HR and Compensation Committee and the Board in accordance with the terms of such plan and the awards thereunder. Payments pursuant to the 2024 annual cash incentive plan were made in early 2025, immediately following the year in which they were earned. The Company paid the amounts reported in 2024 for Mr. Kalif in Israeli shekels. The 2024 U.S. dollar amount in the table above were converted from Israeli shekels using a 2024 annual average exchange rate of 3.70 shekels per U.S. dollar. The Company paid the amount reported in 2024 for Mr. Daniell in British pounds. The 2024 U.S. dollar amount in the table above was converted from British pounds using a 2024 annual average exchange rate of 0.78 British pounds per U.S. dollar.

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All Other Compensation

(5)

Name	Defined Contribution and Israeli Separation Plan Contributions ($) (a)	Automobile ($) (b)	Housing and Relocation Expenses and Allowances ($) (c)	Tax Gross-Ups ($) (d)	Other ($) (e)	Total ($)

Richard Francis (*)	253,080	53,675	172,985	25,750	28,369	533,859

Eli Kalif (*)	135,698	49,125	—	46,070	68,582	299,475

Dr. Eric Hughes	108,252	24,000	—	—	1,966	134,218

Richard Daniell (*)	73,832	14,041	65,435	—	8,353	161,661

Christine Fox	19,425	—	8,154	2,399	2,935	32,913
(*)

The U.S. dollar amounts in the table above were converted from local currency, where needed, using the relevant 2024 monthly average exchange rates of 3.62 to 3.76 Israeli shekels per U.S. dollar and 0.76 to 0.80 British pounds per U.S. dollar.

(a)

Amounts disclosed in this column reflect the Company’s contributions and/or payments related to tax-qualified retirement plans, taxable non-qualified retirement arrangements (in lieu of statutory schemes), and Israeli pension arrangements, which include pension and severance contributions, pursuant to Israeli law. For more information, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Other Elements of Compensation—Retirement and Other Local Benefits.”

(b)

Amounts disclosed in this column reflect automobile allowances, participation in the Company’s car lease program, and/or reimbursement of automobile expenses, which is very common and market practice in Israel and provided to a broad range of employees.

(c)

Amounts disclosed in this column reflect expenses related to relocation such as housing accommodation costs for Mr. Francis ($58,072) and Mr. Daniell ($40,120), travel costs for Mr. Francis ($110,431), tax services for Mr. Francis and Mr. Daniel ($21,951) and other relocation costs. Costs for Ms. Fox are related to domestic relocation support she received in connection with her move to our U.S. headquarters location (paid in accordance with Teva’s policy). For more information, see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Other Elements of Compensation—Expatriate Benefits/International Assignment and Relocation Benefits” above.

(d)

Amounts disclosed in this column reflect tax gross-ups paid to our NEOs as follows: Mr. Francis’ tax gross-ups are provided for the income associated with his accommodation in Israel, travel costs associated with travel allowance, other items related to his relocation (paid in accordance with Teva’s relocation policy), and costs associated with the Company-leased automobile and/or automobile allowance and cell phone; Mr. Kalif’s tax gross-ups are provided for costs associated with the Company-leased automobile and/or automobile allowance and cell phone; Ms. Fox’s tax gross-ups are provided for domestic relocation support (paid in accordance with Teva’s policy). In addition, tax gross-ups are provided to all applicable NEOs for miscellaneous fringe benefits, as are generally provided to other eligible employees in their respective countries.

(e)

Amounts disclosed in this column reflect security costs for Mr. Francis ($23,123), study fund contributions or payments for Mr. Kalif ($64,236) as provided to all Israel-based employees (excluding those on relocation), life insurance premium payments made by the Company on behalf of the NEOs, and miscellaneous cash and other fringe benefits provided generally to all eligible employees in applicable countries.

Employment Agreements

We have entered into employment agreements with all of our NEOs. Each employment agreement provides for, among other things, the NEO’s term of employment, position and duties, compensation and benefits payable during the term of the agreement and subjects the NEO to certain restrictive covenants. Each employment agreement also sets forth the terms in the event that the NEO’s employment is terminated under various conditions. The material provisions pertaining to a termination of employment of the NEOs are set forth below under “—2024 Potential Payments Upon Termination or Change in Control.”

Richard Francis

On November 21, 2022, we entered into an employment agreement with Mr. Francis to serve as our President and CEO, effective January 1, 2023 (“Effective Date”). The employment agreement provides for an initial employment term of three years, subject to automatic renewal for subsequent one-year periods unless either party gives at least 180-day advance notice of non-renewal or termination.

Under the employment agreement, Mr. Francis receives an annual base salary of $1.6 million, a performance-based target annual cash incentive opportunity equal to 150% of his annual base salary (and a maximum opportunity of 200% of his annual base salary), annual equity awards with a total target grant date fair value of $9 million per year, with (a) vesting terms similar to those of awards held by other senior executive officers and (b) 70% of which are granted in the form of PSUs and the remaining 30% of which are granted in the form of RSUs.

Upon commencing employment, Mr. Francis received (a) the following sign-on equity awards: (i) an RSU award with a grant date fair value of $5 million, which vests in three equal annual installments on the first, second and third anniversaries of the grant date, generally subject to his continued employment through the applicable vesting date; and (ii) a PSU award with a target grant date fair value of $5 million, which will vest on the third anniversary of the grant date and be earned based on the achievement of stretch performance goals established by the HR and Compensation Committee in consultation with Mr. Francis, and generally subject to his continued employment through the applicable vesting date, and (b) a sign-on cash award of $5 million, which will vest and be paid in three installments, with the first installment, equal

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to $1,500,000, paid on the first business day following the Effective Date, the second installment, equal to $1,500,000, paid on the first business day following the first anniversary of the Effective Date, and the third installment, equal to $2,000,000, to be paid on the first business day following the third anniversary of the Effective Date, in each case, generally subject to his continued employment through the applicable vesting date.

Mr. Francis is eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, pension and severance amounts according to Israeli law, relocation benefits in accordance with our policy, up to $12,000 per month for reimbursement of housing (including hotel), utilities, other accommodation expenses in Israel, and air travel (grossed-up for applicable taxes), up to $100,000 per year for reimbursement of personal travel expenses for himself and his family (grossed-up for applicable taxes), up to $15,000 per year for reimbursement of tax and financial advisory support, tax protection benefits, and a car benefit.

The employment agreement also contains a noncompetition covenant for 12 months after the term of the employment agreement, a nonsolicitation covenant for 24 months after the term of the agreement, nondisclosure and nondisparagement covenants and assignment of inventions.

Eli Kalif

On November 6, 2019, we entered into an employment agreement with Mr. Kalif. The employment agreement provides that Mr. Kalif will be employed as Executive Vice President and CFO, until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provided for an initial annual base salary of 2,343,200 Israeli shekels (approximately $633,297 using a 2024 average monthly exchange rate of 3.70 shekels per U.S. dollar).

Mr. Kalif is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. Under the agreement, Mr. Kalif is also provided with a company or leased car (grossed-up for applicable taxes), certain pension and severance fund contributions pursuant to Israeli law (by both the Company and Mr. Kalif), and group life insurance and other benefits customary for executives in Israel.

In addition, Mr. Kalif received a sign-on equity award in February 2020 in the form of RSUs with a grant date fair value of $250,000 in consideration of certain equity awards that were granted by Mr. Kalif’s prior employer and ultimately forfeited upon his resignation from such employer. These RSUs vested in three equal installments on the second, third, and fourth anniversaries of the grant date, which were subject to his continued employment through the applicable vesting dates.

The employment agreement also contains noncompetition and nonsolicitation covenants for 6 months after the term of the employment agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Dr. Eric Hughes

On June 14, 2022, we entered into an employment agreement with Dr. Hughes. The agreement provides that Dr. Hughes will serve as Executive Vice President, Global R&D and Chief Medical Officer until his death, disability, termination with or without cause or resignation with or without good reason. The employment agreement provides for an initial annual base salary of $700,000.

Dr. Hughes is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. Under the employment agreement, Dr. Hughes is also provided with a car allowance.

In addition, Dr. Hughes received a sign-on equity award in August 2022 in the form of RSUs with a grant date fair value of $2,000,000 in consideration of certain equity grants that were granted by Dr. Hughes’ prior employer and ultimately forfeited upon his resignation from such employer. These RSUs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, which are subject to his continued employment through the applicable vesting date. In addition, Dr. Hughes was eligible for a sign-on cash reimbursement of up to $500,000, which was provided to compensate for any reimbursement payments he was required to pay to his previous employer due to his resignation, subject to providing appropriate supporting documentation. Dr. Hughes was also eligible for domestic relocation support related to his move to our U.S. headquarters location.

The employment agreement also contains a noncompetition covenant for 9 months after the term of the employment agreement, a non-solicitation covenant for 12 months after the term of the employment agreement, nondisclosure and nondisparagement covenants and assignment of inventions.

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Richard Daniell

On September 25, 2018, we entered into an executive employment agreement with Mr. Daniell. The employment agreement provides that Mr. Daniell will serve as Executive Vice President, European Commercial until his death, incapacity, termination with or without cause or resignation. The agreement provided for an initial annual base salary of 429,400 British pounds (approximately $550,513 using a 2024 average monthly exchange rate of 0.78 British pounds per U.S. dollar).

Mr. Daniell is eligible to be considered for an annual cash incentive and for equity-based awards under our equity compensation plan. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, pension and other programs. Under the employment agreement, Mr. Daniell is also provided with a car or car allowance. In conjunction with Mr. Daniell’s commuter assignment to the Netherlands, he is entitled to commuter benefits in accordance with the terms of our international commuter assignment policy. He is also entitled to a housing allowance of up to 3,100 euro per month ($3,369 using a 2024 average monthly exchange rate of 0.92 euro per U.S. dollar).

The employment agreement also contains noncompetition and nonsolicitation covenants for 12 months after the term of the agreement, nondisclosure and nondisparagement covenants and assignment of inventions.

Christine Fox

On September 19, 2023, we entered into an employment agreement with Ms. Fox. The employment agreement provides that Ms. Fox will serve as Executive Vice President, U.S. Commercial until her death, disability, termination with or without cause or resignation with or without good reason. The employment agreement provides for an initial annual base salary of $800,000.

Ms. Fox is eligible to be considered for an annual cash incentive with a target of 100% of her then-current base salary, and for equity-based awards under our equity compensation plan. She is also eligible to participate in benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs.

In addition, Ms. Fox received a sign-on make-whole equity award in November 2023 in the form of RSUs with a grant date fair value of $2,400,000 in consideration of certain equity awards that were previously granted by Ms. Fox’s prior employer and ultimately forfeited upon her resignation from such employer. These RSUs will vest in four equal installments on the first, second, third, and fourth anniversaries of the grant date, which are generally subject to her continued employment through the applicable vesting date. In addition, Ms. Fox received a sign-on cash award of $650,000 that is subject to a clawback if Ms. Fox resigns within two years of November 20, 2023 (i.e., the effective date of her employment agreement). Ms. Fox is also eligible for domestic relocation support related to her move to our U.S. headquarters location.

The employment agreement also contains a noncompetition covenant for 9 months after the term of the employment agreement, a nonsolicitation covenant for 12 months after the term of the employment agreement, nondisclosure and nondisparagement covenants and assignment of inventions.

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2024 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares or Share	Grant Date Fair Value of Share and Option

Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Awards ($)

Richard Francis			Annual Incentive	1,575,000	2,400,000	3,200,000

	1/30/2024	3/4/2024	PSU				117,188	468,750	1,171,875		6,300,000

	1/30/2024	3/4/2024	RSU							200,892	2,699,988

Eli Kalif			Annual Incentive	562,069	856,486	1,712,972

	1/30/2024	3/4/2024	PSU				46,503	186,011	465,027		2,499,988

	1/30/2024	3/4/2024	RSU							93,005	1,249,987

Dr. Eric Hughes			Annual Incentive	494,711	753,846	1,507,692

	1/30/2024	3/4/2024	PSU				46,503	186,011	465,027		2,499,988

	1/30/2024	3/4/2024	RSU							93,005	1,249,987

Richard Daniell			Annual Incentive	549,119	836,753	1,673,507

	1/30/2024	3/4/2024	PSU				40,923	163,690	409,225		2,199,994

	1/30/2024	3/4/2024	RSU							81,845	1,099,997

Christine Fox			Annual Incentive	525,000	800,000	1,600,000

	1/30/2024	3/4/2024	PSU				40,923	163,690	409,225		2,199,994

	1/30/2024	3/4/2024	RSU							81,845	1,099,997

Annual Incentive Plan

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities for 2024 under the executive officer annual incentive plan. Actual amounts earned, as determined in the first quarter of 2025, are reflected in the 2024 Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. For more information on the 2024 Annual Cash Incentive Plan awards, including the applicable performance metrics, please see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Annual Cash Incentives.”

Performance Share Units (PSUs)

(2)

Amounts disclosed in these columns reflect the potential threshold, target and maximum number of PSUs that may be earned in respect of the PSUs awarded in 2024 to each NEO. Actual amounts earned are based on the level of achievement relative to two financial goals (i.e. Net Revenue Growth and Cumulative Free Cash Flow), as modified by an absolute stock price modifier, for the 2024-2026 performance period. Results will be certified by the HR and Compensation Committee and the Board in the first quarter of 2027. For more information on the 2024 Long-Term Incentive Plan awards, including the applicable performance metrics, please see “Compensation Discussion and Analysis—IV. Components of Our Compensation Program—Long-Term Incentive Equity-Based Compensation—Performance Metrics.” Valuations of PSUs disclosed in this table were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant.

Restricted Share Units (RSUs)

(3)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2024. The RSUs granted as part of the executive officer annual equity grant vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant.

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2024 Outstanding Equity Awards at Fiscal Year-End

Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)(3)	Market Value of Shares or Units of Shares That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)	Vesting Schedule(7)

Richard Francis	RSUs	2/15/2023					323,311	7,125,774			33% in 2024, 2025 and 2026

		3/3/2023					201,693	4,445,314			25% in 2024, 2025, 2026 and 2027

		3/4/2024					200,892	4,427,660			25% in 2025, 2026, 2027 and 2028

	PSUs	2/15/2023							538,851	11,876,276	100% in 2026, subject to performance

		3/3/2023							697,211	15,366,530	100% in 2026, subject to performance

		3/4/2024							117,188	2,582,824	100% in 2027, subject to performance

Eli Kalif	RSUs	3/5/2021					21,390	471,436			25% in 2022, 2023, 2024, and 2025

		3/4/2022					67,024	1,477,209			25% in 2023, 2024, 2025, and 2026

		3/3/2023					149,402	3,292,820			25% in 2024, 2025, 2026 and 2027

		3/4/2024					93,005	2,049,830			25% in 2025, 2026, 2027 and 2028

	PSUs	3/4/2022					183,169	4,037,045			100% in 2025

		3/3/2023							110,668	2,439,123	100% in 2026, subject to performance

		3/4/2024							46,503	1,024,926	100% in 2027, subject to performance

Dr. Eric Hughes	RSUs	8/1/2022					105,486	2,324,911			25% in 2023, 2024, 2025, and 2026

		3/3/2023					74,701	1,646,410			25% in 2024, 2025, 2026 and 2027

		3/4/2024					93,005	2,049,830			25% in 2025, 2026, 2027 and 2028

	PSUs	3/3/2023							110,668	2,439,123	100% in 2026, subject to performance

		3/4/2024							46,503	1,024,926	100% in 2027, subject to performance

Richard Daniell	Options	3/12/2015	15,001		60.21	3/12/2025					Vested

		3/17/2016	27,504		53.50	3/17/2026					Vested

		9/9/2016	14,571		50.21	9/9/2026					Vested

		3/3/2017	45,003		34.70	3/3/2027					Vested

		9/18/2017	15,011		16.99	9/18/2027					Vested

		2/9/2018	100,457		18.61	2/9/2028					Vested

	RSUs	3/5/2021					22,576	497,575			25% in 2022, 2023, 2024, and 2025

		3/4/2022					67,024	1,477,209			25% in 2023, 2024, 2025, and 2026

		3/3/2023					186,753	4,116,036			25% in 2024, 2025, 2026 and 2027

		3/4/2024					81,845	1,803,864			25% in 2025, 2026, 2027 and 2028

	PSUs	3/4/2022					183,169	4,037,045			100% in 2025

		3/3/2023							110,668	2,439,123	100% in 2026, subject to performance

		3/4/2024							40,923	901,943	100% in 2027, subject to performance

Christine Fox	RSUs	11/20/2023					190,476	4,198,091			25% in 2024, 2025, 2026 and 2027

		3/4/2024					81,845	1,803,864			25% in 2025, 2026, 2027 and 2028

	PSUs	3/4/2024							40,923	901,943	100% in 2027, subject to performance
(1)

Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting and have vested. The options generally expire ten years from the date of grant and have an exercise price of no less than 100% of the fair market value of a Teva share on the date of grant. See “2024 Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon retirement, death, disability, termination or change in control.

(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting that had not vested as of December 31, 2024.
(3)

Amounts disclosed in this column reflect the number of unvested RSUs granted that were subject to time-based vesting and unvested PSUs granted for the 2022-2024 performance period. The number of PSUs reported in this column takes into consideration the PSUs that vested in March 2025 for the 2022-2024 performance period at their actual payout percentage equal to 123% of target performance. As of December 31, 2024, the relevant performance period had been completed and in January 2025 the HR and Compensation Committee and Board determined the performance results and the awards fully vested thereafter. See “2024 Potential Payments Upon Termination or Change in Control” for information on the treatment of RSUs and PSUs upon retirement, death, disability, termination or change in control.

(4)

Amounts disclosed in this column reflect the market value of the RSUs and PSUs reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 31, 2024, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested RSUs and PSUs.

(5)

Amounts disclosed in this column reflect the number of unearned and unvested PSUs held by our NEOs, based on achievement of all applicable performance goals at target level for the open performance cycle ending in 2025 and at threshold level for the open performance cycle ending in 2026. PSUs generally vest following completion of the year indicated and following the date on which the HR and Compensation Committee and Board certify whether the performance conditions have been achieved. The actual number of PSUs that will be earned in respect of these unvested awards, if any, will be determined at the end of each performance cycle and might be less or more than the number shown in this column. For more information, see “2024 Potential Payments Upon Termination or Change in Control” for information on the treatment of PSUs upon retirement, death, disability, termination or change in control.

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(6)

Amounts disclosed in this column reflect the market value of the unvested PSUs held by our NEOs and reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 31, 2024, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs.

(7)	This column discloses the vesting status and vesting schedule of outstanding awards held by our NEOs as of December 31, 2024, which generally vest on the relevant anniversary of the date of grant.

2024 Option Exercises and Stock Vested

The table below shows the number of shares each of our NEOs acquired and the values they realized upon the vesting of PSUs and RSUs during 2024. Values are shown before payment of any applicable withholding taxes or brokerage commissions. There were no stock options exercised by the NEOs in 2024.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Richard Francis	228,886	3,037,431

Eli Kalif	182,079	2,444,614

Dr. Eric Hughes	77,642	1,259,751

Richard Daniell	194,163	2,610,121

Christine Fox	63,492	1,081,269
(1)	Amounts disclosed in this column reflect the total number of PSUs and RSUs that vested during 2024.
(2)

Amounts disclosed in this column reflect the total dollar value realized upon vesting of the PSUs and RSUs, as calculated based on the price of a Teva share on the vesting date, multiplied by the total number of shares underlying each award.

2024 Pension Benefits

None of our NEOs participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2024 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($)(4)

Dr. Eric Hughes	Supplemental Deferred Compensation Plan	37,154	71,781	7,812	0	161,234
(1)	Amounts disclosed in this column reflect elective deferrals made by our NEO and are included in the amounts reported as “Salary” in the Summary Compensation Table above.
(2)	Amounts disclosed in this column are included within the amount reported in the “All Other Compensation” column of the Summary Compensation Table above.
(3)

Amounts disclosed in this column include earnings on the Supplemental Deferred Compensation Plan as well as changes in the values of the underlying accounts. None of the amounts disclosed in this column were reported in the Summary Compensation Table because the Company does not credit above-market or preferential earnings on deferred compensation.

(4)

Amounts disclosed in this column reflect the cumulative value of the NEO’s contributions and Company matching contributions, which have been included in the amounts reported as “Salary” and “All Other Compensation,” in the applicable Summary Compensation Tables, and investment earnings thereon. Under the applicable rules of the plan, this amount is not yet vested.

Teva’s North American subsidiaries provide a tax qualified defined contribution 401(k) Retirement Savings Plan for the benefit of employees. Under this plan, contribution amounts have been determined based on specified percentages of pay. The Code limits the benefits that may be contributed into the 401(k) plan. As a complement to this plan, the Company maintains a supplemental retirement plan, the Supplemental Deferred Compensation Plan, to bridge the gap between legally mandated limits on qualified plan benefits and the retirement benefits offered at comparable public companies, and to provide participants with supplemental benefits. While the Company has formally funded the 401(k) plan match contribution, the Supplemental Deferred Compensation Plan is not formally funded.

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Supplemental Deferred Compensation Plan

The Supplemental Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan under which certain eligible employees may defer up to 75% of base salary, annual bonuses and sales bonuses. The Company matches 100% of the first 6% of all eligible compensation deferred above the IRS qualified compensation limit, and makes restorative matching contributions to restore the Company match that were lost to the participant under the Retirement Savings Plan. Participants are vested in 100% of Company contributions once three years of service are completed. There are 26 investment options within the Supplemental Deferred Compensation Plan, and participants may change their investment allocations. Contributions plus earnings are paid out of the general assets of the Company. Participants that are age 55 with at least 15 years of service or age 65 with five years of service are retirement eligible, and may receive payment from the Plan in a lump sum or in annual installments for up to 20 years beginning on the first distribution date (January or July) that is at least 13 months after their retirement. Participants that terminate employment prior to retirement receive a lump sum beginning on the first distribution date that is at least six months after termination. Participants may change their distribution election at least 12 months prior to the originally scheduled payment date and as long as the change results in the payment date being delayed at least five years.

2024 Potential Payments Upon Termination or Change in Control

In connection with any termination of employment, including if there is a termination in connection with a change in control of the Company, our NEOs would be eligible to receive certain payments, benefits and treatment of the various forms of equity that the NEO holds (provided, in some cases, that certain conditions are met).

The amounts that the NEOs would receive are set forth below for the following types of termination of employment: termination for cause, death, disability, retirement, termination without cause, resignation for good reason, resignation without good reason and a termination in connection with a change in control of the Company.

In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change in control occurred on December 31, 2024, the last business day of the year, and that the value of a Teva share on that day was $22.04, the closing price on the NYSE on December 31, 2024, the last trading day of 2024.

Under these SEC rules, the potential payments upon termination do not include certain distributions or benefits which are not enhanced or accelerated by a qualifying termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:

•	Amounts payable when employment terminates under programs generally applicable to the Company’s salaried employees; and

•	Vested benefits accrued under the 401(k) and pension plans; and

•	Vested benefits under the Supplemental Deferred Compensation Plan provided to the NEOs, as previously described in the section entitled “2024 Nonqualified Deferred Compensation.”

Richard Francis

Mr. Francis’ employment terms generally require the Company and Mr. Francis to provide 180 days’ notice of termination of employment, other than in connection with termination for cause, death or disability. Generally, we may waive Mr. Francis’ services during the notice of termination period or any part thereof, or accelerate the termination date upon mutual agreement, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Francis’ employment terms provide that in connection with his termination of employment, Mr. Francis will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Francis with good reason, Mr. Francis will generally be entitled to receive a lump sum cash severance payment, together with severance amounts accumulated in his severance account, equal to the product of twenty-four times his then-current monthly base salary (or the minimum amount required under applicable law, if greater). Mr. Francis is also entitled to receive an amount equal to twelve times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for one year following termination of employment and other restrictive covenants (i.e. confidentiality, non-disparagement and non-solicitation covenants), and his compliance with such undertaking, which amount would be paid in connection with terminations other than in the event of his termination by the Company for cause or his death. Upon his termination due to death, disability, termination without cause, resignation with good reason, and upon non-renewal, Mr. Francis will receive a prorated annual

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bonus for the year in which the date of termination occurs. In the event that his employment is terminated by the Company without cause or by Mr. Francis with good reason within one year following a change in control and as a result thereof, Mr. Francis will be entitled to an additional lump sum cash payment equal to his then-current annual salary.

Upon his termination due to death, disability, termination by the Company without cause and resignation with good reason, Mr. Francis will receive vesting of any portion of his sign-on cash award and sign-on RSU award that is unvested on the date of termination, and continued vesting of his sign-on PSU awards (which will ultimately be settled based on actual performance through the end of the applicable three-year performance period). In addition, upon his termination due to death or disability, Mr. Francis will receive accelerated vesting of any portion of his annual equity awards that are unvested on the date of termination, pursuant to the 2020 Long-Term Equity-Based Incentive Plan.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, in the event that he breaches any of his restrictive covenants. In addition, in the event of continuous and willful material breach of any of his restrictive covenants, the Company shall be entitled to a repayment of such termination payments, including forfeiture of any post-termination equity vesting.

Eli Kalif

Mr. Kalif’s employment terms generally require the Company and Mr. Kalif to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Kalif’s services during such notice period or any part thereof, or accelerate the termination date, generally on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Kalif’s employment terms provide that in connection with his termination of employment, Mr. Kalif will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Kalif with good reason, Mr. Kalif will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to twice his monthly base salary multiplied by the number of years of employment, up to a maximum payment of 18 times his monthly base salary (or the minimum amount required under applicable law, if greater). In the event that his employment is terminated by the Company without cause within one year following a change in control event (as such term is defined in the Compensation Policy as in effect on the date hereof), Mr. Kalif will be entitled to an additional lump sum cash payment equal to $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. Kalif shall repay Teva any such payments or benefits provided, in the event that he breaches any of his restrictive covenants, including an undertaking not to compete with Teva for six months following termination.

Dr. Eric Hughes

Dr. Hughes’s employment terms generally require the Company and Dr. Hughes to provide three months’ notice of termination of employment, other than in connection with a termination for cause, death, or disability. Generally, the Company may waive Dr. Hughes’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that it pays him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Dr. Hughes for good reason, Dr. Hughes will generally be entitled to receive a lump sum cash severance equal to the product of nine times his then-current monthly base salary and a lump sum cash payment equal to the product of eighteen times the monthly COBRA premium costs associated with continued medical insurance for Dr. Hughes and his dependents. Dr. Hughes is also entitled to receive an amount equal to nine times his then monthly base salary, payable in substantially equal installments in accordance with the Company’s payroll practices, in consideration for, and conditioned upon, his undertaking not to compete with Teva for nine months following termination and other restrictive covenants. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Dr. Hughes will be entitled to an additional lump sum cash payment of $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Dr. Hughes shall promptly repay Teva any such payments or benefits provided, in the event that he breaches any of his restrictive covenants.

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Richard Daniell

Mr. Daniell’s employment terms generally require the Company and Mr. Daniell to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Daniell’s services during such notice period or any part thereof, or accelerate the termination date, which may, under certain circumstances, be conditioned on paying him his monthly base salary and additional compensation and benefits in respect of such waived period.

Mr. Daniell’s employment terms provide that in connection with his termination of employment, Mr. Daniell will be entitled to receive payments associated with termination as required pursuant to applicable law and certain accrued obligations. Upon termination by the Company without cause, Mr. Daniell will generally be entitled to receive a lump sum cash severance payment based on a determined calculation as detailed in his employment agreement, capped at the product of 12 times his monthly base salary, which he currently meets. Mr. Daniell is also entitled to receive an amount equal to twelve times his monthly base salary, payable in substantially equal installments in accordance with the Company’s payroll practices, in consideration for, and conditioned upon, his undertaking not to compete with Teva for twelve months following termination and other restrictive covenants (i.e. confidentiality, non-disparagement and non-solicitation covenants), and his compliance with such undertaking. In the event that his employment is terminated by the Company without cause within one year following certain mergers and as a result thereof, Mr. Daniell will be entitled to an additional lump sum cash payment of $1.5 million.

Because Mr. Daniell meets the requirements for a qualifying retirement and termination under the Company’s policy pursuant to its 2015 and 2020 Long-Term Equity-Based Incentive Plan, if he is terminated without cause and the current retirement policy is in effect, he will be entitled to continued vesting of his outstanding unvested awards pursuant to their terms.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a settlement agreement, and shall immediately terminate without further obligation of Teva, and Mr. Daniell shall repay Teva any such payments or benefits provided, in the event that he breaches any of his restrictive covenants.

Christine Fox

Ms. Fox’s employment terms generally require the Company and Ms. Fox to provide three months’ notice of termination of employment, other than in connection with a termination for cause, death, or disability. Generally, the Company may waive Ms. Fox’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that it pays her monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Ms. Fox for good reason, Ms. Fox will generally be entitled to receive cash severance equal to the product of nine times her monthly base salary and payment of certain costs associated with continued medical insurance for eighteen months. Ms. Fox is also entitled to receive a lump sum cash severance payment equal to nine times her then-current monthly base salary, in consideration for, and conditioned upon, her undertaking not to compete with Teva for nine months following termination and other restrictive covenants. In the event that her employment is terminated without cause within one year following certain mergers and as a result thereof, Ms. Fox will be entitled to an additional lump sum cash payment of $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Ms. Fox shall promptly repay Teva any such payments or benefits provided, in the event that she breaches any of her restrictive covenants.

Potential Payments Upon Termination or Change In Control

The following tables summarize the payments and benefits that the NEOs would receive upon a termination without cause or resignation with good reason and completion of the required notice period as of December 31, 2024, the last business day of the year. The U.S. dollar amounts in the tables below were converted from local currency, where needed, using the December monthly average exchange rate of 3.62 Israeli shekels per U.S. dollar and 0.79 British pounds per U.S. dollar.

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Payments Resulting From Termination without Cause or Resignation with Good Reason

Category	Richard Francis	Eli Kalif	Dr. Eric Hughes	Richard Daniell	Christine Fox

Severance payments(1)	2,940,043	399,146	577,500	835,682	600,000

Non-compete payments(2)	1,600,000	0	577,500	835,682	600,000

Accrued vacation	0	233,845	0	16,071	0

Health benefits continuation	0	0	48,889	1,094	14,595

Sign-on cash bonus acceleration(3)	2,000,000	0	0	0	0

Post-termination equity vesting(4)(5)	19,002,050	0	0	17,978,579	0

Total amount without a change in control	$25,542,093	$632,991	$1,203,889	$19,667,108	$1,214,595

Post-change in control cash termination payment(6)	1,600,000	1,500,000	1,500,000	1,500,000	1,500,000

Total amount with a change in control	$27,142,093	$2,132,991	$2,703,889	$21,167,108	$2,714,595
(1)

In addition to the amounts reported above, Mr. Francis would receive $259,957 and Mr. Kalif would receive $351,846, which amounts relate to required contributions already made by the Company to arrangements set forth in their respective employment agreements and held in severance accounts on their behalf.

(2)

For Mr. Francis, the non-compete payment would be paid, assuming compliance with the non-compete covenant, in connection with terminations other than termination by the Company for cause or due to death.

(3)	For Mr. Francis, the sign-on cash bonus acceleration also applies upon termination due to death or disability.
(4)

Amounts reported are based on the price of a Teva share on December 31, 2024, the last trading day of 2024 ($22.04) and, with respect to PSUs, target performance, except for 2022-2024 PSUs, for which actual performance was used.

(5)	For Mr. Daniell, the equity vesting does not apply to resignation with good reason.
(6)

For Mr. Daniell, change in control is defined as certain mergers of the Company as set forth in his employment agreement followed by a termination without cause. For Mr. Francis, Mr. Kalif, Dr. Hughes and Ms. Fox, change in control is defined in the Compensation Policy as in effect on the date thereof.

Accelerated Equity Vesting Upon Death or Disability

Under our 2015 and 2020 Long-Term Equity-Based Incentive Plans, upon death or disability, (i) performance awards, such as PSUs, will immediately vest and pay out based on the target level of performance as of the date of termination, (ii) RSUs will immediately be vested and settled and (iii) options will immediately vest and remain exercisable through the original expiration date.

Category	Richard Francis	Eli Kalif	Dr. Eric Hughes	Richard Daniell	Christine Fox

Value(1)	$53,572,804	$17,867,145	$12,559,957	$17,978,579	$9,609,682
(1)

Amounts reported are based on the price of a Teva share on December 31, 2024, the last trading day of 2024 ($22.04) and, with respect to PSUs, target performance, except for 2022-2024 PSUs, for which actual performance was used.

2024 Pay Ratio

We have estimated the compensation of the 2024 median employee to be $66,199. The annual total compensation of our CEO was $15,518,947. The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 234 to 1.

Our “median employee” is a full-time, salaried employee located in Israel. We totaled all of the elements of the employee’s compensation for 2024 in the same manner as the CEO and in accordance with SEC Summary Compensation Table disclosure requirements, which resulted in an annual total compensation of $66,199, of which $34,312 is base salary, $5,785 is non-equity incentive compensation, and $26,103 is comprised of Company contributions to a pension fund, as is required by Israeli law, other compensation such as overtime pay and other cash allowances, and Company contributions to a study fund, as is common practice for Israel-based employees of the Company.

The CEO pay ratio rule permits the use of a median employee for up to three years unless there has been a meaningful change to a company’s employee population. We determined that there was no meaningful change to our employee population and therefore we used the same median employee as was used in 2023 for pay ratio purposes.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, which may include applying certain exclusions, and making reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have office headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their respective pay ratios.

88 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

EXECUTIVE COMPENSATION

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The HR and Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1 ($) (1)	Summary Compensation Table Total for PEO 2 ($) (1)	Compensation Actually Paid to PEO 1 ($) (1)(2)(3)	Compensation Actually Paid to PEO 2 ($) (1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)(2)(3)	Value of Initial Fixed $100 Investment based on: (4)		Net Income ($ Millions)	Net Revenue ($ Millions) (5)
							TSR ($)	Peer Group TSR ($)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2024		15,518,947		40,920,263	5,645,290	12,940,595	224.90	135.41	(1,959)	16,544

2023		25,706,880		26,191,537	4,522,802	4,825,132	106.53	124.97	(615)	15,846

2022	15,529,138		17,214,057		3,977,166	4,426,020	93.06	123.43	(2,499)	14,925

2021	14,681,772		7,570,056		3,740,840	3,075,466	81.73	129.31	456	15,878

2020	15,724,518		10,866,321		3,997,258	3,783,167	98.47	114.32	(4,099)	16,659
(1)
Kåre Schultz (PEO 1) was our PEO for the years 2020 through 2022. Richard Francis (PEO 2) was the CEO in 2023 and 2024. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2020	2021	2022	2023	2024

Eli Kalif	Eli Kalif	Eli Kalif	Eli Kalif	Eli Kalif

Dr. Hafrun Fridriksdottir	Dr. Sven Dethlefs	Dr. Sven Dethlefs	Richard Daniell	Dr. Eric Hughes

Brendan O’Grady	Eric Drapé	Mark Sabag	Eric Drapé	Richard Daniell

Eric Drapé	Mark Sabag	Eric Drapé	Mark Sabag	Christine Fox

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO 2 ($)	Exclusion of Stock Awards and Option Awards for PEO 2 ($)	Inclusion of Equity Values for PEO 2 ($)	Compensation Actually Paid to PEO 2 ($)

2024	15,518,947	(8,999,988)	34,401,304	40,920,263

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	5,645,290	(3,524,983)	10,820,288	12,940,595

89 |
Teva Pharmaceutical Industries Ltd.
2025 Proxy Statement

EXECUTIVE COMPENSATION

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 2 ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 2 ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 2 ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO 2 ($)	Total - Inclusion of Equity Values for PEO 2 ($)

2024	14,758,910	18,994,534	0	647,860	0	0	34,401,304

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2024	5,780,552	4,549,484	0	490,252	0	0	10,820,288
(4)
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Select Pharmaceuticals Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Dow Jones U.S. Select Pharmaceuticals Total Return Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined
Net Revenue
to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2024. This performance measure may not have been the most important financial performance measure for years 2020 through 2023 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Pay Versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between the information presented in the table above.

90 |
Teva Pharmaceutical Industries Ltd.
2025 Proxy Statement

EXECUTIVE COMPENSATION

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid, Total Shareholder Return (“TSR”) and Peer Group TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the cumulative TSR over the five most recently completed fiscal years for the Company and the Dow Jones U.S. Select Pharmaceuticals Total Return Index.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Teva and Dow Jones U.S. Select Pharmaceuticals Total Return Index TSR
Compensation Actually Paid ($ Millions)
TSR (12/31/2019 Indexed to $100)
0
5
10
15
20
25
30
35
40
45
0
50
100
150
200
250
100.00
114.32
129.31
123.43
124.97
135.41
98.47
81.73
93.06
106.53
224.90
10.9
3.8
7.6
3.1
17.2
4.4
26.2
4.8
40.9
12.9
2019
2020
2021
2022
2023
2024
Fiscal Year
PEO 1 Compensation Actually Paid
PEO 2 Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Teva Pharmaceutical Industries Ltd. TSR
Dow Jones U.S. Select Pharmaceuticals Total Return Index TSR

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the five most recently completed fiscal years.

91 |
Teva Pharmaceutical Industries Ltd.
2025 Proxy Statement

EXECUTIVE COMPENSATION

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Revenue during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Revenue

Compensation Actually Paid ($ Millions)
Net revenue ($ Millions)
45
40
35
30
25
20
15
10
5
0
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
16,659
15,878
14,925
15,846
16,544
10.9
3.8
7.6
3.1
17.2
4.4
26.2
4.8
40.9
12.9
2020
2021
2022
2023
2024
Fiscal Year
PEO 1 Compensation Actually Paid
PEO 2 Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Revenue ($ Millions)

Tabular List of Most Important Financial and
Non-Financial
Performance Measures
The following table presents the financial and
non-financial
performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance. The measures in this table are not ranked
.

Net Revenue Free Cash Flow Non-GAAP Earnings Per Share Stock Price

92 |
Teva Pharmaceutical Industries Ltd.
2025 Proxy Statement

HR and Compensation Committee Interlocks and Insider Participation

The HR and Compensation Committee currently consists of Rosemary A. Crane (chair), Gerald M. Lieberman, Dr. Perry Nisen and Janet S. Vergis. During fiscal year 2024, no member of the HR and Compensation Committee was an employee, officer or former officer of Teva or any of its subsidiaries. During fiscal year 2024, no member of the HR and Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. During fiscal year 2024, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Teva’s Board of Directors or HR and Compensation Committee.

93 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Proposal 2:

Advisory Vote on Compensation of Named Executive Officers

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEOs, but rather the overall compensation of our NEOs and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our shareholders to approve the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act in the section entitled “Executive Compensation” of this Proxy Statement, including the CD&A, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Teva Pharmaceutical Industries Limited approve, on a non-binding advisory basis, the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the HR and Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. Our Board and the HR and Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program. Following our 2025 Annual Meeting, the next advisory vote on named executive officer compensation is expected to occur at the 2026 Annual Meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

94 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Proposal 3:

Approval of Teva’s Amended Compensation Policy

Pursuant to the Israeli Companies Law, Israeli publicly traded companies are required to adopt a compensation policy regarding the terms of office and employment of their office holders. The compensation policy must be reviewed from time to time by the compensation committee and board of directors to ensure its alignment with the company’s compensation philosophy and to consider its appropriateness. The compensation policy must further be approved once every three years by the board of directors, after it considers the recommendations of the compensation committee, and then by a simple majority of the shareholders which further requires the approval of Disinterested Majority of shareholders. A “Disinterested Majority” of shareholders means: (i) at least a majority of the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter, who are present and voting (abstentions are disregarded), or (ii) the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who were present and voted against the approval of such proposals hold, in the aggregate, two percent or less of the voting power in the company. To the extent a compensation policy is not approved by the shareholders, then generally, following re-discussion of the matter, the board of directors may nonetheless approve the compensation policy, provided that the compensation committee and board of directors determined, based on detailed reasoning, that such approval is in the company’s best interest. Amendments to the compensation policy require the same approval process, unless otherwise provided by applicable Israeli law. Accordingly, we note that this approval vote of the compensation policy is due to Israeli law requirements and in addition to and not in lieu of the annual advisory “say-on-pay” vote that we are required to hold as a U.S. domestic issuer, which appears above in Proposal 2.

Teva’s Compensation Policy for Executive Officers and Directors was initially approved at our 2013 annual general meeting of shareholders, and last approved at our 2022 annual general meetings of shareholders (hereinafter the “Compensation Policy”).

Unlike “say-on-pay,” which is a retrospective shareholder advisory vote based on actual executive compensation granted in the previous year, the Compensation Policy serves as a prospective framework for the HR and Compensation Committee and the Board of Directors when making compensation decisions generally for the following three-year period, which sets caps and other limitations. The HR and Compensation Committee and the Board of Directors generally cannot approve any compensation that does not fall within the framework of Teva’s Compensation Policy, without seeking shareholder approval. Therefore, and in light of our previous experience, we believe that Teva’s Compensation Policy must maintain flexibility to address Teva’s various human capital needs and challenges, including special circumstances that may arise during the respective three-year period. The compensation elements, caps and other limitations set forth in the Compensation Policy do not create an obligation or a promise to actually grant such compensation. The actual executive compensation design and amounts granted to our NEOs in the previous year are reflected in the CD&A and presented for a shareholder advisory vote under Proposal 2.

Following the recommendation of the HR & Compensation Committee, the Board of Directors has approved, and recommends that shareholders approve, the amended Compensation Policy, substantially in the form attached to this Proxy Statement as Appendix B. The Compensation Policy submitted for shareholder approval under this Proposal 3 addresses the requirements under the Israeli Companies Law and shall be in effect in accordance with the Israeli Companies Law, as long as such requirements are applicable to Teva.

The proposed amendments to our Compensation Policy mainly reflect our unique status, subjecting us to both Israeli compensation policy requirements and U.S. compensation disclosure, and “say-on-pay” requirements. In addition, these amendments are intended to better align with external market practice that has evolved over the past six years since we last proposed changes and reflect experience gained in the implementation of the Compensation Policy as previously

95 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 3: APPROVAL OF TEVA’S AMENDED COMPENSATION POLICY

approved by our shareholders and in consultation with the HR and Compensation Committee’s independent compensation consultant, Meridian, while also taking into account considerations required under Israeli law.

The material amendments proposed in the amended Compensation Policy include the following:

•

Pay Mix. The amended Compensation Policy modifies the pay mix for annual base salary and annual cash bonus from 10%-30% to 5%-30% each and the annual equity-based compensation from 40%-80% to 40%-90%. This change places more emphasis on equity compensation which is aligned to shareholder interests.

•	Equity-based Compensation:

–

The amended Compensation Policy modifies the vesting terms of equity-based awards so that one-time awards (including, but not limited to, sign-on awards) must have a minimum full vesting period of one year from the date of grant (annual awards will continue to have a minimum full vesting period of three years from the date of grant). In addition, the Company may require a holding period post-vesting for all equity-based awards.

–

The amended Compensation Policy increases the maximum monetary value of the annual equity-based compensation that may be awarded to the CEO to $16 million and for any other executive officer to $6 million. These maximum values approximate our peer group 75th percentile based on recent market data, to provide flexibility for growth over the three-year term of the Compensation Policy. In addition, the definition of maximum monetary value will be amended to mean the greater of the grant date fair value or target value.

•	Termination arrangements:

–

In addition to severance payments mandated by applicable law, the amended Compensation Policy modifies the approach to severance payments, to provide for severance payments that may be (i) up to one-times the executive officer’s annual base salary and target annual cash bonus, or, with respect to the CEO, one and a half times the sum of the CEO’s (a) annual base salary and (b) target annual cash bonus, upon a qualifying termination, or (ii) any amount provided under an executive officer’s terms of employment prior to the Annual Meeting. Similar to the current policy, this payment or any part thereof may also be subject to and/or in consideration for the executive officer’s undertaking not to compete with Teva for a period of time and/or other covenants.

–

The amended Compensation Policy modifies the approach to change in control payments, to provide for payments that upon termination of service or employment by the Company, or, in certain circumstances by the executive officer, up to two years following a change in control event as defined in Teva’s 2020 Long-Term Equity-Based Incentive Plan or any subsequent shareholder approved plan, may be (i) an additional cash award of up to one-times the executive officer’s annual base salary and target annual cash bonus upon termination, or (ii) any amount provided under an executive officer’s terms of employment prior to the Annual Meeting.

•

Clawback. The amended Compensation Policy aligns with SEC/NYSE requirements of requiring the executive officer to return gross compensation amounts and that the Company may allow the executive officer to return the required compensation by means of an offset to, or cancellation of, outstanding grants or opportunities. In addition, it was clarified that the clawback provisions included in the Compensation Policy do not derogate from any other similar provisions, as Teva has adopted additional clawback policy pursuant to the SEC/NYSE requirements.

The overview above is a summary of the material amendments included in the amended Compensation Policy and is qualified in its entirety by reference to the full text of the amended Compensation Policy, substantially in the form attached hereto as Appendix B. Our current Compensation Policy, as adopted by our shareholders at our 2022 annual meeting of shareholders, is available at www.tevapharm.com. Information on our website is not part of the proxy materials and is not incorporated into the proxy statement by reference.

96 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Proposal 4:

Approval of an Amendment to the Terms of Office and Employment of Teva’s President and Chief Executive Officer

Background

As required by the Israeli Companies Law, the Company seeks shareholder approval of our proposal to amend the terms of office and employment of our President and CEO, Mr. Richard Francis.

Effective January 1, 2023, the Board appointed Mr. Francis as President and CEO. Mr. Francis is a seasoned pharmaceutical executive bringing over two decades of experience to the Company, including five years as CEO of Sandoz and also service as a member of the Novartis Executive Team from 2014 to 2019. Based on this outstanding profile, our Board selected Mr. Francis as the best candidate to lead Teva, establish a new strategy and then execute it as part of the effort to return the Company to growth.

As he began his tenure, in order to better understand the opportunities and challenges facing Teva, Mr. Francis listened to patients, customers, shareholders and other stakeholders and intently studied Teva’s businesses, products, pipeline and capabilities. Based on this information and after assessing the Company’s strengths and opportunities, Mr. Francis and our executive leadership team developed an incisive and compelling strategy to improve performance and returns. At a May 2023 Investor Day, Mr. Francis and Teva’s executive leadership presented our newly developed “Pivot to Growth” strategy.

This new Pivot to Growth strategy is based on four key pillars:

–	Delivering on our growth engines, mainly by further commercializing AUSTEDO, AJOVY, UZEDY and developing our late-stage pipeline of biosimilars;

–

Stepping up innovation, through delivering on our late-stage innovative pipeline assets as well as building up our early-stage pipeline organically and potentially through business development activities;

–	Sustaining our strong generics medicines franchise, with a global commercial footprint, focused portfolio and pipeline, and excellent manufacturing network; and

–

Focusing our business, by optimizing our portfolio and global manufacturing footprint to enable strategic capital deployment to accelerate our near and long-term growth engines, and reorganizing certain of our business units to a more optimal structure, while also reorganizing key business units to enhance operational efficiency.

As disclosed above in “Compensation Discussion and Analysis”, in 2024, Mr. Francis continued to lead our execution with precision the roadmap for our “Pivot to Growth” strategy, and we are on track to reach the goals:

–	We continued to show strong performance of our key innovative products, mainly AUSTEDO, AJOVY, and UZEDY, as well as on our late-stage pipeline of biosimilars;

–	We have been accelerating the development of certain key pipeline assets, including the recent positive Phase 2b results for duvakitug (anti-TL1A);

97 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE TERMS OF OFFICE AND EMPLOYMENT OF TEVA’S PRESIDENT AND CHIEF EXECUTIVE OFFICER

–	We continued to optimize our generics business and build a strong pipeline of biosimilars, with several successful launches of high-value complex generics in 2024;

–

We continued our efforts on capital allocation and disciplined cost management by focusing on debt repayment and optimizing our working capital management, as well as focusing our portfolio by progressing the planned sale of our active pharmaceutical ingredient (API) business.

Reflecting the success of the first 24 months of Mr. Francis’ leadership and of the execution of the Pivot to Growth strategy, Teva has generated meaningful increases in shareholder value. As of December 31, 2024, the Company’s one-year TSR was 111%, three-year TSR was 175% and five-year TSR was 125%.

Through these achievements, Mr. Francis has demonstrated 1) his ability to conceive and articulate an effective strategy for this moment in the Company’s evolution, the “Pivot to Growth” strategy, and 2) his strength in leading the execution of the first phase of that strategy, which has led to a meaningful increase in shareholder value.

The implementation of this strategy designed to generate growth and increase shareholder value is still in its early stages. The HR and Compensation Committee and the Board continue to believe that Mr. Francis is best suited to lead the organization forward at this juncture.

To that end, the HR and Compensation Committee and the Board seek to (i) have a new provision regarding the term of Mr. Francis’s employment agreement, (ii) introduce a range for the target grant date fair values of his annual long-term incentive equity awards of $10 million to $16 million, with the exact value to be determined by the HR and Compensation Committee and the Board in each relevant year, with 70% being performance-based. The HR and Compensation Committee and the Board determined that subject to the approval of this Proposal 4 by the shareholders, for 2025, Mr. Francis will be entitled to a long-term incentive equity grant of $12 million, of which $9 million have already been granted and the additional $3 million would be granted following receipt of shareholder approval of this Proposal 4, (iii) increase the maximum annual cash incentive opportunity to 200% of target, subject to meeting the required level of performance achievement to be determined each year by the HR and Compensation Committee and the Board, without the need for further action or approval of the shareholders, and (iv) increase his annual base salary to $1.7 million for 2025 and onwards, with the ability for the HR and Compensation Committee and the Board to increase the annual base salary each subsequent year by up to 7.5% without the need for further action or approval of the shareholders. These changes result in a 2025 total target annual compensation of $16.25 million. The HR and Compensation Committee and the Board also seek to update the provisions of his employment agreement in connection with a termination of employment, and modify the approach with respect to perquisites. The HR and Compensation Committee and the Board believe that the proposed changes establish an overall compensation program that motivates and retains Mr. Francis through the execution of the “Pivot to Growth” strategy, which is reasonably aligned with market practices among our peer group.

Compensation Policy under the Israeli Companies Law

As required by the Israeli Companies Law, compensation policies must be approved once every three years and any amendment to the compensation policy must also be brought to the approval of the company’s shareholders, and so at this 2025 annual meeting of shareholders, our shareholders are being asked to approve an update to our Compensation Policy regarding the terms of office and employment that can be offered to our “office holders” (as defined under the Israeli Companies Law), which includes the President and CEO. These terms include cash compensation, equity-based awards and other items. Pursuant to the Israeli Companies Law, arrangements between Teva and our President and CEO must generally be consistent with the Compensation Policy.

The proposed amendments to the Compensation Policy that is the subject of Proposal 3 contains some updates to bring the policy into closer alignment with current market practices and values, as discussed above. The approval of these updates to the current Compensation Policy approved by our shareholders at the 2022 shareholder meeting is a prerequisite to the approval of some of the terms in this amendment to the terms of office and employment of the President and CEO, as the updates to the practices and values set forth in the Compensation Policy would need to be in place to accommodate the proposed amended employment terms. If the 2025 Compensation Policy is not approved by shareholders at this annual meeting, the Board may nonetheless approve the amended compensation policy, as detailed above under Proposal 3.

98 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE TERMS OF OFFICE AND EMPLOYMENT OF TEVA’S PRESIDENT AND CHIEF EXECUTIVE OFFICER

Approval Requirements Under Israeli Law

The Israeli Companies Law provides that any arrangement between a company and a chief executive officer, who also serves as a director, relating to his or her compensation, must generally be consistent with the company’s compensation policy and requires the approval of the compensation committee, the board of directors and the shareholders by a simple majority, in that order. Accordingly, the employment agreement amendments described above, which were approved, and recommended for shareholder approval, by our HR and Compensation Committee and Board, also require shareholder approval at the Annual Meeting.

Unlike our “say-on-pay” vote, the shareholder vote on this matter is binding under Israeli law and is not merely advisory. If this Proposal 4 is not approved by the affirmative vote of our shareholders, the Company will NOT be authorized to enter into the amendment to the employment agreement or award the additional compensation value to our President and CEO in 2025 or thereafter.

Overall Compensation Strategy

In order to accomplish our key corporate objectives, we must attract, motivate and retain highly skilled and experienced people to execute our corporate strategy and lead our team. To that end, our executive officer compensation program is designed to:

(i)	link pay to performance;

(ii)	align executive officers’ interests with those of Teva and its shareholders over the long term;

(iii)	provide competitive compensation to attract and retain talent; and

(iv)	encourage performance without excessive risk.

CEO Performance Assessment

In seeking to amend the President and CEO’s employment agreement, the HR and Compensation Committee and the Board evaluated the performance of our President and CEO in his first two years, including the following:

•	Development and implementation of the “Pivot to Growth” strategy, with strong evidence of early success in all four pillars;

•	Eight quarters of revenue growth, with an 8% compound annual growth rate for the two-year period, and met or exceeded the Company’s financial guidance;

•

Strong 2024 performance driven by sales of innovative medicines, including AUSTEDO® for Huntington’s disease and other movement disorders, AJOVY® for the preventive treatment of migraines, and UZEDY® for schizophrenia in adults;

•	Advancing of Teva’s early and late-stage innovative medicine pipeline and expansion of the Company’s global biosimilar portfolio;

•	Strong growth in the generics business across all regions, driven by new product launches and operational improvements; and

•	Strong one-, three- and five-year TSR performance.

Mr. Francis has led all of these accomplishments, and in so doing, has begun to generate the growth and improvement in shareholder value sought by the Board when it appointed him.

Benchmark Positioning Relative to Market Median

In order to understand how the level of President and CEO compensation, and its individual components, compares to market practice of our peers, the HR and Compensation Committee and the Board compared all components and aspects of the President and CEO’s compensation, excluding any one time cash and equity awards, to the opportunities and amounts delivered to chief executive officers at companies in our peer group, as presented in a benchmark study prepared by Meridian.

As discussed above under “Compensation Discussion and Analysis”, during 2024, the HR and Compensation Committee updated the Peer Group using updated selection criteria, which resulted in some companies being added and some

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removed, with Teva being placed within the median range of the companies in the Peer Group as measured by various criteria. This updated Peer Group was used when assessing the competitiveness of the President and CEO’s compensation package. See “Executive Compensation—Compensation Discussion and Analysis” above for additional details on the updated Peer Group.

The HR and Compensation Committee and the Board also considered the Company’s compensation philosophy and objectives, internal fairness and market trends, and other relevant factors as required by law and the Compensation Policy approved by its shareholders at the 2022 shareholder meeting and the proposed changes to be made to such Compensation Policy as referred to under Proposal 3 above. The HR and Compensation Committee and the Board considered the past sign-on cash and equity awards granted to Mr. Francis in 2023, and determined that they should not be included in the analysis because they were granted to provide consideration for his forfeited compensation opportunities at his prior employer and to incentivize him to join the Company.

The HR and Compensation Committee and the Board’s review of the Meridian study indicated that the President and CEO’s target annual total direct compensation of $13.0 million, which complied with the 2022 shareholder-approved Compensation Policy, was significantly below competitive market levels largely as a result of the CEO’s target annual long-term incentive equity component of $9.0 million being set substantially below the peer median. The HR and Compensation Committee and the Board also considered the fact that since Mr. Francis’s date of hire in 2023, no increases have been provided to his target annual total direct compensation or to any component thereof.

For a detailed description of the compensation of our President and CEO, please see “Executive Compensation—Compensation Discussion and Analysis” above.

Proposed Amendments to Mr. Francis’s Agreement

Employment Agreement Term. The HR and Compensation Committee and the Board believe that Mr. Francis is best-suited to lead the Company at this critical time, and in seeking to ensure the services of Mr. Francis through a longer time horizon, the Company proposes to remove the reference to an initial three year term of employment and maintain an unspecified term, subject to termination upon notice by either party 180 days prior to the date of termination (other than in termination due to death, disability or for cause).

Align Target Annual Total Direct Compensation and Severance and Change in Control Provisions within Range of the Market Median. In general, the HR and Compensation Committee and the Board seek to align executive officer compensation and other employment terms with the market median range in order to be able to attract, motivate and retain experienced executive talent who are critical to our long-term success, and especially so with the President and CEO.

Annual Equity Award. The HR and Compensation Committee and the Board reviewed the target annual total direct compensation of the President and CEO and each of its components. As described above, the HR and Compensation Committee and the Board determined that the President and CEO’s target annual total direct compensation and target long-term incentive equity award were positioned below market median. In order to bring target annual total direct compensation to the market median range, and in accordance with our pay for performance and shareholder alignment philosophy, the HR and Compensation Committee and the Board propose to create an increased range for the target grant date fair values of the President and CEO’s annual long-term incentive equity awards in the range of $10 million to $16 million, with the exact value to be determined by the HR and Compensation Committee and the Board in each relevant year without the need for further action or approval of the shareholders, and for 2025 (the first change since the commencement of his employment on January 1, 2023), to increase the target grant date fair value of the President and CEO’s annual long-term incentive equity award by $3 million with a one-time grant, with 70% being performance-based, bringing the total to a target equity grant value of $12 million which is an increase of 33% versus the 2024 target equity value.

Annual Base Salary. The amended employment terms also include an increase to the annual base salary for 2025 onwards by 6.25% to $1.7 million, retroactive to January 1st, and with the ability for the HR and Compensation Committee and the Board, without the need for further action or approval of the shareholders, to increase the annual base salary each subsequent year by up to 7.5%, as determined by the HR and Compensation Committee and the Board, taking into account relevant factors.

Annual Cash Bonus. The amended terms also provide for an increase to the maximum (not the target) annual cash incentive opportunity from 200% of annual base salary to 200% of target bonus, to align with the other executive officers and with

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the market median of the Peer Group, subject to meeting the required level of performance achievement to be determined each year by the HR and Compensation Committee and the Board, without the need for further action or approval of the shareholders.

The pay mix, which in 2024 consisted of approximately 88% variable, at-risk pay, would increase in 2025 to approximately 90% variable, at-risk pay, with 70% of the annual equity award being performance-based.

	Base Salary	Target Annual Incentive	PSUs	RSUs	Target Total Compensation

2024	$1,600,000	$2,400,000	$6,300,000	$2,700,000	$13,000,000

Proposed 2025 Additional Value	$100,000	$150,000	$2,100,000	$900,000	$3,250,000

Proposed 2025	$1,700,000	$2,550,000	$8,400,000	$3,600,000	$16,250,000

Proposed Pay Mix	10%	16%	52%	22%

Severance and Change in Control Provisions. The HR and Compensation Committee and the Board also seek to align the terms of office and employment of the President and CEO in connection with various termination scenarios, with current market multiples and practices, and within the guardrails of the Compensation Policy.

The HR and Compensation Committee and the Board reviewed the values, multiples and practices applicable in connection with termination scenarios at the companies in the Peer Group. Referencing them, the HR and Compensation Committee and the Board determined to update the terms related to an involuntary termination by the Company without cause or a resignation by the President and CEO for good reason to provide for cash severance with a multiple of 1.5 times the sum of annual base salary and target annual cash incentive opportunity. This severance payment will be subject to continued compliance with the restrictive covenants under the agreement, including the non-compete obligation. Under these scenarios, no additional non-compete payment will be provided. With respect to the treatment of outstanding unvested annual equity grants in these scenarios, the HR and Compensation Committee and the Board propose to update that RSUs will continue to vest and PSUs will continue to vest based on actual performance through the end of the performance period, pro rata for the term of service during the vesting period.

Referencing the practices of the companies in the Peer Group, the HR and Compensation Committee and the Board also proposed to update the terms related to an involuntary termination by the Company without cause or a resignation by the President and CEO for good reason, each in connection with a change in control (a “double-trigger” event) to provide for cash severance equal to 2.5 times the sum of annual base salary and target annual cash incentive opportunity (which represents an additional 1 times the sum of annual base salary and target annual cash incentive opportunity above the amount of cash severance if such qualifying termination were not to occur in connection with a change in control). With respect to the treatment of outstanding unvested long-term incentive equity awards in this scenario, the HR and Compensation Committee and the Board propose that the vesting of RSUs and PSUs will be accelerated, and in the case of PSUs, the total number that vests would be based on the greater of target or actual performance.

By referencing the practices of the companies in the Peer Group, the HR and Compensation Committee and the Board also determined to update the provisions in connection with the treatment of outstanding annual equity grants. It is proposed that in the event of termination of the employment by the Company without cause or resignation by Mr. Francis with or without good reason when Mr. Francis reaches age 60 with 5 years of service (“Early Retirement”), then the RSUs will continue to vest and the PSUs will continue to vest based on actual performance through the end of the performance period, in each case, pro rata for the term of service during the applicable vesting period, except that this treatment would not apply to any equity grants granted to him within six months prior to the termination, which recent grants would be forfeited. In the event of termination of employment by the Company without cause or by Mr. Francis with or without good reason when Mr. Francis reaches age 65 with 10 years of service (“Qualified Retirement”), then the RSUs and PSUs will have full continued vesting (without proration), with such vesting based on actual performance for the PSUs, except that this treatment would not apply to any equity grants granted to him within six months prior to the termination, which recent grants would be forfeited.

Perquisites. Finally, it is proposed that with respect to perquisites, a new approach would be adopted as of the date of the Annual Meeting and during the term of the agreement, pursuant to which the Company would offer $200,000 annual cash allowance (prorated for 2025), with no gross up for tax purposes on such amount in lieu of the current international assignment, flights, housing, car benefit and tax and financial advisory benefits. In addition, Mr. Francis will be eligible for reimbursement of travel and accommodation expenses related to his business travel to and from Israel and global health

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coverage for himself and his immediate family, with no gross up for tax purposes on such reimbursements, and if found to be necessary by the HR and Compensation Committee, security services to him and/or his family when he travels for business or personal purposes, such reimbursements grossed up for tax purposes.

The overview above is qualified in its entirety by reference to the full amendment to Mr. Francis’s employment agreement, substantially in the form attached hereto as Appendix C to this Proxy Statement.

Additional Long-Term Incentive Equity Award Opportunity Value is Majority Performance-Based

In order to maintain the strong link between pay and performance and promote the alignment of the interests of the President and CEO with those of Teva’s shareholders, the HR and Compensation Committee and the Board allocate a substantial portion of target annual total direct compensation to long-term incentive equity awards. In 2024, 70% of the long-term incentive equity awards granted to the President and CEO was in the form of PSUs. If this Proposal 4 is approved, future annual long-term incentive equity awards to the President and CEO will continue to be comprised of 70% performance-based awards in the form of PSUs.

Type of Long-Term Incentive Vehicle	Proportion of Long-Term Incentive Grant	Vesting Schedule	Performance Metrics (Weighting)	Rationale for Use

Performance Share Units (PSUs)	70%	Three-year cliff vesting	2025-2027 Cumulative Free Cash Flow (60%)	Focuses employees on generating cash in the short- and long-term to deploy capital and repay debt, and reflects cash management practices, including working capital and capital expenditures, enabling the Company to pursue opportunities that contribute to long-term shareholder value

			2025-2027 Net Revenue Growth (annual and cumulative) (40%)	Demonstrates top line expansion, in alignment with the Pivot to Growth strategy, and is a leading indicator of corporate performance and value creation

			2025-2027 Absolute Stock Price (Modifier)	Strong performance, as measured by the other two operating metrics, is fully rewarded only if it also results in meaningful stock price growth. Absolute stock price performance ties executive officer compensation to shareholder value creation and aligns the interests and experience of executive officers with those of Teva and its shareholders. The absolute stock price modifier for the 2025 grants caps payouts at target if stock price performance measured at the end of the performance period has decreased, and can increase payouts up to 150% for increases in the third year of the performance period, subject to a maximum cap.

Restricted Share Units (RSUs)	30%	Four equal tranches vesting on the first, second, third and fourth anniversaries of the date of grant	N/A	N/A

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Responsible Use of Equity

A company’s burn rate shows how rapidly it is depleting its shares reserved for equity compensation awards. We believe that our historical burn rate is quite reasonable for a company of our size in our industry. Our three-year average burn rate is lower than the ISS burn rate threshold for non-Russell 3000 companies of 8.60% applied to the GICS Pharmaceuticals (3520) sub-industry for 2025. We will continue to monitor our equity use in future years to ensure that our burn rate is within competitive market norms.

Share Ownership Guidelines; Clawback Policy

Mr. Francis is subject to the Company’s share ownership guidelines, which require the President and CEO to hold 6x base salary in Teva’s equity to further strengthen the alignment of interests between the CEO and our shareholders.

Mr. Francis is also required to return any compensation paid to him on the basis of results included in financial statements that turned out to be erroneous and that were subsequently restated, during the three-year period following filing thereof. In addition, in the event that it is discovered that he engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that he breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company shall have broad remedial and disciplinary authority.

For additional details on our stock ownership guidelines and clawback policy, see Compensation Discussion and Analysis in this Proxy Statement.

Conclusion and Proposed Resolution

The HR and Compensation Committee and the Board believe that it is in the best interests of the Company and our shareholders to enter into the amendment to the employment agreement with Mr. Francis to secure the services of Mr. Francis as the Company seeks to continue on the growth trajectory begun during the first two years of Mr. Francis’ tenure, bring his target annual total direct compensation, long-term incentive equity awards, and termination terms in line with the market median range and provide a performance-based incentive that aligns with the interests of shareholders and links pay to performance.

If this Proposal 4 is not approved, it could affect our ability to execute on our executive compensation program including motivating Mr. Francis and retaining him over a longer period of time.

As noted above, unlike our “say-on-pay,” the shareholder vote on this matter is binding under Israeli law and is not merely advisory. If this Proposal 4 is not approved by the affirmative vote of our shareholders, the Company will NOT be authorized to enter into the amendment to employment agreement with our President and CEO in 2025 or thereafter.

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Proposal 5:

Approval of Director Compensation

Pursuant to the Israeli Companies Law, any arrangement between Teva and a director relating to his or her compensation as a director or other position with Teva generally must be consistent with the Compensation Policy and must be approved by the HR and Compensation Committee, the Board of Directors and holders of a majority of Teva ordinary shares participating and voting at the Annual Meeting, in person or by proxy or through their representatives.

For a description of Teva’s current non-employee director compensation and non-executive Chairman of the Board compensation, see “Non-Employee Director Compensation” above.

Consistent with Teva’s current Compensation Policy and the proposed amended Compensation Policy in Proposal 3, the Board of Directors, following the approval of the HR and Compensation Committee, has approved, and recommends that shareholders approve, amendments to the compensation in respect to the service of Teva’s non-employee directors (whether currently in office or appointed in the future, including non-employee directors appointed at the Annual Meeting) and to Teva’s non-executive Chairman of the Board (whether currently in office or appointed in the future), without the need for further action or approval, as further detailed below, with effect, subject to the approval of shareholders, as of January 1, 2025 (except for equity-based compensation which will be effective as of the date of the Annual Meeting).

In establishing the proposed amendments to the director compensation, the HR and Compensation Committee and the Board of Directors considered Teva’s compensation philosophy and the provisions of the current shareholder-approved and the proposed amended Compensation Policy. The proposed amendments to the director compensation were established as a result of a process commenced in 2024, under which the HR and Compensation Committee engaged Meridian, the HR and Compensation Committee’s independent compensation consultant, to conduct a director compensation assessment based on the compensation paid to non-employee directors and non-executive chairperson at peer companies. The assessment analyzed peer companies non-employee director compensation levels and practices, evaluated the competitiveness of the Company’s director compensation program from multiple perspectives relative to the Peer Group, and described recent market trends in director compensation. The HR and Compensation Committee also took into consideration the fact that, despite an increasingly competitive market for non-employee director talent, there have not been any changes to the compensation paid to Teva’s non-employee directors in six years.

As discussed above, during 2024, the HR and Compensation Committee updated the peer group used as a reference point for compensation decisions based on updated selection criteria, which resulted in some companies being added and some removed. Teva’s attributes aligned more closely with the median range of the companies in the updated Peer Group. The HR and Compensation Committee then referenced this updated Peer Group when assessing the competitiveness of non-employee director compensation and its structure and in making subsequent compensation decisions in connection with the compensation paid to our non-employee directors and our non-executive Chairman of the Board. See “Executive Compensation—Compensation Discussion and Analysis” above for additional details on the updated Peer Group.

The assessment found that Teva’s average total compensation and equity compensation positioning for our non-employee directors are significantly below the 25th percentile of director compensation at the updated Peer Group companies, and Teva’s average pay mix has more emphasis on cash than peers. Teva’s current mix is 51% cash and 49% equity as compared to our Peer Group company average of 31% cash and 69% equity. In order to bring annual non-employee director total compensation and pay mix within the range of the Peer Group median, we propose decreasing the annual cash retainer by $30,000 (from $130,000 to $100,000 for non-employee directors and from $255,000 to $225,000 for the non-executive Chairman of the Board) and increasing the annual equity grant by $90,000 (from $160,000 to $250,000 for non-employee directors and from $285,000 to $375,000 for the non-executive Chairman of the Board). The change represents a 21% increase from

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the level set six years ago for non-employee director compensation, and an 11% increase for the non-executive Chairman of the Board. The result of this change positions Teva’s non-employee director compensation at or slightly below the median of peer group company non-employee director compensation level. Additionally, the change in the mix of cash and equity results in a new mix of 36% cash and 64% equity which is aligned with the median practices of the companies in the Peer Group, and, because of the higher proportion of equity, more aligned with our shareholder interests. Subject to the approval of this Proposal 5, the stock ownership guidelines multiple for non-employee directors will also be increased from five (5) times to seven (7) times the annual cash retainer. The proposed amendments to director compensation, after six years in which they remained unchanged, will bring the compensation level up to a market competitive range and also better align the interests of non-employee directors and the non-executive Chairman of the Board with the interests of Teva and its shareholders over the long-term by placing greater weight on equity-based awards and requiring a higher level of stock ownership.

Responsible Use of Equity

A company’s burn rate shows how rapidly it is depleting its shares reserved for equity compensation awards. We believe that our historical burn rate is quite reasonable for a company of our size in our industry. Our three-year average burn rate is well below the ISS burn rate threshold for non-Russell 3000 companies of 8.60% applied to the GICS Pharmaceuticals (3520) sub-industry for 2025. We will continue to monitor our equity use in future years to ensure that our burn rate is within competitive market norms.

Proposed Changes to the Compensation of Non-Employee Directors

(a) Approval of an amendment to the compensation to be provided to Teva’s non-employee directors:

(i)	A decrease in the annual cash retainer by $30,000 from $130,000 to $100,000;

(ii)	An increase in the annual equity grant by $90,000 from $160,000 to $250,000.

Subject to the approval of Proposal 5, the compensation for non-employee directors will consist of the following:

(i)

Board service annual retainer. Non-employee directors will be entitled to receive an annual cash retainer of $100,000 by virtue of their membership on the Board of Directors, paid in U.S. dollars or in any other currency according to the applicable exchange rate published 15 days prior to payment. In the event that a non-employee director serves as a member of the Board during only part of a year, the non-employee director will receive a pro rata portion of the board service annual retainer.

(ii)

Committee service membership fee. Non-employee directors serving on committees of the Board of Directors, will be entitled to receive annual cash payments by virtue of their service on any committee of the Board, in accordance with the amounts set forth below, which remain unchanged, paid in U.S. dollars or in any other currency according to the applicable exchange rate published 15 days prior to payment:

a.	$20,000 per annum to serve as a member of the Audit Committee; and $40,000 per annum to serve as chairperson of the Audit Committee;

b.	$15,000 per annum to serve as a member of the Compensation Committee; and $30,000 per annum to serve as chairperson of the Compensation Committee;

c.	$20,000 per annum to serve as a member on a special or ad-hoc committee of the Board; and $30,000 to serve as chairperson of such special or ad-hoc committee; and

d.	$10,000 per annum to serve as a member of any other standing Board committee that is not listed in sub-sections (a)-(b); and $20,000 per annum to serve as chairperson on such committee.

In the event of service on a standing committee of the Board during only part of a year, the non-employee director will receive a pro rata portion of the committee service membership fees set forth above.

(iii)

Equity-based compensation. Each non-employee director who is in office immediately following any annual general meeting of shareholders of Teva (in this Proposal, an “Eligible Director”) will be granted an annual equity-based award in the form of RSUs which will be granted on the date of such annual general meeting of shareholders, or if such date falls within a blackout period or within the one week period immediately following the end of a blackout period, on the date that is one week following the end of such blackout period (the “Date of Grant”), as set forth below:

a.

Each year, on the Date of Grant, (i) each Eligible Director will receive such number of RSUs with an approximate aggregate fair market value of $250,000 as of the Date of Grant, calculated by dividing the above fair market value of such grant, as applicable, by the closing price per share of Teva’s ADSs on the NYSE on the Date of Grant (or by the closing price per share of Teva’s ordinary shares or ADSs on any other principal United States national

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securities exchange on which the ADSs or ordinary shares are listed and traded on the relevant Date of Grant), rounded to the nearest whole share (each such grant, an “Award”).

b.

Awards will be granted under Teva’s long-term equity-based incentive plan(s), as in effect from time to time. Awards will be subject to any stock ownership guidelines that Teva may adopt from time to time with respect to its directors.

c.	Each Award will vest in full on the first anniversary of the Date of Grant.

d.

Upon termination of an Eligible Director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested Award held by such Eligible Director will immediately become vested.

e.

A pro rata amount of such Award will be granted to any new Eligible Director appointed between Teva’s annual general meetings of shareholders. Such Award will be granted on the day following such appointment, or if such date falls within a blackout period or within the one week period immediately following the end of a blackout period, on the date that is one week following the end of such blackout period, and such date shall be deemed for the purpose of such grant the “Date of Grant.” The pro rata amount will be equal to the difference between (i) $250,000 and (ii) the product of (x) $250,000 divided by 12 and (y) the number of months (including partial months) in the period between the last annual general meeting of shareholders and the date of such appointment. Any prorated grant will also be subject to the terms set forth in this Proposal 5 (mutatis mutandis).

f.

In the event that an Eligible Director becomes an executive officer or employee of Teva and thus ceases to be an Eligible Director, Awards granted to such director will continue to vest subject to the same terms and conditions as originally granted. In the event that such director ceases to be a director of Teva thereafter, the provisions of subsection (d) above will apply.

g.

Awards granted to Eligible Directors will reduce the number of ordinary shares available for grant under the applicable Teva long-term equity-based incentive plan(s) based on the fair market value of such RSUs (based on the market value of the underlying shares less an estimate of dividends that will not accrue to the RSU holders prior to vesting), as of the Date of Grant.

VAT, if applicable, will be added to the above compensation components.

In addition, Teva will reimburse or cover its non-employee directors for expenses (including travel expenses) incurred in connection with attending meetings of the Board of Directors and its committees or in performing other services for Teva in their capacity as non-employee directors in accordance with Teva’s Compensation Policy and Israeli law.

Proposed Changes to the Compensation of Non-Executive Chairman of the Board

(b) Approval of an amendment to the compensation to be provided to Teva’s non-executive Chairman of the Board:

(i)	A decrease in the annual cash retainer by $30,000 from $255,000 to $225,000;

(ii)	An increase in the annual equity grant by $90,000 from $285,000 to $375,000.

Subject to the approval of Proposal 5, the compensation for Teva’s non-executive Chairman of the Board will consist of the following:

(i)

Chairman annual retainer. An annual cash retainer of $225,000 for service as Chairman, paid in U.S. dollars or in any other currency according to the applicable exchange rate published 15 days prior to payment. In the event that the non-executive Chairman of the Board serves in this capacity during only part of a year, a pro rata portion of this annual cash retainer shall be paid;

(ii)

Chairman equity-based compensation. The non-executive Chairman of the Board of Teva will be granted an annual equity-based award in the form RSUs with an approximate aggregate fair market value of $375,000 as of the Date of Grant. The equity-based compensation of the non-executive Chairman of the Board shall be calculated under, and will be subject to the terms set forth in this Proposal 5 in sub-sections (a)(iii)(a)-(g) above (mutatis mutandis); and

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(iii)	office and secretarial services at Teva’s offices, payment or reimbursement of reasonable expenses incurred in the course of his or her service to Teva, including travel and related expenses.

VAT, if applicable, will be added to the above compensation components.

The non-executive Chairman of the Board will not be entitled to any board or committee membership compensation other than as described in this Proposal 5(b).

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Proposal 6:

Appointment of Independent Registered Public Accounting Firm

The Audit Committee recommends that, as required under Israeli law, shareholders appoint Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited (“PwC”), as Teva’s independent registered public accounting firm until Teva’s 2026 annual meeting of shareholders. PwC has been our independent registered public accounting firm since at least 1976.

Pursuant to Teva’s Articles of Association, the Board of Directors is authorized to determine the remuneration of Teva’s independent registered public accounting firm.

Representatives of PwC are expected to be present at the Annual Meeting and will also be available to respond to questions from shareholders. They also will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The Audit Committee has reviewed and discussed with management Teva’s audited consolidated financial statements as of and for the year ended December 31, 2024.

The Audit Committee has also discussed with Kesselman & Kesselman the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Kesselman & Kesselman required by the applicable requirements of the PCAOB regarding Kesselman & Kesselman’s communication with the Audit Committee concerning independence and has discussed with Kesselman & Kesselman their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee of the Board of Directors

Gerald M. Lieberman, Chair

Amir Elstein

Chen Lichtenstein

Roberto A. Mignone

Dr. Tal Zaks

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Teva’s Audit Committee is responsible for overseeing the work of its independent auditors. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by PwC and other members of PricewaterhouseCoopers International Limited. These services may include audit services, audit-related services, tax services and other services, as further described below. The Audit Committee sets forth the basis for its pre-approval in detail, listing the particular services or categories of services which are pre-approved, and setting forth a specific budget for such services. Other services are approved by the Audit Committee on an individual basis. Once services have been pre-approved, PwC and

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management then report to the Audit Committee on a periodic basis regarding the extent of services actually provided in accordance with the applicable pre-approval, and regarding the fees for the services performed. Such fees for 2024 and 2023 were pre-approved by the Audit Committee in accordance with these procedures.

Principal Accountant Fees and Services

Teva incurred the following fees for professional services rendered by Kesselman & Kesselman and other PwC member firms, for the years ended December 31, 2024 and 2023:

	2024	2023

	(U.S. $ in thousands)

Audit fees	$15,226	$15,472

Audit-related fees	$3,141	$109

Tax fees	$2,893	$2,021

All other fees	$119	$200

Total	$21,379	$17,802

The audit fees for the years ended December 31, 2024 and 2023 included professional services rendered for the integrated audit of Teva’s annual consolidated financial statements and internal control over financial reporting as of December 31, 2024 and 2023, review of consolidated quarterly financial statements, statutory audits of Teva and its subsidiaries, review of securitization and other management actions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC and other services that can only be provided by the independent auditor.

The audit-related fees for the years ended December 31, 2024 and 2023 included accounting consultations, employee benefit plan audits, agreed upon procedures that are not required by statute or regulation and consultations concerning financial accounting and reporting standards and certain regulatory matters. Additionally, in 2024, audit related fees included carve-out audits for businesses which may be sold.

Tax fees for the years ended December 31, 2024 and 2023 included services related to tax compliance including the preparation of tax returns and claims for refund, tax planning and tax advice including assistance with tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans and assistance with respect to requests for rulings from tax authorities.

All other fees for the years ended December 31, 2024 and 2023 were mainly for providing benchmarking data, as well as for license fees for the use of accounting research tools and training regarding general financial reporting developments.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PwC’s independence.

109 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Presentation of 2024 Financial Statements

The Board of Directors has approved, and is presenting to shareholders for receipt and consideration at the Annual Meeting, Teva’s annual consolidated financial statements for the year ended December 31, 2024, which are included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2024, available on Teva’s website at www.tevapharm.com.

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Security Ownership

The following table describes, as of April 1, 2025, the beneficial ownership of Teva ordinary shares (and ADSs representing ordinary shares) by:

•	each person we believe beneficially holds more than 5% of the outstanding ordinary shares based solely on our review of SEC filings;

•	each of our NEOs;

•	each of our directors and director nominees; and

•	all of our directors and executive officers as a group.

Beneficial Owner	Ordinary Shares Beneficially Owned***		Percent of Ordinary Shares Outstanding****

Beneficial Owners of More than 5% of our Ordinary Shares

Fidelity Management & Research LLC.(1)	81,983,229		7.1%

Named Executive Officers, Directors and Director Nominees:*

Dr. Sol J. Barer	409,114		**

Richard D. Francis	123,295		**

Rosemary A. Crane	103,615		**

Amir Elstein	2,094,331		**

Chen Lichtenstein	—		—

Gerald M. Lieberman	106,025		**

Roberto A. Mignone	790,683	(2)	**

Dr. Perry D. Nisen	95,683		**

Prof. Ronit Satchi-Fainaro	88,277		**

Prof. Varda Shalev	12,872		**

Janet S. Vergis	64,065		**

Dr. Tal Zaks	49,140		**

Eli Kalif	459,063		**

Richard Daniell	250,930		**

Dr. Eric A. Hughes	—		—

Christine Fox	58,384		**

All directors and executive officers as a group (21 persons)	5,616,292		**

*	The address of each named executive officer and director is c/o Teva Pharmaceutical Industries Limited, 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel.

**	Represents less than 1%.

***

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

****	Percentage of beneficial ownership is based on 1,146,959,855 ordinary shares outstanding at April 1, 2025.

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2025, By FMR LLC., which is deemed to be the beneficial owner of 81,983,229 ordinary shares. FMR LLC. listed its address as 245 Summer Street, Boston, Massachusetts, 02210.

(2)

695,000 ordinary shares are held of record by Swiftcurrent Master Fund, Ltd. (the “Fund”). Bridger Management, LLC is the investment adviser to the Fund and Mr. Mignone is the manager of Bridger Management, LLC. Mr. Mignone disclaims beneficial ownership of the 695,000 ordinary shares held of record by the Fund, except to the extent of his indirect pecuniary interest therein.

111 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2024, certain information related to our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders

2020 Long-Term Equity-Based Incentive Plan	33,810,383	—	59,065,469(1)

2015 Long-Term Equity-Based Incentive Plan	14,960,363	$32.79	—(2)

2010 Long-Term Equity-Based Incentive Plan	2,752,809	$59.62	—(2)

2008 Employee Stock Purchase Plan For U.S. Employees (“ESPP”)	—	—	990,352(3)

Equity compensation plans not approved by security holders	—	—	—

Total	51,523,555	$36.96	60,055,821(1)
(1)	Includes awards that were cancelled or forfeited under the 2010 and 2015 Long-Term Equity-Based Incentive Plans.

(2)	This plan expired and no future grants are available thereunder.

(3)	A total of 8,500,000 shares have been authorized for purchase at a discount under the plan.

112 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Related Party Transactions

Certain Relationships and Related Party Transactions

In December 2024, Teva entered into a service research agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University, pursuant to which Teva provided funding in the amount of $337,000 to a lab, whose research team will perform certain service research activities for Teva, under the supervision of the scientist Prof. Ronit Satchi-Fainaro. Prof. Satchi-Fainaro, a member of our Board of Directors since 2018, has been a professor at Tel Aviv University since 2015. Prof. Satchi-Fainaro holds various other positions at Tel Aviv University, including Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015.

This related party transaction was reviewed and approved in accordance with the provisions of the Israeli Companies Law, Teva’s Articles of Association and Teva’s written policy regarding transactions with related parties (the “Related Party Transactions Policy”), as described below. Any extensions to this agreement will also be reviewed accordingly.

Approval of Related Party Transactions

The Israeli Companies Law requires that an ‘office holder’ (as defined in the Israeli Companies Law) of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company. Each of our directors and executive officers is an ‘office holder’ under the Israeli Companies Law and Teva’s Related Party Transactions Policy. Teva’s Related Party Transactions Policy also applies to any director nominees (“Director Nominees”), any holders of 5% or more of Teva’s outstanding share capital or voting rights (“5% Holders” and collectively with Teva’s office holders and Director Nominees, the “Covered Persons”) and with respect to transactions in which a Covered Person has a direct or indirect personal interest, including a personal interest of a relative of such Covered Person and a personal interest of an entity in which such Covered Person or a relative of such Covered Person is an interested party (as defined in the Israeli Companies Law).

Pursuant to the Israeli Companies Law and Teva’s Related Party Transactions Policy, the Audit Committee shall determine whether any transaction with a Covered Person in which the Covered Person has a personal interest (other than, with respect to a Covered Person who is an office holder, such office holder’s Terms of Office and Employment, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Related Requirements of the Israeli Companies Law”) is an “extraordinary transaction” (defined as a transaction not in the ordinary course of business, not on market terms or likely to have a material impact on the company’s profitability, assets or liabilities).

Pursuant to the Israeli Companies Law, the Articles of Association and Teva’s Related Party Transactions Policy, in the event that the Audit Committee determines that the transaction is an extraordinary transaction, Audit Committee and Board approval are required and, in some circumstances, shareholder approval may also be required; if however, it is determined that the transaction is not an extraordinary transaction, the transaction will not require Board or shareholder approval. A related party transaction may only be approved if it is determined to be in the best interests of Teva. According to Teva’s Related Party Transactions Policy, the Company should normally not commit to a Related Party Transaction for a term of more than three years without the right to review and re-negotiate its terms and provisions at least once every three years.

A person with a personal interest in the matter generally may not be present at meetings of the Board or certain committees where the matter is being considered and, if a member of the Board or a committee, may generally not vote on the matter.

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RELATED PARTY TRANSACTIONS

Transactions with Controlling Shareholders

Under Israeli law, extraordinary transactions with a controlling shareholder, or in which the controlling shareholder has a personal interest, and any engagement with a controlling shareholder, or a controlling shareholder’s relative, with respect to the provision of services to the company or their Terms of Office and Employment as an office holder or their employment, if they are not an office holder, generally require the approval of the Audit Committee (or with respect to Terms of Office and Employment, the HR and Compensation Committee), the Board of Directors and the shareholders. If required, shareholder approval must include (i) at least a majority of the shareholders who do not have a personal interest in the transaction and are present and voting at the meeting (abstentions are disregarded), or, alternatively, that (ii) the total shareholdings of the disinterested shareholders who vote against the transaction do not represent more than two percent of the voting rights in the company. Transactions for a period of more than three years generally need to be brought for approval in accordance with the above procedures every three years. A shareholder who holds 25% or more of the voting rights in a company is considered a controlling shareholder for these purposes if no other shareholder holds more than 50% of the voting rights. If two or more shareholders are interested parties in the same transaction, their shareholdings are combined for the purposes of calculating percentages.

Change of Control

Subject to certain exceptions, the Israeli Companies Law generally requires that a merger between two Israeli companies be approved by both the board of directors and by the shareholders of each of the merging companies by a simple majority (unless a higher majority is required by the articles of association).

Furthermore, the Israeli Companies Law generally requires that an acquisition of shares in a public company be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights of the company if there is no other holder of 25% or more of the company’s voting rights, or more than 45% of the voting rights of the company if there is no other holder of more than 45% of the company’s voting rights. The Israeli Companies Law generally further requires that such offer be consummated only if at least 5% of the company’s voting rights will be acquired, and that subject to certain exceptions, the majority of the offerees who responded to the offer accepted the offer. Notwithstanding the above, the Amended Relief Regulations provide certain Israeli Companies whose shares are traded on a stock exchange in Israel and outside of Israel (dual-listed) an exemption from the above limitations, but only in circumstances where the law of the foreign country in which such company is traded, restricts the acquisition of control by a certain percentage of the company or if the acquisition of control by a certain percentage of the company obligate the purchaser to provide a tender offer also to shareholders from the public. Therefore, currently this relief does not apply to companies traded on NYSE.

114 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Shareholder Proposals for the 2025 Annual Meeting and the 2026 Annual Meeting

Under Israeli law, one or more shareholders holding 1% or more of the voting rights of Teva may propose to include any matter appropriate for deliberation at a shareholders meeting to be included on the agenda of a shareholders meeting, provided however, that under the Relief Regulations, only one or more shareholders holding 5% or more of the voting rights of Teva may propose the nomination of a candidate to the Board of Directors (which will be brought for consideration by Teva’s Corporate Governance and Nominating Committee) or removal of a director. All proposals shall be made by submitting such proposal within seven days of publication of Teva’s notice with respect to its general meeting of shareholders, unless Teva publishes a preliminary notice at least twenty-one days prior to a publication of the notice of the meeting, stating its intention to convene such meeting and the agenda thereof, in which case the shareholder proposal should be submitted within fourteen days of such preliminary notice. Accordingly, any one or more shareholders holding 5% or more of the voting rights of Teva or 1% or more of the voting rights of Teva, may request to include a proposal on the nomination of a candidate to the Board of Directors or a removal of a director, or for any other matter on the agenda of the Annual Meeting, respectively, all by submitting such proposal in writing to Teva no later than April 16, 2025, at its executive offices located at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Dov Bergwerk, Company Secretary.

Any such shareholder proposal must comply with the requirements of applicable law and Teva’s Articles of Association. The requirements under Teva’s Articles of Association include providing information such as: (i) the number of ordinary shares held by the proposing shareholder, directly or indirectly, and, if any such ordinary shares are held indirectly, an explanation of how they are held and by whom; (ii) the shareholder’s purpose in making the request; and (iii) any agreements, arrangements, understandings or relationships between the shareholder and any other person with respect to any securities of Teva or the subject matter of the request. If the proposal is to nominate a candidate for election to the Board of Directors, the proposing shareholder must also provide (a) a declaration signed by the nominee and any other information required under the Israeli Companies Law, (b) additional information in respect of the nominee as would be required in response to the applicable law, regulation and/or stock exchange rules, including disclosure requirements in Israel and/or abroad, (c) a representation made by the nominee of whether the nominee meets the objective criteria for independence under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, and (d) details of all relationships and understandings between the proposing shareholder and the nominee.

In addition to satisfying the requirements of Teva’s Articles of Association, to comply with the requirements set forth in the Exchange Act, (i) shareholders who intend to solicit proxies in support of director nominees, other than the Board’s nominees, in connection with Teva’s 2026 annual general meeting of shareholders must provide written notice to the Company’s Secretary that sets forth all the information required by Rule 14a-19 of the Exchange Act, postmarked or transmitted electronically to the Company at the Company’s executive offices located at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Dov Bergwerk, Company Secretary, no later than April 6, 2026, and (ii) shareholders who seek to include other shareholder proposals in the proxy statement and proxy card for Teva’s 2026 annual general meeting of shareholders pursuant to Rule 14a-8 must provide written notice postmarked to the Company at the Company’s executive offices, on or before December 18, 2025 and must comply with Rule 14a-8.

115 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings made by Teva under those statutes, the information included under the caption “HR and Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Teva under those statutes, except to the extent we specifically incorporate these items by reference.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. Teva will promptly deliver a separate copy of the proxy statement, as well as its Annual Report, to you if you write or call the Company at: TevaIR@tevapharm.com or mailing address: Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Investor Relations, or phone: +972 (3) 914-8262. If you want to receive copies of Teva’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone numbers.

116 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Questions and Answers about the Annual Meeting

The Meeting

When and how will the Annual Meeting be held?

The Annual Meeting will be conducted in a virtual format through an online meeting platform, on Thursday, June 5, 2025, at 4:00 p.m. Israel time / 9:00 a.m. Eastern time. Shareholders will not be able to physically attend the Annual Meeting.

For additional information on how to vote and participate at the Annual Meeting see below under “Participating and Voting.”

Who may attend the Annual Meeting?

Attendance at the Annual Meeting, including any adjournments or postponements thereof, will be limited to holders of record as of the close of business on April 14, 2025 (the “Record Date”) who hold ordinary shares or American Depositary Shares (“ADSs”), directly in their own name, and beneficial owners who hold ordinary shares or ADSs through a broker, bank or other nominee rather than directly in their own name, and each of their legal proxy holders or their authorized persons.

What is a quorum for the Annual Meeting?

A minimum of two holders of ordinary shares (or ADSs representing such ordinary shares) who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares (or ADSs representing such ordinary shares), will constitute a legal quorum. At the close of business on April 1, 2025, 1,146,959,855 ordinary shares were outstanding and entitled to vote. Ordinary shares held in treasury will not be included in the calculation to determine if a quorum is present. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining the presence of a quorum. Should no legal quorum be present one-half hour after the scheduled time, the Annual Meeting will be adjourned to one week from that day, at the same time and in a virtual format. Should such legal quorum not be present one-half hour after the time set for the Annual Meeting, as adjourned, any two holders of ordinary shares present, in person or by proxy, who jointly hold twenty percent or more of such ordinary shares (or ADSs representing ordinary shares) will then constitute a legal quorum.

Who may vote at the Annual Meeting?

Ordinary Shares

Holders of record of ordinary shares as of the Record Date may vote at the Annual Meeting.

Beneficial owners who hold ordinary shares through a nominee company pursuant to Section 177(1) of the Israeli Companies Law, as of the Record Date (a “Non-Registered Holder”), rather than directly in their own name, have the right to direct their broker, bank or other nominee how to vote using the instructions provided by the broker, bank or other nominee, but may not vote their shares at the Annual Meeting unless they obtain a proof of share ownership as of the Record Date (“Proof of Ownership”), which must be approved by a member of the Tel Aviv Stock Exchange (“TASE”).

ADSs

As an ADS holder, you will not be entitled to vote at the Annual Meeting through the online meeting platform. To the extent you provide the Depositary (as defined below) or your broker, bank or other nominee, as applicable, with voting instructions, the Depositary has advised us that it will vote the ordinary shares underlying your ADSs in accordance with your instructions.

You also may exercise the right to vote the ordinary shares underlying your ADSs by surrendering your ADSs to Citibank, N.A., as depositary for the ADSs (the “Depositary”) for cancellation and withdrawal of the corresponding ordinary shares pursuant to the terms described in the Second Amended and Restated Deposit Agreement (the “Deposit Agreement”), dated as of December 4, 2018, by and among the Company, the Depositary, and the holders and beneficial owners of

117 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

ADSs. In order to be able to vote at the Annual Meeting, you must complete the ADS cancellation process and become a holder of the corresponding ordinary shares by the Record Date. However, it is possible that you may not have sufficient time to withdraw your ordinary shares and vote them at the upcoming Annual Meeting as a holder of record of ordinary shares as of the Record Date. Holders of ADSs may incur additional costs associated with the ADS cancellation process.

The Israeli Companies Law does not permit shareholders of public companies to act by written consent.

Participating and Voting

How can I access the online meeting platform and vote my ordinary shares or ADSs?

To access the Annual Meeting, holders of Teva’s ADSs and ordinary shares should visit meetnow.global/MRJUQAF, and when prompted, enter their 15-digit control number (if holders of ADSs) or the control number received from the Company upon their registration (for holders of ordinary shares).

Your vote is very important and we encourage you to vote your shares and submit your proxy regardless of whether or not you plan to attend the Annual Meeting. Each issued and outstanding ordinary share (or ADS representing an ordinary share) shall entitle its holder to one vote on each matter properly submitted at the Annual Meeting. Ordinary shares held in treasury by Teva do not entitle Teva to vote in respect thereof at the Annual Meeting.

Ordinary Shares

Record holders of ordinary shares: If you are the record holder of ordinary shares as of the Record Date, you have the right to (i) vote at the Annual Meeting through the online meeting platform, (ii) vote by submitting your proxy card by mail or by email to TevaAGM2025@tevapharm.com, or (iii) grant your voting proxy to an authorized person.

If you choose to submit your proxy card by mail or by email to TevaAGM2025@tevapharm.com, mark the enclosed proxy card in accordance with the instructions, date, sign and return it to Teva. To be taken into account, your proxy card must be received by Teva, by 4:00 p.m., Israel time, on June 3, 2025, unless determined otherwise by the chairman of the Annual Meeting.

In order to access the Annual Meeting through the online meeting platform, record holders of ordinary shares must register in advance. To register, record holders of ordinary shares must submit their registration request via email to Teva at TevaAGM2025@tevapharm.com, with their name and identification number. Requests for registration must be received no later than June 3, 2025 at 3:00 p.m., Israel time.

Record holders of ordinary shares will then receive a confirmation of registration from the Company along with a control number to access the Annual Meeting. The control number will consist of the holder’s Israeli identification number or Israeli company registration number as it appears in Teva’s share register.

Record holders of ordinary shares will also be able to ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting with their name and control number.

If you appoint another person to act as your authorized proxy, such proxy must be submitted in writing by mail or by email to TevaAGM2025@tevapharm.com (in a form approved by the Company Secretary) from the record holder of ordinary shares, including such record holder’s Israeli identification number or company registration number, along with the authorized proxy’s name, Israeli identification number, proof of identification and email address, and must be received by Teva by 4:00 p.m., Israel time, on June 3, 2025, unless determined otherwise by the chairman of the Annual Meeting. The submission of a proxy by the aforementioned deadline will also serve to register the authorized proxy in advance in order to participate in the Annual Meeting, vote your shares and ask questions through the online meeting platform. Such authorized proxy will then be able to use their Israeli identification number as it appears on the proof of Israeli identification provided to Teva as the control number to access the online meeting platform.

Non-registered holders of ordinary shares: If you are a Non-Registered Holder, you may (i) direct your broker, bank or other nominee how to vote using the instructions provided by such broker, bank or other nominee; (ii) vote through the electronic voting system of the Israeli Securities Authority at least a day prior to the Annual Meeting (i.e., before 4:00 p.m., Israel time, on June 3, 2025); or (iii) if you obtain a Proof of Ownership as detailed above, submit your vote (a) by submitting your proxy card by mail or by email to TevaAGM2025@tevapharm.com, together with the Proof of Ownership, by 4:00 p.m., Israel time, on June 3, 2025, unless determined otherwise by the chairman of the Annual Meeting; or (b) vote at the Annual Meeting through the online meeting platform.

118 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

In order to access the Annual Meeting through the online meeting platform, Non-Registered Holders of ordinary shares must register in advance. To register, Non-Registered Holders of ordinary shares must submit the Proof of Ownership (including Israeli identification number or company registration number) reflecting the number of ordinary shares beneficially owned as of the Record Date, along with their name and email address, to Teva at TevaAGM2025@tevapharm. com. Requests for registration must be received no later than June 3, 2025 at 3:00 p.m., Israel time.

Non-Registered Holders of ordinary shares will then receive a confirmation of registration from the Company along with a control number to access the Annual Meeting. The control number will consist of the holder’s Israeli identification number or Israeli company registration number as it appears on the Proof of Ownership provided to Teva. Non-Registered Holders will then be able to use such control number to access the Annual Meeting through the online meeting platform.

Non-Registered Holders of ordinary shares will also be able to ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting with their name and control number.

If a Non-Registered Holder would like to appoint another person to act as his/her authorized proxy, such proxy must be submitted to Teva along with the Proof of Ownership, following the instructions set forth above.

ADSs

The Deposit Agreement sets out the rights of ADS holders as well as the rights and obligations of the Depositary. Each ADS represents the right to receive one ordinary share deposited with Citibank Tel Aviv, as custodian for the Depositary under the Deposit Agreement or any successor custodian.

Record holders of ADSs: If you are a record holder of ADSs as of the Record Date, you will receive instructions from the Depositary for the ordinary shares underlying your ADSs to be voted. If you held ADSs directly as of the Record Date, you have the right to instruct the Depositary how to vote. So long as the Depositary receives your voting instructions by 8:00 a.m., Eastern time, on June 3, 2025, it will, to the extent practicable and subject to Israeli law and the terms of the Deposit Agreement, vote the underlying ordinary shares as you instruct.

Record holders of ADSs as of the close of the Record Date will be able to access the Annual Meeting and ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting; however, they will not be able to vote through the online meeting platform.

To access the Annual Meeting through the online meeting platform, record holders of ADSs should enter the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials received.

Beneficial owners of ADSs that are registered in the name of a broker, bank or other agent: If you beneficially own ADSs as of the Record Date through a broker, bank or other nominee, such intermediary will provide you instructions on how you may vote the ordinary shares underlying your ADSs. Please check with your broker, bank or other nominee, as applicable, and carefully follow the voting procedures provided to you.

To access the Annual Meeting and ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting, beneficial holders of ADSs that are registered in the name of a broker, bank or other agent must register in advance; however, they will not be able to vote through the online meeting platform.

To register, beneficial holders of ADSs must submit proof of ownership reflecting the number of ADSs beneficially owned as of the Record Date, along with their name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “TEVA MEETING REQUEST” and must be received no later than Tuesday, June 3, 2025 at 8:00 a.m., Eastern time. Beneficial holders of ADSs will then receive a confirmation of registration with a 15-digit control number by email from Computershare. Beneficial holders of ADSs will then be able to use such control number to access the Annual Meeting through the online meeting platform.

How will my ordinary shares or ADSs be voted if I do not vote?

Ordinary Shares

If you hold ordinary shares and do not (i) vote at the Annual Meeting through the online meeting platform, (ii) vote by submitting your proxy card by mail or by email, (iii) grant your voting proxy to an authorized person or (iv) as a Non-Registered Holder, vote by submitting your proxy card and Proof of Ownership by mail, by email or through the electronic voting system of the Israeli Securities Authority, your ordinary shares will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

119 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

ADSs

If you are a record holder of ADSs and do not instruct the Depositary how to vote the ordinary shares underlying your ADSs, the ordinary shares underlying your ADSs will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

If you are a beneficial owner whose ADSs are held of record by a broker, your broker has “discretionary voting” authority under the New York Stock Exchange (“NYSE”) rules to vote the shares represented by your ADSs on “routine” matters, such as the ratification of appointment of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Ltd., as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors, the advisory vote on the compensation of our named executive officers, the approval of the amended Compensation Policy, the approval of an Amendment to the Terms of Office and Employment of Teva’s President and Chief Executive Officer, and the approval of the Directors compensation, in which case a broker non-vote will occur and the shares represented by your ADSs will not be voted on these matters.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

According to the Israeli Companies Law and our Articles of Association, the voting requirements of the various proposals are as follows:

Proposal 1, Proposal 2, Proposal 4, Proposal 5 and Proposal 6—each require a simple majority for approval, with a simple majority requiring the affirmative vote of the holders of a majority of Teva’s ordinary shares participating and voting at the Annual Meeting, in person or by proxy or through their representatives. Abstentions and broker non-votes are disregarded. Broker discretionary voting is permitted only for Proposal 6.

Proposal 3 (Approval of Teva’s amended Compensation Policy)—requires a simple majority for its approval and further requires that either (i) such majority includes at least a majority of the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who are present and voting (abstentions and broker non-votes are disregarded) or (ii) the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who were present and voted against the approval of such proposals hold, in the aggregate, two percent or less of the voting power in Teva (the “Disinterested Majority”).

Under the Israeli Companies Law, a “controlling shareholder” is a shareholder who has the ability to direct the activities of the Company (other than by holding a position in the Company). A shareholder holding 50% or more of the voting rights of the Company is presumed to be a controlling shareholder. The Company is not currently aware of any “controlling shareholder,” as defined under the Israeli Companies Law. In addition, it believes that the vast majority of its shareholders should not have a personal benefit or other interest in Proposal 3.

The accompanying proxy card and the voting through the online meeting platform, provide that unless you inform the Company otherwise, you certify that you are not a controlling shareholder and that you do not have a personal benefit or other interest in Proposal 3.

Under the terms of the Deposit Agreement, the Depositary shall endeavor (insofar as is practicable and in accordance with our Articles of Association) to vote or cause to be voted the number of ordinary shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to the Depositary by the deadline set. In addition, unless you inform the Depositary otherwise, you certify that you are not a controlling shareholder and that you do not have a personal benefit or other interest in Proposal 3. If instructions are not received by the Depositary by the deadline, the ordinary shares represented by such uninstructed ADSs shall not be voted at the Annual Meeting. If instructions are signed and timely returned to the Depositary, but no specific voting instruction is marked for a proposal, the holder shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked proposal.

Can I change my vote?

Ordinary Shares

If you hold ordinary shares of record and submit your proxy card to vote by mail, by email, or appoint a proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or by voting at the Annual Meeting through the online meeting platform.

120 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

If you are a Non-Registered Holder of ordinary shares and vote through the electronic voting system of the Israeli Securities Authority, you may revoke your vote through such voting system before 4:00 p.m., Israel time, on June 3, 2025, or by voting at the Annual Meeting through the online meeting platform. If you are a Non-Registered Holder and submit your proxy card to vote by mail, by email, or appoint an authorized proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or by voting at the Annual Meeting, subject to the instructions set forth above.

Attendance at the Annual Meeting will not cause your previous vote to be revoked, unless you specifically so request as detailed above.

ADSs

If you are the record owner of ADSs, you must follow the instructions provided by the Depositary in order to change your vote. If you hold your ADSs through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee, in order to change your vote. The last instructions you submit prior to the deadline indicated by the Depositary or the broker, bank or other nominee, as applicable, will be used to instruct the Depositary how to vote the ordinary shares underlying your ADSs. Attendance at the Annual Meeting will not cause your previous vote to be revoked.

Additional information for holders of ordinary shares and ADSs on how to participate at the virtual Annual Meeting

•

To access the Annual Meeting through the online meeting platform go to meetnow.global/MRJUQAF and enter your 15-digit control number (if holders of ADSs) or the control number received from the Company upon your registration (for holders of ordinary shares) beginning on Thursday, June 5, 2025 at 3:45 p.m., Israel time, 8:45 a.m., Eastern time.

•

To submit a question, visit meetnow.global/MRJUQAF within 24 hours prior to or throughout the Annual Meeting with your control number (for holders of ADSs) or Israeli identification number or the control number received from the Company upon your registration (for holders of ordinary shares) and click on the messages icon to submit your question.

•

If you encounter any technical difficulties with the online meeting platform on the date of the Annual Meeting, please call the support team at the numbers listed on the log-in screen, technical support will be available during this time and will remain available until the Annual Meeting has ended.

•

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance by one of the methods described above and in the other proxy materials for the Annual Meeting.

•	No recording of the Annual Meeting is allowed, including audio and video recording.

Proxy Materials

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report (collectively, the “proxy materials”) to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or by April 9, 2025, we expect to have mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders containing instructions on how to access the proxy materials on the Internet.

Can I access the proxy materials on the Internet?

The proxy materials are available on our website at www.tevapharm.com/2025proxymaterials. Information on our website is not part of the proxy materials and is not incorporated into the proxy statement by reference. Record owners of our ADSs may also access the proxy materials at www.investorvote.com/teva by following the instructions provided by the Depositary. Beneficial owners of our ADSs may also access the proxy materials at www.proxyvote.com by following the instructions provided by their broker, bank or other nominee. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders and ADS holders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you. The proxy materials are also available through Teva’s public filing

121 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

on MAGNA (the Israeli Securities Authority’s electronic filing system) at www.magna.isa.gov.il, on the TASE’s website at www.maya.tase.co.il, or on the SEC’s website at www.sec.gov.

How do I request paper copies of the proxy materials at no charge?

You may contact Investor Relations by sending an email to TevaIR@tevapharm.com, or you may contact our proxy solicitor, Innisfree M&A Incorporated at 501 Madison Avenue, 19th Floor, New York, NY, 10022, or by calling (877) 825-8964 (toll-free for shareholders from the U.S. and Canada), or (412) 232-3651 (from other countries) by May 15, 2025.

If you are a record owner of ADSs, you may request proxy materials at www.investorvote.com/teva, by calling toll-free within the U.S. at (866) 641-4276, or by sending an email to investorvote@computershare.com, by May 15, 2025 and following the instructions provided by the Depositary.

If you are a beneficial owner of ADSs, you may request proxy materials by following the instructions at www.proxyvote. com, or by calling toll free within the U.S. at (800) 579-1639, or by sending an email to sendmaterial@proxyvote.com, by May 15, 2025 and following the instructions provided by your broker, bank or other nominee.

Other Questions

Could other matters be decided at the Annual Meeting?

The only items of business that our Board of Directors intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matter to be presented at the Annual Meeting. For more information, please see “Shareholder Proposals for the 2025 Annual Meeting and the 2026 Annual Meeting” above.

Who will pay for the cost of this proxy solicitation?

Teva will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the voting instruction card and any additional information furnished to shareholders. Teva may reimburse brokerage firms and other persons representing beneficial owners of ordinary shares or ADSs for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. We retained Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee in the amount of $25,000, plus reimbursable expenses. In addition to solicitation by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile or personal contact.

Who can I contact if I require further assistance?

If you need assistance in submitting your proxy or have questions regarding the Annual Meeting, please contact our Investor Relations department by email at TevaIR@tevapharm.com or by mail at Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020 Israel, attention: Investor Relations, or by telephone at +972-3-914-8262. You may also contact our proxy solicitor, Innisfree M&A Incorporated at 501 Madison Avenue, 19th Floor, New York NY 10022 or by or by calling (877) 825-8964 (toll-free for shareholders from the U.S. and Canada) or (412) 232-3651 (from other countries). Banks and brokers may call (212) 750-5833.

122 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Appendix A

Reconciliations of GAAP Reported to Non-GAAP Financial Information

This Proxy Statement contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include non-GAAP net income, non-GAAP earnings per share (“EPS”), non-GAAP operating income, non-GAAP operating margin and free cash flow. We present these non-GAAP financial measures as management believes that such data provide useful information to investors because they are used by management and our Board of Directors, in conjunction with other performance metrics, to evaluate our operational performance, to prepare and evaluate our work plans and annual budgets and ultimately to evaluate the performance of management, including annual compensation. While other qualitative factors and judgment also affect annual compensation, the principal quantitative element in the determination of such compensation are performance targets tied to the work plan, which are based on these non-GAAP measures.

Non-GAAP financial measures have no standardized meaning and accordingly have limitations in their usefulness to investors. Investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies. These non-GAAP financial measures are presented solely to permit investors to more fully understand how management assesses our performance. The limitations of using non-GAAP financial measures as performance measures are that they provide a view of our results of operations without including all events during a period and may not provide a comparable view of our performance to other companies in the pharmaceutical industry. Investors should consider our non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP.

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APPENDIX A

Non-GAAP Net Income and Non-GAAP EPS

The following table presents our non-GAAP net income and non-GAAP EPS for the years ended December 31, 2024 and 2023, as well as reconciliations of each measure to their nearest GAAP equivalents:

	Year ended December 31,

($ in millions except per share amounts)	2024		2023

Net income (Loss) attributable to Teva	($)	(1,639)	(559)

Increase (decrease) for excluded items:

Amortization of purchased intangible assets		588	616

Legal settlements and loss contingencies(1)		761	1,043

Goodwill impairment(2)		1,280	700

Impairment of long-lived assets(3)		1,275	378

Restructuring costs		74	111

Equity compensation		123	121

Contingent consideration(4)		303	548

Loss (Gain) on sale of business		(15)	(3)

Accelerated depreciation		13	80

Financial expenses		49	66

Items attributable to non-controlling interests(3)		(339)	(92)

Other non-GAAP items(5)		229	335

Corresponding tax effects and unusual tax items(6)		157	(446)

Non-GAAP net income attributable to Teva	($)	2,860	2,898

Non-GAAP tax rate(7)		15.3%	13.0%

GAAP diluted earnings (loss) per share attributable to Teva	($)	(1.45)	(0.50)

EPS difference(8)		3.94	3.06

Non-GAAP diluted EPS attributable to Teva(8)	($)	2.49	2.56

Non-GAAP average number of shares (in millions)(8)		1,150	1,131

(1)

Adjustments for legal settlements and loss contingencies in 2024 were mainly related to legal expenses of $357 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and an update to the estimated settlement provision of $278 million for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore). Adjustments for legal settlements and loss contingencies in 2023 were mainly related to an update to the estimated provision of $370 million related to the DOJ patient assistance program litigation, an update to the estimated settlement provision of $269 million related to the remaining opioid cases, the provision of $207 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.

(2)

In 2024 goodwill impairment charges of $1,280 million were recorded related to our API reporting unit. In 2023 goodwill impairment charges of $700 million were recorded related to our International Markets reporting unit.

(3)

Adjustments for impairment of long-lived assets and items attributable to non-controlling interests in 2024 primarily consisted of $715 million and $342 million, respectively, related to the classification of our business venture in Japan as held for sale. In addition, in 2024 we recognized an impairment of $275 million related to the classification of our API business (including its R&D, manufacturing and commercial activities) as held for sale.

(4)

Adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®) of $270 million and $422 million, in 2024 and 2023, respectively.

(5)

Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.

(6)

Adjustments for corresponding tax effects and unusual tax items in 2024 include a tax item in an amount of $495 million related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020.

(7)

Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.

(8)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

124 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

APPENDIX A

Non-GAAP Operating Income (Loss) and Non-GAAP Operating Margin

The following table presents our non-GAAP operating income (loss) and non-GAAP operating margin for the years ended December 31, 2024 and 2023, as well as reconciliations of each measure to its nearest GAAP equivalent:

	Year ended December 31,

($ in millions)	2024	2023

GAAP operating income (loss)	$(303)	433

GAAP operating margin	(1.8%)%	2.7%

Increase (decrease) for excluded items:(1)

Amortization of purchased intangible assets	588	616

Legal settlements and loss contingencies	761	1,043

Goodwill impairment	1,280	700

Impairment of long-lived assets	1,275	378

Restructuring costs	74	111

Equity compensation	123	121

Contingent consideration	303	548

Loss (gain) on sale of business	(15)	(3)

Accelerated depreciation	13	80

Other non-GAAP items	229	336

Non-GAAP operating income (loss)	$4,329	4,361

Non-GAAP operating margin(2)	26.2%	27.5%

(1)	For further explanations, refer to the footnotes under the “Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva” table.

(2)	Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Free Cash Flow

The following table presents our Free Cash Flow for the years ended December 31, 2024 and 2023, as well as reconciliations of Free Cash Flow for such periods to its nearest GAAP equivalent:

	Year ended December 31,

($ in millions)	2024	2023

Net cash provided by (used in) operating activities	1,247	1,368

Beneficial interest collected in exchange for securitized account receivables	1,291	1,477

Purchases of property, plant and equipment and intangible assets	(498)	(526)

Acquisition of business, net of cash acquired	(15)	—

Proceeds from divestitures of businesses and other assets	43	68

Free cash flow	$2,068	$2,387

125 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Appendix B

Revised June 5, 2025

Teva Pharmaceutical Industries Ltd. Compensation Policy for Executive Officers and Directors

This document sets forth the compensation policy (the “Policy”) for executive officers and directors of Teva Pharmaceutical Industries Ltd. (“Teva” or the “Company”).

For purposes of this policy, “executive officers” shall mean “office holders” as such term is defined in the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), including Teva’s Chief Executive Officer (the “CEO”) but excluding Teva’s directors, unless otherwise expressly indicated. This policy is subject to applicable law and is not intended, and should not be interpreted, to limit or derogate from applicable law to the extent not permitted.

Teva’s Human Resources and Compensation Committee (the “Committee”) and its Board of Directors (the “Board”) will periodically review this policy to ensure that its provisions and implementation are aligned with Teva’s compensation philosophy and applicable legal and regulatory requirements. This policy (as may be amended from time to time) shall apply to any compensation arrangement of an executive officer or director that is approved following its adoption.

The purpose of this policy is to address the requirements under the Israeli Companies Law and shall be in effect in accordance with the Israeli Companies Law and as long as such requirements are applicable to the Company.

This policy is not intended and should not be interpreted as providing for the grant or creating an obligation on the part of the Company to grant any compensation to all or any particular executive officer or director. Accordingly, the upper limits described herein are maximum parameters and not an entitlement or right for all or any particular executive officer or director.

Executive Officers’ Compensation

Objectives: To remain competitive in the global market for executive officers, Teva must attract and retain highly talented professionals with the necessary skills and capabilities to develop and execute our strategy in order to increase shareholder value, to promote creativity and to manage global operations while embodying the Company’s values. Due to Teva’s unique position as an Israeli company with an extensive global footprint, it aims to adopt a compensation program that matches those of similar global companies, while complying with applicable local laws. When considering executive officer compensation, the Committee and the Board may review benchmarking data with respect to compensation of the executive officers of companies in a peer group defined by Teva.

Compensation Elements: Teva’s executive officers’ compensation packages are generally composed of the following elements:

•	Base salary

•	Cash bonuses

•	Equity-based compensation

•	Benefits and perquisites

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APPENDIX B

Pay Mix: Teva’s target range for the pay mix between the annual base salary, target annual cash bonus and target annual equity-based compensation granted to its executive officers is set forth below:

Target Range:

The target ranges express the optimal pay mix in the event that all performance measures are achieved at target levels as approved by the Committee and, if required by applicable law, the Board, and assume that all compensation elements described in the chart above are granted with respect to a full calendar year. Performance in any given calendar year that is lower than target levels or exceeds target levels may result in a payout in different percentages for the actual amounts than those described above for the target ranges.

Base Salary: Base salaries provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable management team. Base salaries vary among executive officers, and will be individually determined according to each executive officer’s areas of responsibility, role and experience based on a variety of considerations, which may include, inter alia, professional background (education, skills, expertise, professional experience and achievements and previous compensation arrangements, as relevant), external competitiveness, job criticality and internal fairness.

Cash Bonuses: Generally, the cash bonus component aims to ensure that Teva’s executive officers are incentivized to reach Teva’s annual goals. Cash bonuses are designed to provide a significant pay-for-performance element of Teva’s executive compensation package. Cash bonuses may include annual and other cash awards.

•

Annual cash bonus measurement criteria: The payout amount of annual cash bonuses with respect to any calendar year will be subject to achievement of quantitative and qualitative performance criteria and target levels as shall generally be determined by the Committee and, if required by applicable law, the Board.

The performance criteria may include measures which are based on: (i) actual financial and operational results, such as net revenues, sales, profit, cash flow, earnings, product quality, stock price, absolute or relative total shareholder return (“TSR”) and other strategic business criteria; and/or (ii) evaluation of the executive officer’s individual performance based on quantitative and/or qualitative performance measures, such as forming and implementing the Company’s strategy, leadership, professional achievements and team collaboration, or other Committee and, if applicable, Board, evaluation of such executive officer’s performance.

•

Target annual cash bonus: The target annual cash bonus, which is the annual cash bonus amount that an executive officer will be entitled to receive upon achievement of 100% of his or her performance measures, will be up to 100% of the executive officer’s annual base salary. The target annual cash bonus for the CEO will be up to 150% of the CEO’s annual base salary.

•	Maximum annual cash bonus payout: The maximum annual cash bonus payout will not exceed 200% of such executive officer’s target annual cash bonus.

Equity-based Compensation: Equity-based compensation is intended to incentivize and reward for future long-term performance, as reflected by the market price of Teva’s ordinary shares or American Depositary Shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders. Equity-based compensation is also intended to attract, motivate and retain executive officers for the long term by (i) providing them with a meaningful interest in Teva’s share performance; (ii) linking equity-based compensation to potential and sustained performance; and (iii) spreading benefits over a longer performance cycle through the vesting period mechanism. Equity-based compensation may include annual and other equity awards.

•

Time-based equity awards: Time-based equity awards may include a time-vesting period with no additional performance conditions. Time-based equity awards will generally have an overall vesting term of several years, structured in order to retain executive officers and maintain their commitment to increasing Company and shareholder value. These types of awards may include stock options, restricted stock, restricted stock units and/or other share-based awards.

•

Performance-based equity awards: The amount and/or vesting of performance-based equity awards will be subject to achievement of performance goals as shall be determined by the Committee and, if required under applicable law, the

127 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

APPENDIX B

Board. Performance measurement goals will reflect, or will be steps toward the achievement of, key long-term goals that Teva seeks to achieve. In addition to the performance measurement period, additional vesting requirements may apply. The performance goals will be based on measures, including, but not limited to, financial, operational, and/or other strategic measures, which may be determined as an absolute parameter (e.g., earnings per share, TSR, stock price and strategic goals) and/or a parameter that is relative to a peer group or index or other comparator group (e.g., ratio of Teva’s TSR to the peer group TSR). Performance-based equity awards may include performance stock units, shares and/or other share-based awards. The maximum number of shares settled for a performance-based equity award shall not exceed 250% of the target number of shares granted.

•

Vesting of equity-based awards: The minimum full vesting period of annual equity-based awards will be three years from the date of grant. Partial vesting can occur before this date. The minimum full vesting period of other (non-annual) equity-based awards (i.e., equity-based awards granted pursuant to the Other Cash or Equity-based Awards and One-time Grants referenced below) will be one year from the date of grant. The Company may require a holding period post vesting.

•

Maximum value of annual awards at grant date: The maximum monetary value, defined as the greater of grant date fair value or target value (“Target”), as determined by the Committee and the Board, of the annual equity-based compensation granted to the CEO shall not exceed $16 million at Target and to any other executive officer $6 million at Target, provided, however, that the Committee and the Board shall have the authority to front-load up to two future annual awards and in such case the target pay mix shall be calculated to reflect such frontloading over the applicable years.

The Company may allow settlement in cash of equity-based compensation granted in accordance with the Company’s long-term equity-based incentive plan. In addition, from time to time, the Committee and the Board may consider determining a cap for the benefit deriving from the exercise of equity-based compensation.

Other Cash or Equity-based Awards: In special circumstances, the Company may determine that an executive officer is entitled to a cash and/or equity-based award in recognition of a significant achievement or for completion of an assignment. Such awards provide Teva the flexibility to adapt to unusual events or occurrences. The total value of such other awards granted in cash and/or in equity at Target to an executive officer for any given calendar year will not exceed 50% of such executive officer’s annual base salary on the date granted. The payment of such cash amount and/or the vesting or settlement of such equity grant, as relevant, may be subject to the fulfilment of additional terms and conditions or based on a Committee and, if applicable, Board, evaluation, and the cash amount may be paid in several installments, as may be determined by the Committee and, if applicable, the Board.

Benefits and Perquisites: Benefit plans and perquisites have two main objectives: (i) compliance with legal requirements to provide certain benefits that are mandatory under applicable law (e.g., paid time off and pension plans) and (ii) attracting, motivating and retaining highly talented professionals from various locations and enabling relocation. Benefits and perquisites may vary depending on geographic location and other circumstances.

•

Types of benefits and perquisites: Benefits and perquisites may include, in addition to benefits that are mandated by applicable law and/or generally provided to other employees (including related costs and expenses): car, transportation, travel, relocation (including family-related expenses, such as tuition and commuting), life and medical insurance and benefits (including for one’s family), accommodations (including fees associated with accommodation), telecommunication devices, media and computer equipment and expenses, alternate office arrangements, security services, and legal and tax consulting fee reimbursement.

One-time Grants: In circumstances deemed appropriate by the Company, executive officers may be awarded a one-time fixed cash or equity-based amount upon recruitment, promotion or due to special retention needs.

Retirement and Termination Arrangements: Depending on the circumstances, Teva may provide certain post-service or post-employment benefits, compensation or protection to its executive officers, in addition to those mandated by applicable law, to help attract and retain highly talented professionals globally for leadership positions, and express recognition of such executive officers’ contributions to Teva during their tenure with the Company. Termination of service or employment arrangements will be determined considering the following factors, as relevant: circumstances of such termination (whether upon retirement, resignation, termination by the Company or otherwise), term of service or employment of the executive officer, his/her compensation package during such period, market practice in the relevant geographic location, Teva’s performance during such period and the executive officer’s contribution to Teva achieving its goals and maximizing its performance.

•

Post-service or post-employment benefits, compensation or protection: Executive officers’ post-service or post-employment benefits, compensation or protection may include none, one or more of the arrangements described below,

128 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

APPENDIX B

which are intended to encompass potential termination arrangements in a wide range of circumstances and factors, including local market practice.

–

Advance notice: Advance notice of termination for a certain period of time, not to exceed nine months, during which an executive officer will be entitled to receive regular compensation and benefits and will be required to continue to perform his or her duties, unless otherwise determined by the Company.

–

Severance payment: A severance payment of (i) up to one times the executive officer’s annual base salary and target annual cash bonus or with respect to the CEO, up to one and a half times the sum of the CEO’s (a) annual base salary and (b) target annual cash bonus , upon a qualifying termination, or (ii) any amount provided under an executive officer’s terms of employment prior to the Company’s 2025 annual general meeting of shareholders. This payment or any part thereof may also be subject to and/or in consideration for the executive officer’s undertaking not to compete with Teva for a period of time or other covenants.

–

Change in control: Upon termination of service or employment by the Company or, in certain circumstances by the executive officer, up to two years following a change in control event as defined in Teva’s 2020 Long-Term Equity-Based Incentive Plan or any subsequent shareholder approved plan, (i) an additional cash award of up to one times the executive officer’s annual base salary and target annual cash bonus upon termination or (ii) any amount provided under an executive officer’s terms of employment prior to the Company’s 2025 annual general meeting of shareholders. Such “double-trigger” arrangements may be granted in addition to any other post-service or employment arrangement, including equity benefits.

–	Medical benefits: Continuation of medical and life insurance benefits for an executive officer and family for a period of up to 18 months following termination of service or employment.

–

Acceleration, continued vesting and exercisability of equity-based compensation: The acceleration or continued vesting of equity-based compensation awards, as well as the post-termination exercise period for vested stock options, following termination of service or employment.

Internal fairness: The Company will review relevant internal ratios between executive officer compensation and the compensation of other employees, specifically the average and median values of other employee compensation, and its potential effect on the Company’s labor relations in connection with the review and approval of compensation to executive officers.

Other variable compensation parameters: The Committee and the Board have the right to reduce any executive officer’s variable compensation due to special circumstances as determined by the Committee and the Board. In addition, unless a larger proportion is permissible under applicable law and subject to the discretion of the Committee and the Board, no more than 20% of an executive officer’s total variable compensation at target shall be discretionary and/or subject to discretionary criteria.

Non-material changes to executive officers’ terms: Unless otherwise determined by the Committee and the Board, the CEO will be authorized to approve changes to terms for any other executive officer, provided that the value of such changes with respect to any calendar year does not exceed the value of such executive officer’s one month base salary.

Clawback: Teva’s executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and were subsequently restated, during the three year period following filing thereof. In such case, gross compensation amounts will be returned. The Company may allow the executive officer to return the required compensation by means of an offset to, or cancellation of, outstanding grants or opportunities.

In addition, in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company shall have broad remedial and disciplinary authority. Such disciplinary action or remedy would vary depending on the facts and circumstances, and may include, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) seeking reimbursement of performance-based or incentive compensation paid or awarded to the executive officer, including by means of an offset to, or cancellation of, outstanding grants or opportunities.

The Company will determine applicable terms to enforce repayment of clawback amounts and may modify this clawback policy in accordance with applicable law and regulations.

Nothing in this section derogates from any other “clawback” or similar provisions regarding recoupment or recovery of amounts imposed on executive officers by virtue of applicable securities laws or otherwise, which shall apply in addition to the provisions set forth above.

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APPENDIX B

Non-Employee Director Compensation

Objectives: Teva aims to attract and retain highly talented directors with outstanding educational background, qualifications, skills, expertise, professional experience and achievements, by providing a fair and competitive compensation program. This policy governs compensation to non-employee directors; any management or other employee directors will not receive separate compensation for their service as a director of the Company.

When considering non-employee director compensation, the Committee and the Board will review those matters mandated by Israeli law, and may review benchmarking data with respect to compensation of the non-employee directors of companies in a peer group defined by Teva. The Committee and the Board may also consider changes in the scope of their duties or responsibilities.

Non-employee director compensation shall be subject to shareholder approval to the extent required under applicable law.

Elements: Non-employee director compensation may be comprised of one or more of the following elements:

•	Board service annual retainer. Non-employee directors will generally be entitled to receive an annual cash retainer by virtue of their membership on the Board;

•

Committee service membership fees. Non-employee directors will generally be entitled to receive an annual cash payment by virtue of their membership on each of one or more committees of the Board, which payments may vary by committee;

•	Board/committee chairperson fees. The chair of the Board and/or the various committees of the Board may also receive additional annual cash payments for their extra service in such capacities;

•

Annual equity-based compensation. Non-employee directors may also receive equity-based awards, which are intended to align non-employee directors’ interests with those of the Company and its shareholders over the long term. Such awards will generally be granted on an annual basis with a fixed grant date fair value and a time-based vesting or holding period of no less than one year from the date of grant which may be accelerated upon termination of service, all as approved by the Company’s shareholders from time to time; and

•

Special contribution award/Additional fee. Any non-employee director who takes on increased duties on behalf of the Company as determined by the Board may receive additional cash payments and/or equity-based awards, in recognition of their increased duties.

The above compensation is designed to compensate non-employee directors for their services to the Company, without payment of additional per-meeting fees. Applicable value-added tax will be added to such compensation in accordance with applicable law.

Teva will reimburse or cover its non-employee directors for expenses (including travel and related expenses) incurred in connection with Board and committee meetings or performing their services for Teva in their capacity as non-employee directors, in accordance with Company policy.

Insurance, Indemnification and Release

Teva will release its directors and executive officers from liability and provide them with indemnification to the fullest extent permitted by law and its Articles of Association, and will provide them with indemnification and release agreements for this purpose. In addition, Teva’s directors and executive officers will be covered by directors’ and officers’ liability insurance policies.

Until otherwise determined, the release from liability and indemnification as approved by the shareholders of the Company at the Company’s 2012 annual general meeting shall apply to all current and future directors and executive officers. Such directors and executive officers shall be provided with indemnification and release agreements substantially in the form approved at the 2012 annual general meeting.

The Committee and the Board shall review Teva’s indemnification and release agreements and its directors’ and officers’ liability insurance policies from time to time, in order to ascertain whether they provide appropriate coverage. However, the Committee and the Board will not be obligated to recommend amendments to Teva’s Articles of Association or to its indemnification and release agreements, nor shall they be required to recommend procurement of additional insurance for directors and executive officers.

130 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

Appendix C

EXECUTION VERSION

Amendment No. 1 to Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is entered into on this [●] day of [●] 2025 (the “Effective Amendment Date”) and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 124 Dvora HaNevi’a Street, Tel Aviv, Israel, Company No. 52-001395-4 (the “Company” or “Teva”), and Richard Francis (“Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated November 21, 2022 (the “Agreement”) which details the terms of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive now wish to amend certain provisions of the Agreement and desire to memorialize such amendment to the Agreement in this Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties have agreed as follows:

1.	Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein, shall bear the meaning ascribed to them in the Agreement.

Amendments to the Agreement.

2.	Section 1.1 to the Agreement is hereby replaced in its entirely to read as follows:

“The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on January 1, 2023 (the date Executive’s service to the Company commenced, “Effective Date”) and ending on the date that Executive’s employment lawfully terminates, in accordance with the provisions of Section 9 of this Agreement (the “Term”).”

3.	Section 1.7 to the Agreement is hereby replaced in its entirely to read as follows:

“This Agreement, as amended, and all compensation and benefits payable hereunder are subject to the Company’s compensation policies applicable to senior officers in effect on the Effective Date and the terms and conditions of this Agreement, including the Company’s Compensation Policy for Executive Officers and Directors brought to shareholder approval at the 2025 annual general meeting of shareholders (collectively, the “Compensation Policy”)”.

4.	Section 2.1 of the Agreement is hereby amended by adding the following paragraph immediately following the end of Section 2.1:

“Notwithstanding the forgoing, commencing on January 1, 2025, the Annual Salary shall be increased to $1,700,000. Notwithstanding the above, the Compensation Committee and the Board may, without the need for further action or approval of the shareholders, increase the gross annual base salary of the Executive by up to 7.5% each calendar year. Executive shall begin to be paid this increased salary immediately following the date of the 2025 Annual General Meeting and be paid the prorated amount for the term commencing on January 1, 2025 and ending on the date of the 2025 Annual General Meeting, in a single lump sum no later than the second regularly scheduled payroll immediately following the 2025 annual shareholders meeting.”

5.	Section 3.2 is hereby amended by:

5.1	adding the following sentence immediately after the sentence ending with “performance measures established by the Compensation Committee and the Board”:

“Notwithstanding the forgoing, effective for the fiscal year commencing on January 1, 2025 and for each of the subsequent fiscal years during the Term, the maximum Annual Bonus opportunity shall be 200% of Target Bonus if performance goals are achieved according to the Bonus plan of the relevant year the actual amount of which shall be determined in good faith by the Compensation Committee and the Board, based on their determination of the attainment of performance measures established by the Compensation Committee and the Board.”

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APPENDIX C

5.2	deleting the words “and except in the case of non renewal of this Agreement pursuant to Section 1.1,”.

6.	Section 4.2 of the Agreement is hereby amended by adding the following paragraph immediately following the end of Section 4.2:

“Notwithstanding the foregoing, for the fiscal year commencing on January 1, 2025 and for each of the subsequent fiscal years during the Term, Executive shall be granted equity awards with a grant date monetary value, defined as the greater of grant date fair value or target value, of no less than $10,000,000 (ten Million United States Dollars) and no more than $16,000,000 (sixteen Million United States Dollars) per year, the exact amount to be determined each year in good faith by the Compensation Committee and the Board, without the need for further action or approval of the shareholders, with 70% of each such award to be granted as PSUs and 30% of each such award to be granted as RSUs. For the fiscal year commencing on January 1, 2025, the Executive shall be granted equity awards in the amount of $12,000,000, of which $9,000,000 was granted in March 2025 and the remainder, in an amount of $3,000,000 (the “Additional 2025 Annual Award”, which once granted shall be deemed part of the 2025 Annual Grant), will be granted on the date of the 2025 annual shareholders meeting (or if such date occurs during a trading blackout period, then on the date that is seven days following end of such blackout period) (the date of such grant, the “Additional Grant Date”) and subject to the terms of this section. The Additional 2025 Annual Award shall consist of 30% RSUs and 70% PSUs. The performance goals and related vesting criteria for such Additional 2025 Annual Award shall be identical to those applicable to the RSUs and PSUs granted to Executive in March 2025, provided that the grant date for the purpose of the vesting of the Additional 2025 Annual Award will be the Additional Grant Date. For the avoidance of doubt, all annual equity awards granted to Executive in fiscal year 2026 and later will be granted not later than the end of the first quarter of the applicable fiscal year to which the awards relate, in each case subject to the terms of the 2020 Plan (or any successor thereto), and all such awards shall, except as otherwise specified in this clause 4.2, be subject to the same vesting terms as the corresponding Share awards granted to other senior executives of the Company generally.”

7.	Section 5.2 shall be replaced in its entirely to read as follows:

“Commencing on the 2025 annual shareholders meeting and during the Term, Executive shall be entitled to an annual cash allowance of $200,000 (USD). The annual allowance will not be considered for the calculation of all social benefits (or their equivalent) paid to Executive pursuant to this Agreement (including any payments or contributions related to the Severance Contribution and Pension Benefit) and for any other purpose or benefit plan for which such payments are calculated based on a percentage of Executive’s salary. For 2025, the amount shall be prorated for the portion of the year following the 2025 annual shareholders meeting, while the original provisions of this section shall apply for the period prior to the 2025 annual shareholders meeting. In addition, the Executive shall be entitled to reimbursement of air travel to and from Israel and related accommodation expenses in Israel for the Executive’s travel for business purposes. In addition, the Executive and his family members will be eligible for global health insurance as provided by the Company. The above benefits under this section 5.2 will not be grossed up for tax purposes. In addition to the above, if determined necessary by the HR and Compensation Committee acting in good faith, security services will be provided to Executive and/or his family when Executive travels for business or personal purposes at the Company’s cost, such amounts to be grossed up for tax purposes and social security contributions in accordance with Company policy on such reimbursements.”

8.	Section 6.2 of the Agreement is hereby amended by deleting the words “and a car benefit suitable for the chief executive officer of a company of the size and nature of the Company,”

9.	Section 6.3 shall be deleted in its entirely, provided however that the original provisions of this section shall apply for the Term until the 2025 annual shareholders meeting.

10.

Section 9.4.2 of the Agreement is hereby amended by deleting the words “, which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination, other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Law”.

11.	Section 9.4.6 shall be deleted and shall be marked as “[reserved]”.

12.	Section 9.4.7 of the Agreement shall be replaced in its entirely to read as follows:

“If such termination occurs within one (1) year following the date of a “Change in Control” (as described in the Compensation Policy), then, in addition to the payments and benefits set forth in Sections 9.4.1 through 9.4.6, (i) Executive shall be entitled to be paid the Merger Amount (as defined below), which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination, and (ii) all equity awards granted to Executive by the Company will be subject to accelerated vesting as provided for in the 2020 Plan (or any successor thereto), and PSUs granted shall be earned based on the greater of target or actual performance.”

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APPENDIX C

13.	The following sentence will be added to the end of Section 9.5:

“In addition, in the event of a termination of employment by Executive without Good Reason that constitutes an Early Retirement or Qualified Retirement, the Executive shall be entitled to the applicable Equity Benefits.”

14.	Section 9.6 (termination upon non-renewal) shall be deleted and shall be marked as “[reserved]”.

15.	Section 9.9.5(c) is hereby replaced in its entirely to read as follows:

“Annual Equity Awards:

i.

In the event of termination of employment hereunder by reason of death or Disability, any equity awards granted pursuant to Section 4.2 will be subject to accelerated vesting as provided for in the 2020 Plan (or any successor thereto).

ii.

In the event of (i) termination by the Company without Cause or (ii) in the event of termination by Executive with Good Reason or (iii) in the event of termination of employment by Executive without Good Reason that constitutes an Early Retirement, any then outstanding equity awards granted pursuant to Section 4.2 (Annual Equity Awards) (excluding, in the case of an Early Retirement, any equity awards for which the grant date is at least six (6) months prior to the date of the Early Retirement) will be subject to prorated vesting based on the number of full months elapsed between the grant date and the date of termination of employment out of the total number of months in the vesting period, less any shares that have already vested, with such prorated vested portion delivered on the next vesting date with respect to time-vested RSUs and on the original vesting schedule of the award for PSUs (without acceleration) (PSUs will based on actual performance). For the avoidance of doubt, in the case of an Early Retirement, any equity awards granted pursuant to Section 4.2 (Annual Equity Awards) for which the grant date is not at least six (6) months prior to the date of the Early Retirement shall be forfeited in their entirety upon the Early Retirement.

iii.

In the event of (i) termination of employment by the Company without cause, (ii) termination by Executive with Good Reason, or (iii) termination by Executive without Good Reason if any of (i), (ii) or (iii) constitutes a Qualified Retirement, any then outstanding equity awards granted pursuant to Section 4.2 (Annual Equity Awards) (excluding any equity awards for which the grant date is at least six (6) months prior to the date of the Qualified Retirement) will be subject to full continued vesting with delivery according to the original vesting schedule of the award (without acceleration) (PSUs will be based on actual performance). For the avoidance of doubt, any equity awards granted pursuant to Section 4.2 (Annual Equity Awards) for which the grant date is not at least six (6) months prior to the date of the Qualified Retirement shall be forfeited in their entirety upon the Qualified Retirement.”

16.	Section 9.9 of the Agreement is hereby amended by adding the following:

17.

9.9.4A “Early Retirement” shall mean the termination of employment by the Executive with or without Good Reason or Termination by the Company without Cause, if, in all of these terminations, as of the date of termination of employment, he has attained sixty (60) years of age and five (5) full years of service with the Company.

18.

9.9.9A “Qualified Retirement” shall mean the termination of employment by the Executive with or without Good Reason or Termination by the Company without Cause, if, in all these terminations, as of the date of termination of employment, he has attained sixty (65) years of age and ten (10) full years of service with the Company.

19.	In Section 9.9.8, the definition of “Merger Amount” is hereby amended to read as follows:

“Merger Amount” means an amount equal to the total of (i) the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (ii) the Target Bonus calculated based on such Annual Salary.”

20.	In Section 9.9.11, the definition of “Severance Payment” is hereby amended to read as follows:

“Severance Payment” means an amount equal to: one and a half (1.5) times the sum of (i) the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (ii) the Target Bonus calculated based on such Annual Salary; to be paid as follows: (x) those components of the Severance Payment required by Law shall be paid in accordance with the requirements of applicable Law; (y) an amount equal to the Annual Salary to be paid in twelve (12) equal monthly installments (without taking into account any reduction in Annual Salary that gives rise to, or could

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APPENDIX C

have given rise to, a claim for Good Reason), first installment to be paid seven days after the Date of Termination; and (z) the remainder amount to be paid in one lump sum payment on the thirtieth (30th) day after the Date of Termination. Such Severance Payment will be subject to continued compliance with the restrictive covenants under Sections 11, 12, 13 and 14, which includes the non-compete obligation. Under these scenarios, no additional non-compete payment will be provided.”

21.

Section 12 is hereby amended by deleting the words “For the avoidance of doubt, this Section 12 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period.”

22.

Section 13 is hereby amended by deleting the words “For the avoidance of doubt, this Section 13 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period,”

23.	Section 15 is hereby amended as follows:

23.1	The first paragraph of section 15 is hereby replaced in its entirely to read as follows:

“The Severance Payment or the Non-Compete Payment is in consideration for Executive’s undertaking set forth in Sections 11, 12, 13 and 14 and subject to compliance therewith. The term “Non-Compete Payment” shall mean an amount equal to twelve (12) times the Monthly Salary (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason), to be paid in twelve (12) equal monthly installments commencing seven days after the Date of Termination. The Non-Compete Payment shall not be subject to offset by any income Executive derives from noncompetitive employment or self-employment.”

23.2	The second paragraph of section 15 is hereby amended by adding the words “or the Severance Payment” after the first appearance of the words “the Non- Compete Payment”.

24.	Section 18 is hereby amended to delete any reference of the word “car”.

25.	This Amendment shall come into effect following receipt of all required approvals under applicable law, including approval of this amendment by Teva’s shareholders.

26.

Ratification and Confirmation. Except as specifically amended by this Amendment, the Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

27.	Controlling Document. In case of conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall prevail.

28.

Entire Agreement. The Agreement and this Amendment constitute the entire understanding and agreement of the parties hereto regarding the employment of the Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

29.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of Israel without giving effect to the choice of law or conflict of laws provisions thereof.

30.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered.

134 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

APPENDIX C

IN WITNESS WHEREOF, the parties have executed this Amendment in one or more counterparts as of the Effective Amendment Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By: Sol J. Barer
Title: Chairman of the Board

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:
Title:
EXECUTIVE

Name: Richard Francis

135 | Teva Pharmaceutical Industries Ltd. 2025 Proxy Statement

The 2025 Annual Meeting will be conducted in a virtual format only. See inside for further details.

If you need assistance or have questions regarding the 2025 Annual Meeting, please contact our Investor Relations department: TevaIR@tevapharm.com teva

TEVA PHARMACEUTICAL INDUSTRIES LIMITED (“TEVA”)

2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2025

PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TEVA

Teva’s Board of Directors recommends that you vote FOR all proposals. If you execute and return this proxy card without indicating any directions with respect to any or all matter(s), this proxy card will be voted FOR such proposal(s).

Information in respect of the undersigned:

Shareholder name:

Number of identity card or passport (country) or corporation number (country):

Number of Teva ordinary shares being voted:

The undersigned hereby constitutes and appoints each of DOV BERGWERK, DIKLA TADMOR, SHIRA ARAN-PORAT and MATAN KIMCHI, acting individually, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to vote with respect to the number of shares set forth above, standing in the name of the undersigned at the close of trading on the Record Date, at the 2025 Annual General Meeting of Shareholders, and at any and all adjournments thereof, with all the power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as instructed on the reverse side.

In order to be counted, a duly executed proxy must be received by Teva by 4:00 p.m., Israel time, on June 3, 2025 (if not revoked prior to such time), unless determined otherwise by the chairman of the meeting, by submitting this proxy card to Teva’s executive offices at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel to the attention of the Company Secretary or by email to TevaAGM2025@tevapharm.com.

In order to be counted, in addition to this proxy card: (i) shareholders registered in Teva’s shareholder register (Registered Holders) must also provide Teva with a copy of such Registered Holder’s identity card, passport or certificate of incorporation, as the case may be; and (ii) a shareholder registered pursuant to Section 177(1) of the Israeli Companies Law, 5759-1999, through a nominee company (Non-Registered Holders) must also provide Teva with an ownership certificate confirming such Non-Registered Holder’s ownership of Teva’s ordinary shares on the Record Date, which certificate must be approved by a member of the Tel Aviv Stock Exchange, as required by the Israeli Companies Regulations (Proof of Share Ownership for Voting at a General Meeting), 5760-2000. Non-Registered Holders may alternatively submit their votes through the electronic voting system of the Israeli Securities Authority at https//:votes.isa.gov.il.

Important note: by executing this proxy card, the undersigned is confirming that the undersigned is NOT a “controlling shareholder” of Teva and does not have a personal benefit or other interest in Proposal 3. If you have such a personal benefit or other interest in Proposal 3, please notify the Company at TevaAGM2025@tevapharm.com by no later than 4:00 p.m., Israel time, on June 3, 2025. See the Proxy Statement for more information, including the definitions of “controlling shareholder” under the Israeli Companies Law. The Company is not currently aware of any “controlling shareholder,” as defined under the Israeli Companies Law. In addition, Teva believes that the vast majority of its shareholders should not have a personal benefit or other personal interest in Proposal 3.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY

Matter on the Agenda:		Please vote by marking “X” in the correct box
		For	Against	Abstain
1.	ELECTION OF DIRECTORS:
(a) Chen Lichtenstein - to serve until Teva’s 2027 Annual Meeting
(b) Amir Elstein - to serve until Teva’s 2028 Annual Meeting
(c) Roberto A. Mignone to serve until Teva’s 2028 Annual Meeting]
(d) Dr. Perry D. Nisen to serve until Teva’s 2028 Annual Meeting
(e) Dr. Tal Zaks to serve until Teva’s 2028 Annual Meeting
2.	TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION FOR TEVA’S NAMED EXECUTIVE OFFICERS
3.	TO APPROVE AN AMENDED COMPENSATION POLICY WITH RESPECT TO THE TERMS OF OFFICE AND EMPLOYMENT OF TEVA’S EXECUTIVE OFFICERS AND DIRECTORS*
		For	Against	Abstain
4.	TO APPROVE AN AMENDMENT TO THE TERMS OF OFFICE AND EMPLOYMENT OF TEVA’S PRESIDENT AND CHIEF EXECUTIVE OFFICER
		For	Against	Abstain
5.	AN AMENDMENT TO TEVA’S DIRECTOR COMPENSATION
(a) TO APPROVE THE COMPENSATION TO BE PROVIDED TO TEVA’S NON-EMPLOYEE DIRECTORS
(b) TO APPROVE THE COMPENSATION TO BE PROVIDED TO TEVA’S NON-EXECUTIVE CHAIRMAN OF THE BOARD
		For	Against	Abstain
6.	TO APPOINT KESSELMAN & KESSELMAN, A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LTD., AS TEVA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL TEVA’S 2026 ANNUAL MEETING OF SHAREHOLDERS

* By signing this proxy card, the undersigned hereby certifies that it is NOT a “controlling shareholder” of Teva and do not have a personal benefit or other personal interest in Proposal 3. If you do have a personal benefit or other interest in Proposal 3, please notify the Company at TevaAGM2025@tevapharm.com by no later than 4:00 p.m., Israel time, on June 3, 2025.

Signature	Date